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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

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March 29, 2013

Dear Shareholder,

        You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Charles River Laboratories International, Inc. to be held at 8:30 a.m. on Tuesday, May 7, 2013, at Wyndham Boston Andover, 123 Old River Road, Andover, Massachusetts 01810.

        At the Annual Meeting, eight persons will be elected to our Board of Directors. We will also seek shareholder approval of an amendment to our 2007 Incentive Plan to increase the number of shares available for issuance under the Incentive Plan by 6,500,000 shares. In addition, we will also hold a vote on an advisory resolution on our executive compensation and ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013. Finally, a shareholder has proposed a resolution as described in this Proxy Statement. Our Board of Directors recommends the approval of the proposals to elect the eight directors, to authorize the additional shares under our 2007 Incentive Plan, the advisory vote on our executive compensation, and to ratify the selection of PricewaterhouseCoopers LLP. Our Board of Directors recommends that you vote against the shareholder proposal. Such other business will be transacted as may properly come before the Annual Meeting.

        Two of our directors, Dr. Samuel O. Thier and Mr. William H. Waltrip, are not standing for re-election as each has reached the retirement age, as set forth in our Corporate Governance Guidelines. Dr. Thier and Mr. Waltrip have provided us and our shareholders with extensive and meritorious service as members of our Board (13 and 17 years, respectively). We appreciate their respective contributions to the Company's growth and success.

        Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, we urge you to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

Sincerely,

James C. Foster Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 7, 2013.

        This Proxy Statement and our Annual Report to Shareholders are available at
www.criver.com/annual2013.

        In addition, our Annual Report on Form 10-K for fiscal year 2012 can be found on the same website.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 7, 2013

To the Shareholders of
Charles River Laboratories International, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Charles River Laboratories International, Inc., a Delaware corporation, will be held on Tuesday, May 7, 2013, at Wyndham Boston Andover, 123 Old River Road, Andover, Massachusetts 01810, at 8:30 a.m., for the following purposes:

  1.
  To elect the eight persons named in this Proxy Statement to our Board of Directors to hold office until the next Annual Meeting of Shareholders.

  2.
  To approve an advisory resolution on our executive compensation.

  3.
  To approve an amendment to our 2007 Incentive Plan to increase the number of shares of common stock for issuance thereunder from 12,164,000 to 18,664,000.

  4.
  To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2013.

  5.
  To vote on a shareholder proposal described in this Proxy Statement if properly presented at this meeting.

  6.
  To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

        The Board of Directors has fixed the close of business on March 15, 2013 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

        All shareholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders and those holding proxies from shareholders.

        An admission ticket and government-issued picture identification will be required to enter the Annual Meeting. Any individual arriving without an admission ticket will not be admitted to the Annual Meeting unless it can be verified that the individual is a Charles River stockholder as of the record date for the Annual Meeting. Shareholders may obtain an Annual Meeting ticket by writing to Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please indicate that in your request. If your shares are held by a bank, broker or nominee, you must enclose evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis.

By Order of the Board of Directors

David P. Johst Corporate Secretary

March 29, 2013

        Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

 PROXY SUMMARY

        The following is a summary which highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you are urged to read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date	8:30 a.m. EST on Tuesday, May 7, 2013
Place	Wyndham Boston Andover, 123 Old River Road, Andover, Massachusetts 01810
Record Date	March 15, 2013

Voting Matters and Vote Recommendations

        There are five items of business which we currently expect to be considered at our 2013 Annual Meeting. The following table lists those items of business and our Board's vote recommendation.

PROPOSAL	BOARD VOTE RECOMMENDATION

Management Proposals
Election of Directors	For each director nominee
Advisory Vote to Approve Executive Officer Compensation	For
Amendment to 2007 Incentive Plan	For
Ratification of Independent Registered Public Accounting Firm	For
Stockholder Proposal
Stockholder Proposal described in this Proxy Statement	Against

Amendment to 2007 Incentive Plan

        We are asking our shareholders to approve an amendment to our 2007 Incentive Plan to increase by 6,500,000 the number of shares previously reserved for issuance under the plan. Our Board believes that our continued growth depends, in large part, upon our ability to attract, motivate and retain key employees and directors, and that stock incentive awards are an important means of doing so. However, our current pool is not likely to be sufficient to satisfy our prospective equity compensation needs.

Director Nominees

        The following table provides summary information about each of our director nominees.

					2012 Committee Memberships
		Director Since
Name	Age		Occupation	Independent	AC	CC	CGNC	SPCAC	EC

James C. Foster	62	1989	President, CEO and Chairman of Charles River Laboratories International, Inc.	No				M	C

Robert J. Bertolini	51	2011	President and CFO of Bausch and Lomb Incorporated	Yes	M			C

Stephen D. Chubb	69	1994	Special Limited Partner of Catalyst Healthcare Ventures and Former President and CEO of Allegro Diagnostics, Inc.	Yes	M			M

Deborah T. Kochevar	56	2008	Dean, Cummings School of Veterinary Medicine, Tuft University	Yes		M	M

George E. Massaro	65	2003	Director and Vice Chairman, Huron Consulting Group, Inc.	Yes	C				M

George M. Milne, Jr.	69	2002	Venture partner, Radius Ventures	Yes			C		M

C. Richard Reese	67	2007	Former CEO and Chairman of Iron Mountain Incorporated	Yes		M		M	M

Richard F. Wallman	61	2011	Former SVP and CFO, Honeywell International, Inc.	Yes				M

Key: AC: Audit Committee; CC: Compensation Committee; CGNC: Corporate Governance and Nominating Committee; SPCAC: Strategic Planning and Capital Allocation Committee; EC: Executive Committee; C: Chairperson; M: Member.

Advisory Vote on Executive Compensation/ Changes to Executive Compensation Program in Fiscal 2013

        Charles River shareholders did not provide majority support for our named executives' compensation at our 2012 annual meeting of shareholders (36% support was received). As a result, during fiscal 2012, we engaged in substantial outreach efforts with our major shareholders and their proxy advisors to gather feedback. We reached out to our top 25 shareholders (which included, to the best of our knowledge, every shareholder holding greater than 1% of our outstanding stock) and requested meetings to discuss our executive compensation practices. We ultimately received positive responses from, and held one-on-one conversations with, approximately half of our top 25 shareholders, representing approximately 37% of our outstanding stock at such time. The purpose of these discussions, which included meetings between the shareholders and our management (and in certain instances a member of our Compensation Committee), was to gain insight and perspective on our executive compensation programs and policies as disclosed in our proxy statement and supplemental filings for our 2012 Annual Meeting, including CEO compensation, discretionary payments, compensation disclosure, equity award composition, perquisite, as well as other non-compensation corporate governance issues. During the same time period, we engaged the shareholder advisory firms of Institutional Shareholder Services and Glass Lewis in similar discussions. Additionally, the Compensation Committee obtained feedback, advice, and recommendations on compensation best practices from its independent external compensation consultant, Pay Governance LLC. The Compensation Committee also reviewed the Company's performance, the compensation practices of its peers and compensation surveys and other materials regarding general and executive compensation.

        As a result of the feedback and review process, our Board of Directors and/or Compensation Committee made the following changes effective starting with the 2013 fiscal year:

  •
  The Long-Term Equity Incentive Compensation Program for our executive officers was shifted to be more directly performance based, by changing to 60% Performance Share Units (PSUs) (newly introduced), 20% stock options, and 20% restricted stock.

  •
  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers), we have amended these agreements to eliminate any "gross up" payment by the Company of any "golden parachute" excise taxes.

  •
  We reduced by 50% (for 2013) and eliminated (for 2014) our Corporate Officer Discretionary Allowance (CODA) program.

  •
  We eliminated "single-trigger" accelerated equity vesting in our executive officers' change-in-control agreements.

  •
  We added a Clawback Policy to our Corporate Governance Guidelines.

We believe that these changes, together with our existing compensation practices, have addressed the concerns of many of our shareholders and have resulted in a compensation program that best serves our Company and our shareholders. Accordingly, we are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Ratification of Auditors

        We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013. Set forth below is a summary of PricewaterhouseCoopers' fees for services during fiscal years 2012 and 2011.

	2012	2011
Audit fees	$4,348,304	$3,356,941
Audit-related fees	914,481	80,200
Tax fees	102,000	243,390
All other fees	7,200	7,200

Total	$5,371,985	$3,687,731

        Detail regarding these fees can be found on page 75 of this Proxy Statement.

Shareholder Proposal

        The Board recommends a vote against a proposal submitted by the People for the Ethical Treatment of Animals.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
251 Ballardvale Street
Wilmington, Massachusetts 01887
(781) 222-6000

PROXY STATEMENT
For Annual Meeting of Shareholders
To be Held May 7, 2013

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Charles River Laboratories International, Inc., a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at Wyndham Boston Andover, 123 Old River Road, Andover, Massachusetts 01810 on Tuesday, May 7, 2013, at 8:30 a.m., and any postponements or adjournments thereof (the Meeting). The Notice of Meeting, this Proxy Statement, the enclosed proxy card and our Annual Report to Shareholders for the year ended December 29, 2012 are being mailed to shareholders on or about March 29, 2013. Copies of these documents may also be obtained free of charge through our website at www.criver.com/annual2013.

        When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy and it is signed, the shares represented thereby will be voted "FOR" the election of the Board's nominees as directors, the advisory vote on executive compensation, the amendment to our 2007 Incentive Plan, and the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013, and "AGAINST" the shareholder proposal, as described in this Proxy Statement.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Meeting. Votes of shareholders of record who are present at the Meeting in person or by proxy, abstentions, and broker non-votes are counted as present or represented at the Meeting for purposes of determining whether a quorum exists.

        If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. Brokers may not vote without specified instruction in the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), the proposal to approve the amendment of the 2007 Incentive Plan (Proposal 3) and the shareholder proposal, as described in this proxy statement (Proposal 5), but may cast discretionary votes in the ratification of the independent registered public accounting firm (Proposal 4). If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is considered to be a "broker non-vote" on that matter.

        The close of business on March 15, 2013 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Meeting. As of the close of business on March 15, 2013, we had 48,812,528 shares of common stock outstanding and entitled to vote. Holders of common stock at the close of business on the record date are entitled to one vote per share on all matters to be voted on by shareholders.

        An admission ticket and government-issued picture identification will be required to enter the Meeting. Any individual arriving without an admission ticket will not be admitted to the Meeting unless it can be verified that the individual is a Charles River stockholder as of the record date for the meeting. You may obtain a Meeting ticket by writing to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please indicate that in your request. If your shares are held by a bank, broker or nominee, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee (and, if you wish to vote in person at the Meeting, you will need to bring a proxy from your broker, bank or nominee). Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the Meeting. Admission to the Meeting will be on a first-come, first-served basis.

        The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by us. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile and personal solicitation by our directors, officers or employees. No additional compensation will be paid for such solicitation. We have retained Georgeson Inc. to assist in the solicitation of proxies at a cost of approximately $20,000 plus reimbursement of expenses.

Votes Required

        Nominees for election as directors at the Meeting will be elected by a plurality of the votes of the shares properly cast at the Meeting. Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote. The affirmative vote of the holders of a majority of the shares of common stock cast on the matter is required to approve the amendment to our 2007 Incentive Plan. In addition, under the New York Stock Exchange rules, the approval of the amendment to our 2007 Incentive Plan also requires that the total votes cast (including abstentions) represent a majority of the shares entitled to vote on the proposal. The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2013, will constitute the shareholders' non-binding approval with respect to our executive compensation program, and will constitute approval of the shareholder proposal as described in this proxy statement.

        Shares which abstain from voting as to a particular matter and broker non-votes will not be voted in favor of such matter, and will also not be counted as shares voting on such matter (however, abstentions will be counted as shares entitled to vote on the amendment to our 2007 Incentive Plan to determine if New York Stock Exchange rules are satisfied). Accordingly, broker non-votes and abstentions will generally have no effect on the voting on any matter that requires the affirmative vote of a plurality or a majority of the shares cast on the matter.

 PROPOSAL ONE
ELECTION OF DIRECTORS

        Under our By-laws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, but may be increased or decreased either by the shareholders or by the majority of directors then in office. Directors serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

        The Board of Directors has voted to nominate Mr. James C. Foster, Mr. Robert J. Bertolini, Mr. Stephen D. Chubb, Dr. Deborah T. Kochevar, Mr. George E. Massaro, Dr. George M. Milne, Jr., Mr. C. Richard Reese and Mr. Richard F. Wallman for election at the Meeting. Dr. Samuel O. Thier and Mr. William H. Waltrip, are not standing for re-election as each has reached the retirement age as set forth in our Corporate Governance Guidelines. There are no family relationships between any of our directors or executive officers.

        Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy may be voted for the election of such other person as the Board of Directors may recommend in that nominee's place or the Board may reduce its size. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

        The Board of Directors unanimously recommends a vote "FOR" the election of each of these nominees for directors.

 NOMINEES FOR DIRECTORS

        The following table provides information as of the date of this Proxy Statement about each nominee. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business or scientific acumen and an ability to exercise sound judgment, as well as a commitment of service to Charles River and our Board.

Name and Age as of the 2013 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

James C. Foster	62
Joined us in 1976 as General Counsel. Over the past 36 years, Mr. Foster has held various staff and managerial positions. Mr. Foster was named President in 1991, Chief Executive Officer in 1992 and Chairman in 2000. Mr. Foster has been a director since 1989.

		Mr. Foster was selected to serve as a director on our Board due to his role as our Chief Executive Officer, his depth of knowledge of us and our operations, his acute business judgment, extensive familiarity with the research model and contract research preclinical services businesses in which we compete, and his lengthy tenure with us.

Robert J. Bertolini	51
President and Chief Financial Officer of Bausch & Lomb Incorporated since February 2013. Mr. Bertolini served as Executive Vice President and Chief Financial Officer at Schering-Plough Corp. from November 2003 until November 2009 (through its merger with Merck & Co) with responsibility for tax, accounting and financial asset management. Prior to joining Schering-Plough, Mr. Bertolini spent 20 years at PricewaterhouseCoopers LLP, ultimately leading its global pharmaceutical industry practice. Mr. Bertolini also serves as a director of Actelion Pharmaceuticals Ltd.. He served as a director of Genzyme Corporation until its merger with Sanofi-Aventis in 2011. Mr. Bertolini has been a director since January 2011.

		Mr. Bertolini's qualifications to serve as a director include his industry and financial expertise. He has extensive experience in building world-class finance and information technology functions and in leading business development and strategy. Having joined Schering-Plough at a time when it was facing challenges across several areas, Mr. Bertolini was part of the team that turned Schering-Plough around and drove strategic decisions. He has had responsibility for key financial areas including tax, accounting and financial asset management, and extensive experience in audit, financial controls and corporate governance. He has expertise in working with small and large health care companies on initial public offerings, licensing and other strategic issues. As a result of his extensive background in public accounting and prior experience as a public company Chief Financial Officer, Mr. Bertolini qualifies as an "audit committee financial expert" under SEC guidelines.

Name and Age as of the 2013 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Stephen D. Chubb	69
Special Limited Partner of Catalyst Healthcare Ventures, a venture investment firm specializing in medical devices and diagnostic products, since June 2010. From September 2010 through March 2011 Mr. Chubb served as President and Chief Executive Officer of Allegro Diagnostics, Inc., a privately held molecular diagnostics company focused on the development and future sale of innovative genomic tests for the diagnosis, staging and guided treatment of lung cancer and lung diseases. Mr. Chubb was previously Chairman and Chief Executive Officer of Matritech, Inc., a publicly traded leading developer of proteomics-based diagnostic products for the early detection of cancer, from its inception in 1987 until December 2007. Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Corp., both publicly traded biotechnology companies. Mr. Chubb served as Chairman of the Board of Trustees of Mount Auburn Hospital in Cambridge, Massachusetts from 2006 to 2010 and was concurrently a director of Caregroup Healthcare System. He is currently a director of Allegro Diagnostics Corp. and Immunetics,  Inc. Mr. Chubb has been a director since 1994.

		Mr. Chubb brings to the Board a wealth of industry and business expertise, drawing upon his 30-year history as a CEO/president and board member at a variety of public and private life sciences companies. The Board benefits particularly from Mr. Chubb's strong biotechnology industry expertise, and he also brings a valued perspective given his service to hospitals and healthcare providers. In addition, as a result of his background as a certified public accountant and prior service as a public company CFO, Mr. Chubb qualifies as an "audit committee financial expert" under SEC guidelines.

Deborah T. Kochevar, Ph.D, D.V.M.	56

Dean of the Cummings School of Veterinary Medicine at Tufts University since 2006. Previously, Dr. Kochevar was a long-time faculty member and administrator at the College of Veterinary Medicine and Biomedical Sciences, Texas A&M University, where she held the Wiley Chair of Veterinary Medical Education. Dr. Kochevar currently serves as the president of the Association of American Veterinary Medical Colleges and is a past-president of the American College of Veterinary Clinical Pharmacology and is active in the American Veterinary Medical Association, having chaired its Council on Education and the Educational Commission for Foreign Veterinary Graduates. Dr. Kochevar has been a director since October 2008.

		Dr. Kochevar was selected to the Board in recognition of her distinct perspective as a highly distinguished academic and educator in the life sciences. As a boarded diplomate of the American College of Veterinary Clinical Pharmacology, with a Ph.D. in cell and molecular biology combined with a D.V.M. degree, and a deep knowledge base of comparative medicine and complex animal models, Dr. Kochevar's training and experience is particularly suited to understanding and providing insights into the veterinary medical, contract research and drug development support activities we conduct. Dr. Kochevar also provides the Board with current industry and scientific insights through her on-going involvement in a broad array of biomedical professional and trade organizations.

Name and Age as of the 2013 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

George E. Massaro	65
Director and Vice Chairman of Huron Consulting Group, Inc., a management consulting company, since May 2010. Mr. Massaro was non-Executive Chairman of the Board of Huron Consulting Group from July 2009 to May 2010, Director and Vice Chairman of Huron Consulting Group since June 2004 (Vice Chairman since March 2005), Chief Operating Officer of Huron Consulting Group, Inc. and Huron Consulting Services LLC from June 2003 until March 2005, and Managing Director of Huron Consulting Services LLC from August 2002 to May 2003. He was the Managing Partner of Arthur Andersen's New England practice from 1998 to 2002. Mr. Massaro also serves as a director of Eastern Bank Corporation, an independent mutual bank holding company in New England. Mr. Massaro has been a director since 2003.

		Mr. Massaro has more than 35 years of accounting and auditing experience with expertise in a broad range of areas. As a former managing partner of a major accounting firm, Mr. Massaro brings a deep knowledge of financial reporting, auditing and tax matters applicable to a variety of industries. Mr. Massaro also provides business acumen from his numerous senior positions at Huron Consulting, as well as his service on boards of other companies. As a result of his extensive background in public accounting and prior experience at Arthur Andersen, Mr. Massaro qualifies as an "audit committee financial expert" under SEC guidelines.

George M. Milne, Jr., Ph.D.	69
Venture partner of Radius Ventures LLC since 2003. Dr. Milne retired from Pfizer Inc. in 2002 after working there since 1970 in management positions, including as Executive Vice President, Pfizer Global Research and Development, President, Worldwide Strategic Sales and Operations Management, President of Central Research with global responsibility for Pfizer's Human and Veterinary Medicine Research and Development, and member of the Pfizer Management Council. Dr. Milne is a director of Mettler-Toledo International, Inc. and also serves on the boards of several private companies and charitable organizations. He was previously a director of MedImmune, Inc. from 2005-2007, Athersys, Inc. from 2002-2012, Aspreva Pharmaceutical Corporation from 2004-2007, and Conor Medsystems, Inc. from 2003-2006. Dr. Milne has been a director since 2002.

		With his strong scientific background (including a Ph.D. in Organic Chemistry), his long tenure at Pfizer Inc., his work as a venture partner with Radius Ventures and through his service on multiple life science boards, Dr. Milne has a deep understanding of R&D processes and the services, tools and technologies used in the life sciences industry, and supplies particular insights into industry drivers as well as the concerns and perspectives of the consumers of our products and services. In addition, he has had exposure to strategic and operational issues relevant to board leadership through his prior role at Pfizer and at other public and private company boards. Dr. Milne also brings unique industry perspective from his biomedical venture capital activities through Radius Ventures.

Name and Age as of the 2013 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

C. Richard Reese	67
Former Chairman and Chief Executive Officer of Iron Mountain Incorporated, a global public information protection and storage company. Mr. Reese originally served as the Chief Executive Officer of Iron Mountain from 1981-2008 and then again from 2011-2012, and served as its Chairman from 1995-2008 and as Executive Chairman between June 2008 and April 2011. Mr. Reese has been a director since 2007.

		Mr. Reese is a proven global business leader who, from the time he joined Iron Mountain as its president in 1981 with only $3 million in annual revenue, developed it into a global company with over $3.0 billion in revenue and more than 100,000 corporate customers. As a member of our Board, Mr. Reese provides us with invaluable guidance and advice, particularly in the areas of strategic execution, customer service and innovation, drawing upon his extensive experience, entrepreneurial spirit and proven track record.

Richard F. Wallman	61
From 1995 through 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc. (prior to its merger with Honeywell). He is also a member of the boards of directors of Convergys Corporation, Roper Industries Inc., Tornier B.V., and Dana Holding Corporation and in the past five years has served as a member of the boards of Ariba,  Inc. Lear Corporation and Hayes-Lemmerz International, Inc. Mr. Wallman has been a director since January 2011.

		Mr. Wallman's leadership experience, including CFO, financial and outside board experience provide him with an informed understanding of the financial issues and risks that affect us.

Corporate Governance

        We are committed to operating our business with integrity and accountability. We aim to meet or exceed all of the corporate governance standards established by the New York Stock Exchange (NYSE), the Securities and Exchange Commission (SEC), and the federal government as implemented by the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Each of our Board members, other than Mr. Foster who is also our Chief Executive Officer and President, is independent and has no significant financial, business or personal ties to us or management, and all of our required Board committees are composed of independent directors. Our Board adheres to our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which have been communicated to employees and posted on our website. We are diligent in complying with established accounting principles and are committed to providing financial information that is transparent, timely and accurate. We have a Related Person Transactions Policy in order to promote the timely identification of transactions with related persons (as defined by the SEC) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. We have established global processes through which employees, either directly or anonymously, can notify management (and the Audit Committee of the Board of Directors) of alleged accounting and auditing concerns or violations including fraud. Our internal Disclosure Committee meets regularly and operates pursuant to formal disclosure procedures and guidelines to help ensure that our public disclosures, including our periodic reports filed with the SEC, earnings releases and other written information that we disclose to the investment community, are accurate and timely. We will continue to monitor developments in the law and stock exchange regulations and will adopt new procedures consistent with new legislation or regulations. Copies of our Corporate Governance Guidelines and our Related Person Transactions Policy are available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

  Code of Business Conduct and Ethics

        All our employees and officers, including our Chief Executive Officer and Chief Financial Officer, and members of our Board of Directors, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. This Code forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the importance of integrity of our employees. Our policies and procedures cover areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

        Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics. Consistent with the Sarbanes-Oxley Act of 2002, we maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The full text of our Code of Business Conduct and Ethics is available on our website at www.criver.com, under the "Investor Relations—Corporate Governance" caption. We will disclose any future material amendments to the Code of Business Conduct and Ethics and any waivers granted to any director or officer within the period required following the date of such amendment or waiver on our website.

  Contacting the Board of Directors

        In order to provide shareholders and other interested parties with a direct and open line of communication to the Board of Directors, we adopted the following procedures for communications to directors. Shareholders and other interested parties may contact the lead director or the independent members of the Board of Directors as a group through its Lead Director, whom through the date of the Meeting is Mr. Waltrip (who is retiring after the conclusion of his present term) and will be Dr. Milne if he is reelected as a member of our Board of Directors at this Meeting, by writing to the Lead Director, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, or by email at CRLLeadDirector@crl.com. All communications received in this manner will be kept confidential and relevant information will be forwarded by the Corporate Secretary to the Lead Director or to other directors if the communication is so directed. Items that are unrelated to a director's duties and responsibilities as a board member may be excluded by the Corporate Secretary including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. Any communication so excluded will be made available to any independent director upon request.

  Director Qualification Standards; Director Independence

        Our Board has adopted a formal set of Director Qualification Standards (Standards) with respect to the determination of director independence. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm. In accordance with these Standards, we must determine that the director has no material relationship with us other than as a director. The Standards also prohibit Audit Committee members from any direct or indirect financial relationship with us, and restrict commercial relationships of all directors with us. Directors may not be given personal loans or extensions of credit by us, and all directors are required to deal at arm's length with us and our subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest. The full text of our Director Qualification Standards is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption, within our Corporate Governance Guidelines.

        The Board has determined that seven of the eight directors standing for re-election to the Board (as well as our retiring directors, Dr. Thier and Mr. Waltrip) are independent under these Standards. The Board has determined that Mr. Foster does not qualify as an independent director due to his employment as our Chief Executive Officer and President. As a result, Mr. Foster is not a member of any committee of the Board, except the Strategic Planning and Capital Allocation Committee and the Executive Committee, although he is often invited to attend the meetings of the other committees.

        In the course of the Board's determining the independence of each director other than Mr. Foster, it considered any transactions, relationships and arrangements as required by the Standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for:

  •
  each of our non-employee directors, the annual amount of sales to and/or purchases from any organization where he or she serves as an executive officer; and

  •
  Dr. Kochevar, the annual amount of sales (net of any charitable contributions made by us) to and/or purchases from the academic institution where she serves as dean of the School of Veterinary Medicine.

In all such evaluations, we determined that the applicable amounts were below the greater of (1) $1 million or (2) two percent (2%) of the consolidated gross annual revenues of each of those organizations.

        In addition, with respect to all of our non-employee directors, the Board considered the amount of our discretionary charitable contributions to organizations where he or she serves as an officer, director or trustee, and determined that our contributions constituted less than the greater of $1 million or two percent (2%) of such organization's total annual gross revenues during the organization's last three completed fiscal years.

        In conducting this analysis, the Board considered all relevant facts and circumstances, utilizing information derived from our books and records and responses to questionnaires completed by the directors in connection with the preparation of this Proxy Statement. For information about the entities our non-employee directors serve or have served as either (1) an executive officer or (2) an officer, director or trustee of a charitable institution, you are directed to see their biographies adjacent to their pictures above in this Proxy Statement.

        The independent members of the Board of Directors typically meet in executive sessions following each regularly scheduled meeting of the full Board of Directors. Mr. Waltrip leads these sessions and will continue to do so until his retirement from the Board. Dr. Milne, the incoming Lead Director, has been chosen by the Board to preside at the executive sessions of the independent directors. Mr. Foster does not attend such executive sessions of the Board.

The Board of Directors and its Committees

  Board Leadership Structure and the Role of the Board of Directors in Risk Oversight

        We are led by Mr. James C. Foster, who has served as Chief Executive Officer since 1992 and Chairman of the Board of Directors since 2000. Our Board of Directors is currently comprised of Mr. Foster and nine independent directors. Following the Meeting and the retirements of Dr. Thier and Mr. Waltrip, the Board will consist of Mr. Foster and seven independent directors.

        It is our current practice that the positions of Chairman of the Board and CEO be held by the same person, except in unusual circumstances. We believe that this leadership structure has been effective for us. Our Corporate Governance Guidelines require the election, by the independent directors, of a Lead Director who is designated by the Board, based on the recommendation of the Corporate Governance and Nominating Committee. The Lead Director helps to provide independent oversight and is responsible in ensuring that the Board is acting in conformity with good corporate governance practices and in our long-term best interests. In furtherance of these responsibilities, the Lead Director (1) advises the Chairman of the Board in the logistics of scheduling and setting agendas for Board and committee meetings, (2) develops agendas for and presides over executive sessions of the Board's non-management directors, and (3) assists the Board and the Corporate Governance and Nominating Committee in monitoring and implementing our Corporate Governance Guidelines.

        We believe that having a combined chairman/CEO, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for us. Combining the chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy. At the same time, we have the benefit of oversight of our operations by experienced independent directors who have appointed a Lead Director and independent committee chairs. This combination has served us well for many years and we have found it to be an efficient and effective leadership model for us. The Board selects our CEO and Chairman in the manner that it determines to be in the best interests of our shareholders. From time to time, and at least annually, the Corporate Governance and Nominating Committee conducts an assessment of this leadership structure.

        The Board oversees our risk oversight process and performs this oversight role using several different levels of review. In connection with its reviews of the operations of our business units and corporate functions, particularly during the annual strategic planning sessions, the Board is informed of the primary risks associated with those units and functions. Principally, the Board satisfies its responsibility through receiving regular reports from each committee chair regarding such committee's consideration and actions, as well as through receiving regular reports directly from officers responsible for oversight of our particular risks, including operational, financial, legal, regulatory, strategic and reputational risks. Such reporting enables the Board to understand our risk identification, risk management and risk mitigation strategies.

        Areas of risk oversight which generally remain at the Board level and are not delegated to any Committee include risks related to our operational regulatory matters (such as quality control and humane care) and significant business decisions. The Board satisfies this oversight responsibility through regular reports from our officers responsible for each of these risk areas as well as through periodic progress reports from officers on our critical on-going initiatives. The Board also consults periodically with outside financial advisors.

        Each of the Board's committees oversees the management of our risks that fall within the committee's areas of responsibility. A description of each committee's risk oversight focus is below. In performing this function, each committee has full access to management, as well as the ability to engage advisors. When a committee receives a report or update regarding an area of potential risk to us, the chairman of the relevant committee determines whether it is materially significant enough to report on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

  Audit Committee and Financial Experts

        The Audit Committee met seven times in 2012. During 2012, the members of the Audit Committee included Messrs. Bertolini, Chubb and Massaro. The Board of Directors has unanimously determined that Messrs. Bertolini, Chubb, and Massaro qualify as "audit committee financial experts" under Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934 and the NYSE regulations. In addition, the Board of Directors has determined that each of the members of the Audit Committee is "independent" under the rules of the NYSE and the SEC. The Audit Committee is responsible for the engagement of our independent registered public accounting firm; reviewing the plans and results of the audit engagement with our independent registered public accounting firm; approving services performed by and the independence of our independent registered public accounting firm; considering the range of audit and non-audit fees; discussing with our independent registered public accounting firm regarding the adequacy of our internal controls over financial reporting; and reviewing annual and quarterly financial statements. The Audit Committee is also responsible for administering our Related Persons Transaction Policy. A copy of the Audit Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        As part of its charter and as required by the NYSE, the Audit Committee discusses our policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps that have been taken to monitor and control these exposures. The Audit Committee assumes primary oversight responsibility for our risk management framework as it applies to our financial reporting and operations, including the identification of the primary risks to our business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions through participation and monitoring of the development of the annual external and internal audit plans. The Audit Committee is particularly responsible for oversight of our risks relating to accounting matters, financial reporting (including tax, legal and related regulatory compliance), financial policies and cash management. The head of our internal audit department, who functionally reports to the Audit Committee, assists us in identifying and evaluating risk management controls and methodologies to address identified risks. At each of its regularly scheduled meetings, the Audit Committee meets in executive session with representatives from our independent registered public accounting firm. The Audit Committee also has direct interaction with our Chief Financial Officer (who is also our chief accounting officer), General Counsel, and other members of management. In addition to the items mentioned above, the Audit Committee also receives regular reports regarding issues such as the status of material litigation, allegations of accounting and auditing concerns or fraud and related party transactions.

  Compensation Committee

        The Compensation Committee met four times during 2012 and was comprised of the following members: Dr. Kochevar and Messrs. Reese and Waltrip. Our Board of Directors has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE and the SEC. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for us in light of all relevant circumstances and which provide incentives that further our long-term strategic plan and are consistent with our culture and the overall goal of enhancing shareholder value. The Compensation Committee reviews compensation structure, policies, and programs to ensure (1) that legal and fiduciary responsibilities of the Board of Directors are carried out and (2) that such structure, policies and programs contribute to our success. In addition, the Compensation Committee reviews, approves and makes recommendations on our compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee determines and approves the compensation of the CEO and reviews the CEO's recommendations on compensation for all of our executive officers, and approves such compensation when determined. As discussed below under "Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process," other than Mr. Foster and Mr. David P. Johst, our Corporate Executive Vice President, Human Resources, General Counsel and Chief Administrative Officer, none of our executive officers play a significant, ongoing role in assisting the Compensation Committee in setting executive compensation (or, with respect to the Corporate Governance and Nominating Committee, director compensation). The Compensation Committee also administers our equity incentive plans. A copy of the Compensation Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Compensation Committee is responsible for risks relating to employment policies and our general compensation and benefits systems. The Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. To assist it in satisfying these oversight responsibilities, from time to time the Committee has retained its own outside compensation consultants and it meets both regularly and periodically as needed with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Between formal Compensation Committee meetings, the Committee chair also interacts regularly with management and the Committee's outside consultants. In addition, at the direction of the Compensation Committee, Mr. Johst and his staff annually conduct a review of our overall compensation programs.

        The Compensation Committee engaged both Pearl Meyer & Partners (PM&P) and Pay Governance, LLC (Pay Governance) during 2011 as independent compensation consultants to advise the Compensation Committee on matters related to setting our senior executives' 2012 total cash compensation and long-term incentive compensation. During 2012, Pay Governance became the sole independent compensation consultants to advise the Compensation Committee on matters related to 2013 executive compensation. Pay Governance is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to hire or dismiss Pay Governance and to approve fee arrangements for work performed. Our Human Resources department assisted in coordinating the selection process that resulted in the engagement of Pay Governance. Accordingly, Mr. Johst, as the executive officer responsible for our Human Resources department, as well as Mr. Foster, each provided input during the selection process.

        For fiscal year 2012 compensation determinations, both PM&P and Pay Governance assisted the Compensation Committee in the fall of 2011. PM&P provided preliminary analysis of and recommendations regarding executive compensation utilizing historical peer group methodology. Pay Governance generally assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our top executives, compensation program design and market practices generally. The Compensation Committee has authorized Pay Governance to interact with management on behalf of the Compensation Committee, as needed, in connection with advising the Compensation Committee and Pay Governance is included in discussions with management. With respect to the assistance Pay Governance provided to our fiscal year 2012 compensation determinations, please see "Compensation Discussion and Analysis—Objectives of the Compensation Program" on page 44 of this Proxy Statement. Total fees paid to Pay Governance were less than $120,000.

        Except as described above, in 2012 we did not receive any other services from the outside consultants, nor have we utilized the services of any other compensation consultant in matters affecting senior executive or director compensation. All significant Pay Governance fees are approved for payment by the Chairman of the Compensation Committee, with authority delegated to Mr. Johst to approve the processing of payment of routine invoices.

        In compliance with the SEC and the NYSE pending disclosure requirements regarding the independence of compensation consultants, Pay Governance provided the Compensation Committee with a letter addressing each of the six independence factors specified in SEC Rule 10C-1:

  •
  the provision of other services to the Company by an advisor's employer;

  •
  the amount of fees received from the Company by an adviser's employer as a percentage of the total revenue of the adviser's employer;

  •
  the policies and procedures of an adviser's employer that are designed to prevent conflicts of interest;

  •
  any business or personal relationship of an adviser with a member of the committee;

  •
  any stock of the Company owned by an adviser; and

  •
  any business or personal relationship of an adviser or the adviser's employer with an executive officer of the Company.

Based upon this and other relevant factors, the Compensation Committee has assessed the independence of Pay Governance and concluded that Pay Governance's work for the Compensation Committee does not raise any conflict of interest.

  Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee met four times during 2012. The members of the committee included Drs. Kochevar, Milne and Thier, and Mr. Waltrip. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee is "independent" under the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, participation and size of the Board, changes in the organization and procedures of the Board, the processes used by the Board in its self-assessment, and compensation (including equity compensation) of non-employee directors. The Corporate Governance and Nominating Committee oversees matters of corporate governance, including Board performance and director education, and considers and selects director nominees, including those submitted by shareholders in accordance with the by-laws. The Corporate Governance and Nominating Committee also recommends directors for appointment to committees of the Board. Typically, committee rotations are determined in February, made effective immediately following the annual meeting of shareholders, and are reevaluated on a yearly basis. The Corporate Governance and Nominating Committee oversees our Corporate Governance Guidelines and Code of Business Conduct and Ethics. A copy of the Corporate Governance and Nominating Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Corporate Governance and Nominating Committee is responsible for oversight of risks relating to Board succession planning, ethics practices, matters addressed in our Corporate Governance Guidelines, and other corporate governance issues, particularly to the extent any of these could affect our operations and strategic decisions. To satisfy these oversight responsibilities, the Committee receives assistance and reports from our senior management from time to time.

        The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to pending retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, executive officers, professional search firms, shareholders or other persons. All candidates complete a nominee questionnaire that solicits information regarding the nominee's background, board experience, industry experience, independence, financial expertise, and other relevant information and are interviewed by at least one member of the Corporate Governance and Nominating Committee. These candidates are discussed at regular or special meetings of the Committee, and may be considered at any point during the year. As described below, the Corporate Governance and Nominating Committee considers any director candidates recommended by shareholders as well as properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. Such nominations must be in accordance with our bylaws. The Corporate Governance and Nominating Committee also reviews materials provided by professional search firms or other parties. The Corporate Governance and Nominating Committee evaluates all candidates based on the minimum qualifications described below as well as the criteria set forth in our Corporate Governance Guidelines. In evaluating nominations, the Corporate Governance and Nominating Committee seeks to recommend to shareholders a group that can best oversee our success and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. There is no difference in the manner in which the Committee evaluates nominees based on whether the nominee is recommended by a shareholder.

  Strategic Planning and Capital Allocation Committee

        The Strategic Planning and Capital Allocation Committee is responsible for reviewing our capital structure, financial strategies, major acquisitions and investment policies to support prudent and effective capital allocation. Members of the committee in 2012 were Messrs. Bertolini, Chubb, Wallman, Foster and Reese. The Strategic Planning and Capital Allocation Committee is responsible for oversight of risks relating to material financial decisions, credit policies and ratings, investment strategies, and our debt and equity structure. To satisfy these oversight responsibilities, the Committee receives assistance and reports from our senior management from time to time.

  Executive Committee

        While it is our general policy that all major decisions be considered by the Board as a whole, the Board has delegated authority to an Executive Committee to act on its behalf only in circumstances in which it is not feasible to convene the full Board or when authority has been specifically delegated to the Executive Committee by the full Board. In 2012 the Executive Committee consisted of Messrs. Foster (Chair), Massaro, Reese, and Waltrip and Dr. Milne.

  Board Nomination Process

        The Corporate Governance and Nominating Committee adopted criteria regarding the qualifications required for Board nominees, which can be found in our Corporate Governance Guidelines. These criteria are designed to assure that the Board of Directors is composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. The primary consideration in the selection and retention of directors is their respective ability to fairly represent the interests of our stakeholders. Diversity in business background, area of expertise, skills, educational background, gender, national origin and ethnicity are also considered, as well as other factors that can provide the Board with a range of informative viewpoints and perspectives. The criteria for director nominees include: the candidate's professional experience and personal accomplishments; the candidate's independence from us and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate's ability to function as a member of a diverse group; and the candidate's understanding of the Board's governance role. In addition, the Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to shareholders a group that can best oversee the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. In determining whether to recommend a director for re-election, the director's past attendance at meetings and participation in and contributions to the activities of the Board is also taken into consideration.

        The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. Shareholders may submit director recommendations to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. Pursuant to our bylaws, nominations directors at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date of our Proxy Statement released to shareholders in conjunction with the previous year's meeting. For information about submitting shareholder proposals, including director nomination proposals, please see the section of this Proxy Statement entitled "Shareholder Proposals for 2014 Proxy Statement."

  Meeting Attendance

        All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. All members of the Board serving at that time attended the 2012 Annual Meeting of Shareholders. During 2012 there were five meetings of the Board of Directors. Each director attended 75% or more of the aggregate number of Board meetings and the committee meetings of the Board on which he or she served during 2012.

  Other Board Service

        Our Corporate Governance Guidelines provide that directors generally may not serve on more than five boards of directors of other publicly traded companies (in addition to our Board or the board of director of a director's employer). Members of the Audit Committee generally may not serve on more than two publicly traded company audit committees simultaneously (including that of our company). In addition, service on boards and/or committees of other organizations must be consistent with our conflict of interest policies.

2012 Director Compensation

        We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors while aligning the interests of directors with the interests of shareholders by linking a portion of their compensation to stock. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill level required by us of members of the Board.

        The following table sets forth all of the compensation awarded to, earned by, or paid to our directors for the year ended December 29, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
William H. Waltrip	85,000	137,077	45,400	—	267,477
George E. Massaro	80,000	137,077	45,400	—	262,477
Robert J. Bertolini	75,000	137,077	45,400	—	257,477
George M. Milne, Jr.	70,000	137,077	45,400	—	252,477
Stephen D. Chubb	65,000	137,077	45,400	—	247,477
Deborah T. Kochevar	60,000	137,077	45,400	—	242,477
C. Richard Reese	60,000	137,077	45,400	—	242,477
Samuel O. Thier	60,000	137,077	45,400	—	242,477
Richard F. Wallman	60,000	137,077	45,400	—	242,477

(1)
Reflects aggregate dollar amount of all fees earned for services as a director, including annual retainer fees, committee and/or committee chair fees. A description of the applicable fees can be found below.

(2)
Amounts reflect the full grant date fair value of the restricted stock awards granted to directors in fiscal year 2012, computed in accordance with FASB ASC Topic 718. As of December 29, 2012, each current director held the aggregate number of unvested restricted stock awards as follows: Bertolini—4,040, Chubb—4,040, Kochevar—4,040, Massaro—4,040, Milne—4,040, Reese—4,040, Their—4,040, Wallman—4,040, and Waltrip—4,040.

(3)
Amount reflects the grant date fair value of directors' stock options granted in fiscal year 2012, computed in accordance with FASB ASC Topic 718, calculated using the Black-Scholes valuation model utilizing our assumptions. See note 9 to our Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 29, 2012 for a discussion of the assumptions used by us in the Black-Scholes valuation model. As of December 29, 2012, each current director held the aggregate number of option awards as follows: Bertolini—24,270, Chubb—45,430, Kochevar—12,280, Massaro—45,430, Milne—45,430, Reese—47,930, Their—24,280, Wallman—24,270, and Waltrip—24,280.

(4)
None of our directors received perquisites or other personal benefits equal to or exceeding $10,000 in the aggregate.

        We pay each non-employee director an annual fee of $60,000 for service as our director, except for members of the Audit Committee, who are paid an annual fee of $65,000. Additional fees are paid to the Lead Director ($15,000), the Chair of the Audit Committee ($15,000), the Chair of the Compensation Committee ($10,000), the Chair of the Corporate Governance and Nominating Committee ($10,000) and the Chair of the Strategic Planning and Capital Allocation Committee

($10,000) for their additional responsibilities. No additional fees are paid for attending meetings of the Board or any Committee of the Board. We reimburse expenses incurred in attending Board of Directors meetings and committee meetings.

        The policy established by the Corporate Governance and Nominating Committee is to award each unaffiliated non-employee director (1) stock options and restricted stock having an intended value of approximately $275,000 on the first day of the month following his or her initial election or appointment to the Board and (2) stock options and restricted stock having an intended value of approximately $185,000 on an annual basis following our annual meeting of shareholders. Consistent with the long-term incentive equity awards to our management, the targeted award value is traditionally issued in the form of a blend of stock options and restricted stock (in the same proportions as issued to management during that same fiscal year) utilizing Black-Scholes pricing models. At the time this policy was established, effective in 2009, the Corporate Governance and Nominating Committee consulted with Pearl Meyer & Partners in determining these values, which were based upon a general comparative review of director compensation and competitive market practices for similarly sized companies operating in the area of life sciences, with a target value based upon the 50th percentile. Options granted to members of the Board of Directors vest in full one year from the date of grant and expire seven years from the date of grant, and restricted stock vests in full one year from the date of grant.

  Director Stock Ownership Requirement

        In order to further align the interests of directors and shareholders, the Board of Directors has mandated that, to the extent permissible, directors have a significant financial stake in the Company. Accordingly, as set forth in our Corporate Governance Guidelines, each director who has served on the Board for at least three years is required to own a minimum of 5,000 shares of our stock (excluding stock options, stock subject to future vesting requirement, or other similar unvested and inchoate equity holdings). Board members who are subject to third-party restrictions on their stock holdings (e.g., certain academic institutions) shall be permitted to own stock in an amount that is appropriate for them in light of such other restrictions. As of the date of this Proxy Statement, all of our directors are in compliance with this holding requirement.

 BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth certain information as of March 10, 2013, with respect to the beneficial ownership of shares of our common stock by (1) each person known to us to own beneficially more than 5% of the outstanding shares of common stock, (2) each of our current directors and nominees for director, (3) each of the executive officers listed in the Summary Compensation Table set forth below under the caption "Compensation of Executive Officers" (the named executives), and (4) our current directors and executive officers as a group. As of March 10, 2013, there were 48,567,110 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned as of March 10, 2013		Percentage of Shares Outstanding
5% Shareholders
The Vanguard Group, Inc.	3,180,398	(1)	6.6%
BlackRock, Inc.	2,893,357	(2)	5.9%
Ariel Investments, LLC	2,743,925	(3)	5.6%
Named Executive Officers
James C. Foster	1,390,834	(4)	2.8%
Thomas F. Ackerman	388,825	(5)	*
Jörg Geller	64,337	(6)	*
Nancy A. Gillett	107,698	(7)	*
David P. Johst	406,689	(8)	*
Outside Directors
Robert J. Bertolini	34,230	(9)	*
Stephen D. Chubb	77,033	(10)	*
Deborah T. Kochevar	25,210	(11)	*
George E. Massaro	65,578	(12)	*
George M. Milne, Jr.	71,260	(13)	*
C. Richard Reese	64,760,	(14)	*
Samuel O. Thier	42,510	(15)	*
Richard F. Wallman	39,230	(16)	*
William H. Waltrip	46,110	(17)	*
All executive officers and directors as a group (15 persons)	2,953,700	(18)	5.8%

*
Less than 1%.

(1)
The information reported in based on a Schedule 13G/A filed with the SEC on February 12, 2013 by The Vanguard Group, Inc. Vanguard has sole voting power with respect to 35,648 shares, sole dispositive power with respect to 3,146,950 of the shares and shared disposition power with respect to 33,448 shares reported in the table. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)
The information reported is based on a Schedule 13G/A filed with the SEC on February 8, 2013 by BlackRock, Inc. BlackRock has sole voting and dispositive power with respect to all of the shares reported in the table. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(3)
The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2013 by Ariel Investments, LLC. Ariel reported sole voting power with respect to 2,630,310 shares and sole dispositive power with respect to 2,743,925 shares. The address of Ariel is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(4)
Includes 1,013,914 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of March 10, 2013.

(5)
Includes 279,786 shares of common stock subject to options held by Mr. Ackerman that are exercisable within 60 days of March 10, 2013.

(6)
Includes 42,774 shares of common stock subject to options held by Dr. Geller that are exercisable within 60 days of March 10, 2013.

(7)
Includes 53,188 shares of common stock subject to options held by Dr. Gillett that are exercisable within 60 days of March 10, 2013.

(8)
Includes 264,899 shares of common stock subject to options held by Mr. Johst that are exercisable within 60 days of March 10, 2013.

(9)
Includes 24,270 shares of common stock subject to options held by Mr. Bertolini that are exercisable within 60 days of March 10, 2013.

(10)
Includes 45,430 shares of common stock subject to options held by Mr. Chubb that are exercisable within 60 days of March 10, 2013.

(11)
Includes 12,280 shares of common stock subject to options held by Dr. Kochevar that are exercisable within 60 days of March 10, 2013.

(12)
Includes 45,430 shares of common stock subject to options held by Mr. Massaro that are exercisable within 60 days of March 10, 2013.

(13)
Includes 45,430 shares of common stock subject to options held by Dr. Milne that are exercisable within 60 days of March 10, 2012.

(14)
Includes 47,930 shares of common stock subject to options held by Mr. Reese that are exercisable within 60 days of March 10, 2013.

(15)
Includes 24,280 shares of common stock subject to options held by Dr. Thier that are exercisable within 60 days of March 10, 2013.

(16)
Includes 24,270 shares of common stock subject to options held by Mr. Wallman that are exercisable within 60 days of March 10, 2013.

(17)
Includes 24,280 shares of common stock subject to options held by Mr. Waltrip that are exercisable within 60 days of March 10, 2013.

(18)
Includes 2,028,082 shares of common stock subject to options exercisable within 60 days of March 10, 2013. None of the 2,953,700 shares reflected have been pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. Officers, directors and such beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 29, 2012 all Section 16(a) filing requirements applicable to its officers, directors and such beneficial owners were complied with.

 PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        We had a solid fiscal year 2012, as we focused upon four key initiatives, and in each area we made significant progress:

Initiative	2012 Progress

Improve our consolidated operating margin	Stable consolidated operating margin from continuing operations achieved due to: • Stable Corporate costs, and • Process efficiencies derived from our Profit Improvement Program

Improve our free cash flow generation	Free cash flow was stable and our per-share yield we believe was still the highest among public contract research organizations

Disciplined investment in growth businesses	Capital and M&A projects invested in growth businesses:

•

Diagnostic laboratory opened in 2012,

•

EMD production facility in China and acquisition of Accugenix,

•

Committed to acquire Vital River, which establishes research model presence in China, and

•

Capacity expansion in Finland Discovery Research Services business.

Return value to shareholders	Repurchased 1.7 million shares of common stock for $61.4 million.

        We believe these factors contributed to a 34.9% increase in our total shareholder return during 2012, and a 7.0% increase in non-GAAP earnings per share from continuing operations in 2012. For a detailed discussion of our 2012 financial performance, the factors that we believe are influencing demand from our clients, and the actions we have taken during the past years, please see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 27, 2013.

        Pursuant to Section 14A of the Securities Exchange Act, we are asking our shareholders to approve an advisory resolution on our executive compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal and required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), provides our shareholders with the opportunity to express their views, on an advisory (non-binding) basis, on our executive compensation for our named executives for fiscal year 2012 as described in the "Compensation Discussion and Analysis" (CD&A) section beginning on page 37 of this Proxy Statement, as well as the Summary Compensation Table and other related compensation tables and narratives found on pages 57 through 73 of this Proxy Statement. The advisory vote is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management.

        Charles River shareholders did not provide majority support for our named executives' compensation at our 2012 annual meeting of shareholders (36% support was received). As a result, during fiscal year 2012, we engaged in substantial outreach efforts with our major shareholders and their proxy advisors to gather feedback. We reached out to our top 25 shareholders (which included, to the best of our knowledge, every shareholder holding greater than 1% of our outstanding stock) and requested meetings to discuss our executive compensation practices. We ultimately received positive responses from, and held one-on-one conversations with, approximately half of our top 25 shareholders, representing approximately 37% of our outstanding stock at such time. The purpose of these discussions, which included meetings between the shareholders and our management (and in certain instances a member of our Compensation Committee), was to gain insight and perspective on our executive compensation programs and policies as disclosed in our proxy statement and supplemental filings for our 2012 Annual Meeting, including CEO compensation, discretionary payments, compensation disclosure, equity award composition, perquisite, as well as other non-compensation corporate governance issues. During the same time period, we engaged the shareholder advisory firms of Institutional Shareholder Services (ISS) and Glass Lewis in similar discussions. ISS and Glass Lewis had both recommended that their clients vote against our say-on-pay resolution in 2012, because, in their opinion, there was a pay-for-performance disconnect between the compensation paid to our CEO and the total return realized by our shareholders. The purpose of our discussions with ISS and Glass Lewis was to better understand their "pay-for-performance" guidelines and to discuss the elements of our executive compensation program that had contributed to their negative recommendations.

        Additionally, the Compensation Committee obtained feedback, advice, and recommendations on compensation best practices from its independent external compensation consultant, Pay Governance LLC. The Compensation Committee also reviewed the Company's performance, the compensation practices of its peers and compensation surveys and other materials regarding general and executive compensation.

        As a result of the feedback and review process, the following changes were made by our Board of Directors and/or Compensation Committee effective starting with the 2013 fiscal year:

  •
  We shifted our Executive Long-Term Equity Incentive Compensation Program for our executive officers to be more directly performance based, by changing to 60% Performance Share Units (PSUs) (newly introduced), 20% stock options, and 20% restricted stock. PSUs will vest on a "cliff" basis after three years only if service requirements are met and will be paid out in shares based upon two separate performance metrics: (1) 2013 non-GAAP earnings per share (EPS) and (2) 3-year relative Total Shareholder Return (relative TSR).

  •
  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers), we have amended these agreements to eliminate any "gross up" payment by the Company of any "golden parachute" excise taxes.

  •
  We reduced by 50% (for 2013) and eliminated (for 2014) our Corporate Officer Discretionary Allowance (CODA) program.

  •
  We eliminated "single-trigger" accelerated equity vesting in our executive officers' change-in-control agreements.

  •
  We added a Clawback Policy to our Corporate Governance Guidelines.

        The Compensation Committee believes these changes are responsive to feedback from investors and enhance the performance orientation of our executive compensation program. We encourage shareholders to take into account these significant changes to our executive compensation program over the past year in considering the vote presented below.

        We urge shareholders to read the Compensation Disclosure and Analysis on pages 37-56 of this proxy statement, which describes in more detail the changes we made to our executive compensation program starting in 2013, how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, including data that demonstrates our pay-for-performance alignment, as well as the Summary Compensation Table and other related compensation tables and narratives. Furthermore, for a detailed discussion of our 2012 financial performance and the actions we have taken during the past four years, please also see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 27, 2013.

Advisory Vote and Board Recommendation

        We request shareholder approval of the 2012 compensation of our named executives as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and narrative disclosures that accompany the compensation tables within the Executive Compensation section of this Proxy Statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executives and the compensation philosophy, policies and practices described in this Proxy Statement.

        Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executives, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure within the Executive Compensation section of this Proxy Statement."

        This advisory resolution is non-binding on the Board of Directors. Although non-binding, our Board of Directors and the Committee value the opinions of our shareholders, and will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

        The affirmative vote of the majority of the votes cast will constitute the shareholders' non-binding approval with respect to our executive compensation programs. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.

        The Board of Directors recommends a vote "FOR" the approval of the advisory resolution on executive compensation.

 PROPOSAL THREE
APPROVAL OF AMENDMENT TO THE 2007 INCENTIVE PLAN

        The Board of Directors believes that the continued growth of the Company depends, in large part, upon our ability to attract, motivate and retain key employees and directors, and that stock incentive awards are an important means of doing so. However, our current pool is not likely to be sufficient to satisfy our prospective equity compensation needs.

        On March 22, 2013, the Board of Directors adopted an amendment to the 2007 Incentive Plan, as amended (the Plan), subject to shareholder approval, to increase the number of shares of Common Stock available for issuance under the Plan from 12,164,000 to 18,664,000 to ensure that we may continue to attract and retain key employees who are expected to contribute to the our success. The Board of Directors believes that the amendment to the Plan will help the Company achieve our goals by keeping the incentive compensation program dynamic and competitive with that of other companies.

        Our Plan utilizes a fungible pool concept (described in more detail below) where each share issued in connection with awards such as restricted stock and unrestricted stock that do not have option-like features (full-value awards) is counted as 2.3 units, and each share issued that is subject to options, stock appreciation rights and other awards that have option-like features and that expire seven years from the date of grant is counted as 1 unit. Accordingly, the Company and our shareholders previously approved the Plan authorizing a maximum of 12,164,000 shares or a minimum of 5,288,696 shares for issuance to eligible participants. As of December 29, 2012, only a maximum of 3,014,945 shares (and a minimum of 1,310,845 shares) remained available for grant under the 2007 Incentive Plan, and as of March 10, 2013, these share amounts were 1,202,552 (maximum) and 522,848 (minimum), respectively. The proposed increase in the number of shares authorized under the Plan is anticipated to enable us to grant stock-based awards through 2016.

        Taking into account the additional 6,500,000 shares the Board has approved to be added to the Plan, depending on the forms of awards granted under the Plan, a maximum of 7,702,552 stock options or stock appreciation rights or 3,348,935 full-value awards could be granted under the Plan. Accordingly, taking into account awards currently outstanding under our preexisting plans (as of March 10, 2013) and shares to be granted under the Plan (including the additional 6,500,000 shares), a range of approximately 9,313,834 to 13,667,450 shares may be issuable in the aggregate under all of the Company's stock plans (comprised of awards currently outstanding and shares available for future grant, but excluding the 1,150,110 unvested shares of restricted stock and unvested performance share units (calculated at target amounts for performance share units) that are currently outstanding). No further awards are permitted to be granted under any of our preexisting stock option and incentive plans other than the Plan. The closing price of Charles River common stock on the NYSE on March 21, 2013 was $44.60.

        The Compensation Committee worked with Pay Governance LLC, its outside compensation consultant, to develop a new share request while taking into account the many institutional investor dilution guidelines, as well as the guidelines of investor advisory firms. We will continue to monitor the comparative advantages and accounting treatment of equity compensation awards going forward, in order to ensure that the Plan continues to promote retention and create incentives in a manner which benefits our shareholders.

        The affirmative vote of a majority of the votes present or represented and entitled to vote at the Meeting is required to approve the proposed Plan amendment. This means that, assuming a quorum is present, the number of votes cast in favor of the proposal must exceed the number of votes cast against it. In addition, under New York Stock Exchange rules, the approval of the proposed Plan amendment requires that the total vote cast represent a majority of the total outstanding shares entitled to vote. If the amendment to the Plan is not approved by shareholders, we will not be able to make the proposed additional 6,500,000 shares available for issuance under the Plan.

There are a number of reasons why we believe approving this Plan Amendment is important:

  •
  The Amendment will allow us to continue to grant equity awards, an important incentive tool for creating shareholder value.  The use of equity compensation as a component of our compensation program is critical to our future success. Equity awards create an employee ownership culture that aligns the interests of employees with shareholders. Equity compensation also focuses employees' attention on creating long-term value since the awards are subject to vesting and/or performance conditions. For example:

  •
  We have established stock ownership requirements for all corporate officers, which are further described on page 56 of this Proxy Statement; and

  •
  A substantial portion of the equity compensation granted to executive officers beginning in 2013 has been awarded in the form of PSUs, which are earned only if the Company attains specified performance levels, as described in more detail on pages 39-40 of this Proxy Statement.

  •
  Equity awards are critical as a recruiting and retention tool.  Our success is dependent on having talented employees to drive our growth and performance, and a competitive compensation program that includes equity awards is essential for attracting and retaining such employees. Equity compensation is utilized routinely by other companies with whom we compete for talent, and if we were not able to continue to include stock-based awards in our compensation mix, we would be at a significant competitive disadvantage for critical talent. Without equity compensation, our recruiting efforts could be more challenging, and executives and other leadership staff would no longer have stock awards at risk of forfeiture, which could impact our ability to retain them.

  •
  Equity awards are critical as a motivational tool.  We have placed a significant portion of eligible employees' compensation at risk through the use of our annual bonus and equity grant programs, both of which only provide value to the employee if the Company's performance remains strong. This encourages employees to pair a short-term view of performance (for purposes of the annual bonus) with a long-term view of performance (for purposes of stock grants), which provides sustained motivation for ongoing innovation.

  •
  We have demonstrated prudent equity compensation practices.  We recognize that equity compensation programs dilute shareholder equity and we take seriously our responsibility to use these programs responsibly. Our compensation programs are designed to be consistent with competitive market practice, and we believe that our historical share utilization has been prudent and mindful of shareholder interests. For example:

  •
  Our 3-year average burn rate for 2010-2012 was only 3.68%;

  •
  We employ a 4-year vesting schedule for annual, time-based awards which encourages sustained performance and a return of value to shareholders as well as employees; and

  •
  We emphasize the use of full-value shares over options, which helps to minimize dilution by using fewer shares than a program which emphasizes options. The Company aims to deliver a dollar-value through its awards, and because fewer full-value shares than options are required to deliver a particular dollar value to recipients, an emphasis on full-value shares results in our utilization of fewer shares.

  •
  The Plan includes features designed to protect shareholder interests:

  •
  Awards under the Plan are administered by the Compensation Committee, which consists entirely of independent directors;

  •
  The Plan prohibits granting stock options and SARs with an exercise price below the fair market value of a share of stock on the date of grant;

  •
  The Plan prohibits the repricing of stock options or SARs or the exchange of stock options or SARs for cash or other awards without shareholder approval; and

  •
  Material amendments to the Plan, including this Amendment, require shareholder approval.

  •
  If the Amendment is not approved, we would experience a serious disruption of our compensation programs and we would be compelled to increase the cash component of employee compensation.  If the Amendment is not approved and we fail to replace the value of equity compensation, it would create an environment where engagement of our most critical employees could be severely eroded. Therefore, in order to provide competitive compensation opportunities to attract, motivate and retain employees without equity compensation, we would likely need to employ cash or other non-equity rewards to replace the compensation previously delivered in equity awards. We believe these alternative forms of compensation do not align employee interests with those of shareholders as efficiently as stock-based awards, and we feel it is important to continue to provide compensation which continues to effectively align employees with stockholders.

        The Board of Directors believes that the amended Plan, authorizing the issuance of an additional 6,500,000 shares of common stock, is in the best interest of the Company and its shareholders and recommends a vote "FOR" the approval of the Plan.

Summary of the Plan

        The following is a brief summary of the material terms of the Plan, as proposed. This summary is qualified in its entirety by reference to the Plan, a copy of which is attached as Appendix B to the electronic version of this Proxy Statement as filed with the SEC and may be accessed from the SEC's website (www.sec.gov). In addition, a hard copy may be obtained by making a written request to our Corporate Secretary.

General

        The Board of Directors and the shareholders approved the Plan in 2007. At that time, a total of 6,300,000 shares of Common Stock were reserved for issuance under the Plan. The Board of Directors and the shareholders approved an amendment to the Plan in 2009 to increase the number of shares reserved for issuance under the Plan to 8,800,000. The Board of Directors and the shareholders approved an amendment to the Plan in 2011 to increase the number of shares reserved for issuance under the Plan to 12,164,000. The Plan may be amended by the Board of Directors or the Compensation Committee, provided that any amendment which requires shareholder approval in order to ensure continued qualification under the NYSE rules, favorable federal income tax treatment for any incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the Code), and for awards to be eligible for the performance-based exception under Code Section 162(m), is subject to obtaining such shareholder approval. The Board of Directors has voted to approve an amendment to the Plan to increase by 6,500,000 the aggregate number of shares of Common Stock that may be delivered in satisfaction of awards under the Plan. As of the end of fiscal 2012, the market value of the total number of additional shares to be reserved for issuance under the Plan pursuant to the proposed amendment was $239,720,000. The Plan is being submitted for shareholder approval at the Meeting to ensure qualification of the Plan under the NYSE rules and Sections 422 and 162(m) of the Code.

Eligibility to Receive Awards

        All employees, non-employee directors and individuals providing services to the Company or its affiliates (approximately 7,200 people as of March 10, 2013) are potentially eligible to participate in the Plan. Eligibility for incentive stock options is limited to those individuals whose employment status would qualify them for the tax treatment of Sections 421 and 422 of the Code. Participants are not required to provide consideration to the Company or its affiliates for the grant or extension of awards under the Plan, other than to provide services to the Company or its affiliates.

New Plan Benefits

        The granting of awards under the Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular group or person. The following table reflects the number of awards which were granted under the Plan during fiscal year 2012 to the individuals and groups of individuals described therein:

2007 Incentive Plan (amended)

Name and Position	Number of Stock Options	Number of Shares of Restricted Stock/Units
James C. Foster	97,550	88,950
Chairman, President and Chief Executive Officer
Thomas F. Ackerman	22,150	20,200
Corporate Executive Vice President and Chief Financial Officer
Jörg Geller	27,950	25,500
Corporate Executive Vice President and President, European & Asian Operations
Nancy A. Gillett	22,150	20,200
Corporate Executive Vice President and Chief Scientific Officer
David P. Johst	22,150	23,325
Corporate Executive Vice President, Human Resources, General Counsel & Chief Administrative Officer
All current executive officers as a group	214,100	198,375
All current non-employee directors as a group	40,860	36,360
Company employees other than current executive officers, as a group	335,715	307,085

Administration of the Plan

        The Compensation Committee administers the Plan. Subject to the provisions of the Plan, the Compensation Committee determines the persons to whom awards will be granted, the number of shares to be covered by each stock award and the terms and conditions upon which each of the awards may be granted including vesting periods and transferability.

Available Shares

        Subject to adjustment upon certain corporate transactions or events, as proposed, up to a maximum of 18,664,000 shares of common stock (the Fungible Pool Limit) may be subject to stock options, restricted stock, stock appreciation rights, unrestricted stock, deferred stock and other equity-based awards under the Plan. Each share issued or to be issued in connection with awards such as restricted stock and unrestricted stock that do not have option-like features (full-value awards) shall be counted against the Fungible Pool Limit as 2.3 units. Each share issued or to be issued that is subject to options, stock appreciation rights and other awards that have option-like features and that expire seven years from the date of grant shall be counted against the Fungible Pool Limit as 1 unit. Awards not denominated in shares shall not count against the Fungible Pool Limit.

        Shares that are forfeited or cancelled shall not be considered to have been delivered under the Plan (and thus will be available for future grant under the Plan), but shares retained by the Company in satisfaction of the exercise price or tax withholding requirements of an award will be considered to have been delivered under the Plan (and thus will not be available for future grant under the Plan). In addition, shares repurchased by the Company with proceeds collected in connection with the exercise of outstanding options will not be added to the number of shares available for future grant under the Plan. The Compensation Committee will administer the appropriate methodology for calculating the number of shares of common stock issued pursuant to the Plan in accordance with the foregoing.

Description of Awards

        The Plan provides for a number of awards including stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock, cash performance awards and grants of cash made in connection with other awards in order to help defray in whole or in part the economic cost (including tax cost) of the award to the participant. In addition, the Plan provides that certain awards may be designated as performance awards if they are related to a performance period determined at the time of grant.

  Stock Options

        Stock options under the Plan may be either (1) options intended to qualify as "incentive stock options" under Section 422 of the Code, or (2) non-qualified stock options. Incentive stock options may be granted under the Plan to employees of the Company and its affiliates. Non-qualified stock options may be granted to employees of the Company and its affiliates, consultants and directors.

        In accordance with federal tax laws, the aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which first become exercisable in any calendar year under any incentive stock option of the Company may not exceed $100,000 calculated individually for each option holder. Options granted under the Plan may not be granted at a price less than the fair market value of the common stock on the date of grant, or 110% of fair market value in the case of incentive stock options granted to an employee holding 10% or more of the voting stock of the Company. The Compensation Committee determines the exercise price of each stock option provided that each option must have an exercise price that is not less than the fair market value of the common stock on the date of grant.

  Stock Appreciation Rights (SARs)

        SARs are rights entitling the holder upon exercise to receive cash or stock, as the Compensation Committee determines, equal to a function (determined by such factors as the Compensation Committee deems appropriate) of the amount by which the stock has appreciated in value since the date of the award. The Compensation Committee determines the exercise price of each SAR provided that each SAR must have an exercise price that is not less than the fair market value of the common stock on the date of grant.

  Restricted Stock

        Restricted stock is an award of stock subject to restrictions requiring that such stock be redelivered to the Company if specified conditions are not satisfied.

  Unrestricted Stock

        Unrestricted stock is an award of stock not subject to any restrictions under the Plan.

  Deferred Stock

        Deferred stock is a promise to deliver stock or other securities in the future on specified terms described in each deferred stock agreement.

  Cash Performance Awards

        A cash performance award is a performance award payable in cash.

  Performance Awards

        A performance award refers to an award granted to employees where receipt of an underlying final award is dependent upon satisfaction of specified performance criteria. At the beginning of each performance period, targeted performance levels will be established at which a target performance award may be earned, with a threshold or minimum performance level below which no award will be paid, and a maximum beyond which no additional amounts will be paid. The percentage of each performance award that will become a final award will be determined by the Compensation Committee on the basis of the performance goals established and the performance achieved. A final award may be less than or greater than 100% of the performance award. Final awards may relate to, and upon vesting be paid in the form of, restricted stock, unrestricted stock, deferred stock, cash performance awards or cash (or any combination). Payment of final awards will be contingent upon the participant continuing to render services to the Company at such time (unless this condition is waived by the Compensation Committee).

Vesting and Exercisability

        The Compensation Committee determines the time or times at which awards under the Plan will vest or become exercisable and the terms on which an award will remain exercisable. However, as discussed below, there are certain minimum vesting periods for issuances of full-value awards.

Repricings

        Options and SARs may not be repriced, or replaced or repurchased for cash, without shareholder approval.

Transferability of Awards

        No award granted under the Plan is transferable by the holder except by will or by the laws of descent and distribution.

Certain Share Limits on Awards under the Plan

  Full-Value Award Limitations

        All full-value awards that are not performance-based shall vest over a period of time at least three years or more from the date of grant and all performance-based full-value awards shall be subject to the attainment of performance objectives which require at least 12 months to achieve. However, full-value awards aggregating not more than 5% of the number of shares reserved for issuance under the Plan, as well as full-value awards to outside directors, may be awarded without regard to such vesting requirements.

  Individual Award Limitations

        The maximum number of shares of stock for which stock options may be granted to any person annually from and after adoption of the Plan and prior to March 22, 2017, the maximum number of shares of stock subject to SARs granted to any person annually during such period and the aggregate maximum number of shares of stock subject to other awards that may be delivered (or the value of which may be paid) to any person annually during such period, shall each be 2,000,000. For purposes of the preceding sentence, the repricing of a stock option or SARs will be treated as a new grant to the extent required under Section 162(m), assuming that the repricing is permitted by shareholders. Subject to these limitations, each person eligible to participate in the Plan will be eligible to receive awards covering up to the full number of shares of stock then available for awards under the Plan. No awards may be granted under the Plan after March 22, 2017, but previously granted awards may extend beyond that date.

        In addition, no more than $3,000,000 may be paid to any individual with respect to any cash performance award (other than an award expressed in terms of shares of stock or units representing stock). In applying the dollar limitation of the preceding sentence, multiple cash performance awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to the $3,000,000 limit. Multiple cash performance awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company are not included in the limit described above; instead, they are subject in the aggregate to a separate $3,000,000 limit.

Reclassification of Stock

        Under the Plan, if the shares of common stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of common stock as a stock dividend on its outstanding common stock, the Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan and to the maximum share limits described above, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, including any exercise prices relating to the awards and any other provision of awards affected by such change.

Certain Transactions

        If the Company undergoes any of (1) a consolidation or merger in which the Company is not the surviving corporation or which results in any individual, entity or "group" acquiring the beneficial ownership directly or indirectly of more than 50% of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (2) a sale or transfer of all or substantially all the Company's assets, or (3) a dissolution or liquidation of the Company (each a Covered Transaction), all outstanding awards under the Plan shall vest and, if relevant, become exercisable, all performance criteria and other conditions to any award shall be deemed satisfied, and all deferrals measured by reference to or payable in shares of stock shall be accelerated. Upon consummation of a Covered Transaction, all awards then outstanding and requiring exercise or delivery shall terminate unless assumed by an acquiring or surviving entity or its affiliate as provided below. In the event of a Covered Transaction, the Compensation Committee may provide for substitute or replacement awards from, or the assumption of awards by, the acquiring or surviving entity or its affiliates on such terms as the Compensation Committee determines.

Federal Income Tax Considerations

        The following is a description of certain U.S. federal income tax consequences of the issuance and exercise of awards under the Plan under U.S. federal income tax laws as currently in effect:

  Incentive Stock Options

        An optionee is generally not taxed on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be considered an adjustment for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon the exercise of an incentive stock option for at least two years following grant and at least one year following exercise, the optionee's gain (or loss), if any, upon a subsequent disposition of such shares is a long-term capital gain (or loss). The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an incentive stock option before satisfying the one and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain (or loss) in the year of disposition. The amount of the ordinary income will be the lesser of (1) the amount realized on disposition less the optionee's adjusted basis in the stock (usually the exercise price) or (2) the difference between the fair market value of the stock on the exercise date and the exercise price. The balance of the consideration received on such a disposition will be short-term capital gain or long-term capital gain depending on the holding period of the share. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee's disposition of the shares after satisfying the required holding periods described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee.

  Non-Qualified Stock Options

        The grant of a non-qualified option will not result in taxable income to the optionee or deduction to the Company at the time of grant. The optionee will recognize taxable compensation, and the Company will have a corresponding deduction, at the time of exercise in the amount of the excess of the then fair market value of the shares acquired over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon disposition of the shares, the optionee will generally realize capital gain or loss, and the optionee's basis for determining gain or loss will be the sum of the exercise price paid for the shares plus the amount of compensation income recognized on exercise of the option.

  Stock Appreciation Rights

        The amount of any cash or the fair market value of any stock received by a participant upon the exercise of SARs under the Plan will be subject to ordinary income tax in the year of receipt, and the Company will be entitled to a deduction for such amount.

  Restricted Stock

        A participant who receives restricted stock will recognize no income on the grant of the restricted stock and the Company will not qualify for any deduction, unless the election described below is made by the participant. At the time the restricted stock is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the restricted stock at the time the restriction lapses over the consideration paid for the restricted stock, if any. The holding period that determines whether the participant has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis for the shares will generally be the fair market value of the shares on such date.

        A participant may elect, under Section 83(b) of the Code, within 30 days of his or her receipt of the restricted stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of such transfer of the shares of restricted stock, determined without regard to certain restrictions, over the consideration paid for the restricted stock, if any. Additional special tax rules apply if the participant forfeits the shares. On a disposition of the shares, a participant will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

        Whether or not the participant makes an election under Section 83(b), the Company generally will qualify for a deduction, subject to the reasonableness of compensation limitation, at the time and equal to the amount that is taxable as ordinary income to the participant.

  Unrestricted Stock

        Upon receiving an award of unrestricted stock under the Plan, the participant will realize ordinary income to the extent of the fair market value (determined at the time of transfer to the employee) of such shares, over the amount, if any, paid by the employee for the shares. Such taxable amounts will be deductible as compensation by the Company.

  Deferred Stock

        A participant who receives an award of deferred stock will recognize no income on the grant of such award. However, he or she will recognize ordinary compensation income on the later transfer of the actual stock. If at the time of transfer the stock received is subject to a substantial risk of forfeiture, the tax treatment will be the same as discussed above under the caption "Restricted Stock." The Company generally will qualify for a deduction, subject to the reasonableness of compensation limitation, at the time and equal to the amount that is taxable as ordinary income to the participant.

  Cash Performance Awards

        Generally, a participant will recognize ordinary income and the Company will be entitled to a deduction (and will be required to withhold federal income taxes) with respect to such cash awards at the earliest time at which the participant has an unrestricted right to receive the amount of such cash payment.

  Section 162(m)

        Code Section 162(m) provides that the deduction by a publicly held corporation for compensation paid in a taxable year to the chief executive officer and the three other most highly compensated executive officers of the corporation is limited to $1 million per each individual officer. For purposes of Section 162(m), compensation which meets the requirements of "qualified performance-based compensation" is not subject to the deductibility limitation. There can be no assurance that such compensation under the Plan will be fully deductible under all circumstances.

        This general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Plan. Different tax rules may apply to specific participants and transactions under the Plan, particularly in jurisdictions outside the United States.

Equity Compensation Plan Information

        The following table summarizes, as of December 29, 2012, the number of options issued under the Company's stock option plans and the number of options available for future issuance under these plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plan approved by security holders:
Charles River 2000 Incentive Plan	2,001,758		$42.29	1,151,987
Charles River 1999 Management Incentive Plan	1,000		$31.12	6,000
Inveresk 2002 Stock Option Plan	37,624		$35.92	—
2007 Incentive Plan	3,820,021		$37.48	3,014,945
Equity compensation plans not approved by security holders	—		—	—

Total	5,860,403	(1)		4,172,932	(2)

(1)
None of the options outstanding under any of our equity compensation plans include rights to any dividend equivalents (i.e., a right to receive from us a payment commensurate to dividend payments received by holders of our common stock or our other equity instruments).

(2)
On March 22, 2007, the Board of Directors determined that, upon approval of the 2007 Incentive Plan, no future awards would be granted under the preexisting equity compensation plans, including the Charles River 1999 Management Incentive Plan and the Charles River 2000 Incentive Plan. Shareholder approval was obtained on May 8, 2007. Previously, on February 28, 2005, the Board of Directors terminated the Inveresk 2002 Stock Option Plan to the extent that no further awards would be granted thereunder.

        The following table provides additional information regarding the aggregate issuances under our existing equity compensation plans as of December 29, 2012:

Category	Number of securities outstanding	Weighted average exercise price	Weighted average term
	(a)	(b)	(c)
Total number of restricted shares outstanding(1)	934,505	$—	—
Total number of options outstanding	5,860,403	$39.11	3.14

(1)
For purposes of this table, only unvested restricted stock as of December 29, 2012 is included. Also for purposes of this table only, the total includes 112,623 restricted stock units granted to certain of our employees outside of the United States.

        In February 2013 the Company issued its annual equity compensation awards to its employees. Accordingly, the following table summarizes, as of March 10, 2013, the updated number of options issued under the Company's stock option plans and the updated number of options available for future issuance under these plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plan approved by security holders:
Charles River 2000 Incentive Plan	1,886,974		42.72	1,150,005
Charles River 1999 Management Incentive Plan	—		—	6,000
Inveresk 2002 Stock Option Plan	37,624		35.92	—
2007 Incentive Plan	4,040,300		38.56	1,202,552
Equity compensation plans not approved by security holders	—		—	—

Total	5,964,898	(1)		2,358,557	(2)

(1)
None of the options outstanding under any equity compensation plan of the Company include rights to any dividend equivalents (i.e., a right to receive from the Company a payment commensurate to dividend payments received by holders of common stock or other equity instruments of the Company).

(2)
On March 22, 2007, the Board of Directors determined that, upon approval of the 2007 Incentive Plan, no future awards would be granted under the preexisting equity compensation plans, including the Charles River 1999 Management Incentive Plan and the Charles River 2000 Incentive Plan. Shareholder approval was obtained on May 8, 2007. Previously, on February 28, 2005, the Board of Directors terminated the Inveresk 2002 Stock Option Plan to the extent that no further awards would be granted thereunder.

        The following table provides additional information regarding the aggregate issuances under the Company's existing equity compensation plans as of March 10, 2013.

Category	Number of securities outstanding	Weighted-average exercise price	Weighted average term
	(a)	(b)	(c)
Total number of restricted shares outstanding(1)	982,416	$—	—
Total number of options outstanding	5,964,898	39.86	3.35
Total number of performance shares outstanding	167,694	$—	—

(1)
For purposes of this table, only unvested restricted stock as of March 10, 2013 is included. Also for purposes of this table only, the total includes 129,034 restricted stock units granted to certain employees of the Company outside of the United States.

Share Utilization Disclosure

        The following table summarizes our share utilization with respect to the Plan over the past three fiscal years. We include this in recognition that many shareholders find this information useful in evaluating equity compensation proposals, such as this Proposal 3.

Year	Stock Options Granted	Restricted Stock/ Restricted Stock Units Granted	Total	Basic Weighted Average Common Shares Outstanding
FY2010	1,366,930	382,600	1,749,530	62,561,294
FY2011	929,980	292,840	1,222,820	50,823,063
FY2012	590,675	541,820	1,132,495	47,912,135

COMPENSATION DISCUSSION AND ANALYSIS

        The purpose of our compensation program is to recruit and retain the strongest possible management team, while simultaneously aligning management's interest with those of our shareholders. With these considerations in mind, the Compensation Committee (referred to in this section of the Proxy Statement as the Committee) has overseen the development, implementation and administration of our Executive Compensation Program (the Compensation Program or Program), described below, for members of senior management including the Chief Executive Officer and the other four executives who are identified in the Summary Compensation Table below (our named executives). Our philosophy behind the Compensation Program is that it should appropriately align executive compensation with both the short- and long-term performance of the Company. Our named executives for fiscal year 2012 are: James C. Foster, Thomas F. Ackerman, Dr. Jörg Geller, Dr. Nancy A. Gillett, and David P. Johst.

Executive Summary

        Charles River is a leading global provider of solutions that accelerate the early-stage drug discovery and development process. We have been in the business of providing the research models required in research and development of new drugs, devices and therapies for over 65 years. Over this time, we have built upon our core competency of in vivo biology to develop a diverse and growing portfolio of products and services. Our products and services, supported by our global infrastructure and deep scientific expertise, enable our clients to meet many of the challenges of early-stage life sciences research. In 2012, our net sales from continuing operations were $1.1 billion and our operating income from continuing operations was $166.5 million.

        We have two reporting segments: Research Models and Services (RMS) and Preclinical Services (PCS). Through our RMS segment, we are the global leader in the production and sale of the most widely used rodent research model strains, principally genetically and microbiologically defined purpose-bred rats and mice. We also provide a variety of related services that are designed to assist our clients in supporting the use of research models in drug discovery and development. Our RMS segment also includes our Endotoxin and Microbial Detection (EMD) business, which provides non-animal, or in vitro, methods for lot release testing of medical devices and injectable drugs for endotoxin contamination, and also provides microbial identification services. Our PCS business segment provides services that enable our clients to outsource their critical, regulatory-required safety assessment and related drug development activities to us. The demand for these services has historically been driven by preclinical development programs of biotechnology companies, which traditionally have been outsourced, and also by the selective outsourcing strategy of larger global pharmaceutical companies. Global pharmaceutical and biotechnology companies choose to outsource their development activities because a significant investment in personnel, facilities and other capital resources is required to efficiently and effectively conduct these activities. Outsourcing allows them to focus on their core competencies of innovation and early drug discovery and, particularly for pharmaceutical companies, promotion and market distribution.

        We believe that the design of our 2012 Compensation Program is best understood by evaluating it in the context of the business environment in which we have been operating since 2009. From 2009 and continuing into 2012, sales of our products and services, and resulting financial performance, were impacted by accelerating changes taking place in the global biopharmaceutical industry. Changes in the drug development model, including the reduction of therapeutic areas and elimination of molecules earlier in the process, as well as biopharmaceutical industry consolidation, combined to reduce client demand. These changes, as well as cost containment initiatives pursued by our clients and excess capacity within both the contract research organization and pharmaceutical industries, all resulted in significant pricing pressure which began in late 2008 and, to some degree, persists today. In response, starting in 2009, we began to take decisive, and sometimes difficult, action targeted at:

  •
  appropriately aligning our infrastructure to meet current demand;

  •
  better supporting our clients in today's challenging environment;

  •
  identifying new strategies to enhance client satisfaction; and

  •
  improving operating efficiencies and generally strengthening our business model.

        All of these actions were implemented with the ultimate goal of providing future value to our shareholders. Core to these objectives, in 2012 we focused and made significant progress on four key initiatives:

  •
  Improving our consolidated operating margin;

  •
  Improving our free cash flow generation;

  •
  Maintaining disciplined investment in growth businesses; and

  •
  Returning value to shareholders.

        Please refer the chart on page 23 of this Proxy Statement that provides detail as to how we made progress in each of these areas in 2012.

        We believe these factors contributed to a 34.9% increase in our TSR during 2012, and a 7.0% increase in non-GAAP earnings per share from continuing operations in 2012. For a detailed discussion of our 2012 financial performance, the factors that we believe are influencing demand from our clients, and the actions we have taken during the past years, please see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 27, 2013.

        As a result of our solid financial performance in fiscal 2012, the compensation for our executive officers represented appropriate alignment. For instance, our CEO's annual cash bonus amount was 98.3% of the adjusted target in the aggregate, which represented results for EPS that exceeded expectations and performance for operating income and revenues that was slightly below our expectations; our results for free cash flow were below our target. Our other named executives received annual cash bonus amounts ranging from 106.2%-85.2% of their adjusted target amount.

  2012 Advisory Vote on Executive Compensation

        Shareholders did not provide majority support for our named executives' compensation at our 2012 annual meeting of shareholders (36% support was received). As a result, during fiscal 2012, we engaged in substantial outreach efforts with our major shareholders and their proxy advisors to gather feedback. We reached out to our top 25 shareholders (which included every shareholder with greater than 1% of our outstanding stock) and requested meetings to discuss our executive compensation practices. We ultimately received positive responses from, and held one-on-one conversations, with approximately half of our top 25 shareholders, representing approximately 37% of our outstanding stock at such time. The purpose of these discussions, which included meetings between the shareholders and our management (and in certain instances a member of our Compensation Committee), was to gain insight and perspective on our executive compensation programs and policies as disclosed in our proxy statement and supplemental filings for our 2012 Annual Meeting, including CEO compensation, discretionary payments, compensation disclosure, equity award composition, perquisite, as well as other non-compensation corporate governance issues. These meetings occurred primarily in the second half of 2012, as our Compensation Committee was considering changes to our executive compensation program, and were all conducted telephonically. Charles River participants in these meetings consisted primarily of senior representatives and officers from our Investor Relations, Human Resources and Legal groups. Universally, shareholders expressed appreciation for our high level of shareholder outreach and were supportive of the changes to our executive compensation program then being considered and which are now in effect and described below.

        During the same time period, we met with the shareholder advisory firms of Institutional Shareholder Services (ISS) and Glass Lewis in similar meetings. ISS and Glass Lewis had both recommended that their clients vote against our say-on-pay resolution in 2012 because, in their opinion, there was a pay-for-performance disconnect between the compensation paid to our CEO and the total return realized by our shareholders. The purpose of our discussions with ISS and Glass Lewis was to better understand their "pay-for-performance" guidelines and to discuss the elements of our executive compensation program that had contributed to their negative recommendations.

        Additionally, the Compensation Committee obtained feedback, advice, and recommendations on compensation best practices from its independent external compensation consultant, Pay Governance LLC. The Committee also reviewed the Company's performance, the compensation practices of its peers and compensation surveys and other materials regarding general and executive compensation.

        As a result of the feedback and review process, the Compensation Committee adopted changes to Charles River's executive compensation program. The principal changes to our executive compensation programs that have been adopted by the Compensation Committee since March 2012 are summarized below. It is important to note that the impact of most of these changes will not be reflected in the compensation of our named executives reported in the Summary Compensation Table until our 2013 executive compensation is reported in our 2014 proxy statement. This is because many of the decisions related to fiscal 2012 compensation reported in this proxy statement were made before our 2012 advisory vote on executive compensation was conducted and before these changes were developed and implemented. The Board and Committee will continue to explore ways in which Charles River's executive compensation programs could be improved, and we remain committed to ongoing engagement with our shareholders on the various corporate governance topics that are of interest to them.

        Accordingly, our Board of Directors and/or Compensation Committee made the following changes generally effective for the 2013 fiscal year:

  •
  Shifted our Long-Term Equity Incentive Compensation Program to be More Directly Performance-Based/Introduction of Performance Share Units: During fiscal 2012, we conducted a comprehensive review of our long-term equity incentive program. Upon completion of that review, the Compensation Committee approved a new structure for long-term incentive awards granted beginning in fiscal year 2013 that significantly increases the emphasis on performance-based equity compensation. Under the new structure, our executive officers will receive three types of equity awards:

  •
  Performance Share Units (PSUs), which will vest on a "cliff basis" after three years only if service and performance requirements are met and which will be paid out in shares based upon two separate performance metrics: (1) 2013 non-GAAP earnings per share (EPS) and (2) 3-year relative Total Shareholder Return (relative TSR), as follows:

      •
      The target number of PSUs initially awarded will be first adjusted at the end of 2013 based on a straight-line interpolation of 2013 non-GAAAP EPS, ranging between a high of 150% (if non-GAAP EPS is 110% or higher than our target non-GAAP EPS in 2013), or a low of zero (if non-GAAP EPS is less than 90% of target non-GAAP EPS).

      •
      At the end of 2015, the number of PSUs will be further adjusted based upon Charles River's relative TSR from 2013-2015 as compared to peer companies within the S&P 1500 Healthcare Index. This may lead to a further increase or decrease (from the adjusted award at the end of 2013) by up to +/-35%. For this purpose, TSR refers to share price appreciation plus any dividends accrued during the reference period of time.

      •
      The PSUs include a relative TSR Outperformance Feature that provides for a modest award (between 10%-30% of the target number of PSUs) only if (1) 2013 non-GAAP EPS performance falls between 85% and 90% of the target goal and (2) over the 3-year period Charles River nonetheless outperforms 75% of the peer companies in terms of TSR.

      •
      Under all circumstances, a 2013 non-GAAP EPS performance of below 85% of target will result in the PSU award being reduced to zero without the possibility of any upward adjustment.

      •
      The absolute maximum number of shares that can be awarded at the end of 3 years (taking into account all possible adjustments) is 200% of the original target number of shares.

      •
      PSUs are intended to comprise 60% of the intended value of long-term equity incentive awards provided to executive officers in fiscal 2013.

    •
    Time-based stock options, which will vest over 4 years as was applicable to previous awards. Stock options are intended to comprise 20% of the intended value of long-term equity incentive awards provided to executive officers in fiscal 2013.

    •
    Time-based restricted stock/restricted stock units, which will vest over 4 years as was applicable to previous awards. Restricted stock/restricted stock units will comprise 20% of the intended value of long-term equity incentive awards provided to executive officers in fiscal 2013.

  •
  Elimination of 280G Excise Tax Gross-Ups.  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers), we have amended these agreements to eliminate any "gross-up" payment by the Company of any of the excise taxes imposed by Section 4999 of the Internal Revenue Code due to "golden parachute" payments.

  •
  Reduction and Elimination of the Discretionary Allowance.  In 2010, we established the Corporate Officer Discretionary Allowance (CODA) program, which provides specific cash allowance tiers based on an executive's officer level. In fiscal 2012, our CEO received $180,000 and the other named executives received $60,000. We have decided to eliminate the CODA starting in fiscal 2014, and in 2013 the CODA has been reduced by 50% for all officers, including our named executives. Accordingly, in fiscal 2013 our CEO's CODA will be $90,000, and the CODA for our Corporate Executive Vice Presidents will be $30,000.

  •
  Elimination of "single-trigger" vesting in change-in-control agreements.  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers), we have amended these agreements to change the provisions which provided for "single-trigger" accelerated vesting of equity awards to "double-trigger" accelerated vesting. Accordingly, these agreements will now provide for accelerated vesting only upon both the occurrence of a change of control and a qualifying termination of the executives' employment within a reasonable period following the change in control.

  •
  Introduction of Clawback Policy.  In February 2013, our Board of Directors amended our Corporate Governance Guidelines to include a recoupment (also known as a clawback) policy. This policy applies to all of our executive officers. Under this Clawback Policy, in the event of a restatement of all or a significant portion of Charles River's financial statements that has been determined by the Board to be due to the gross negligence, intentional misconduct or fraud by an executive officer, the Board has the discretion to require repayment of a portion or all of any incentive-based compensation paid to such executive officer or former executive officer and/or effect the cancellation of any unvested incentive compensation, subject to specified criteria.

        The Compensation Committee believes these changes are responsive to feedback from investors and enhance the performance orientation of our executive compensation program.

  Pre-2013 Changes to Our Compensation Practices

        In recognition of the impact of challenging market and economic conditions on our performance over the past few years, our compensation practices, as reflected in our 2012 executive compensation, were specifically tailored to ensure alignment between executive compensation and company performance. In particular, steps were made to moderate or eliminate elements in the following areas, starting in 2009:

  •
  Compensation Strategy:

  •
  We reduced our targeted total Long-Term Equity Incentive awards to the 50th percentile (previously, at the 75th percentile); and

  •
  We adjusted our targeted Total Direct Compensation percentile range to the 50th-55th percentile (previously, at the 65th-75th percentile).

  •
  Base Salaries:  We have kept base salary increases very modest. In 2009 we implemented a salary freeze for most of our workforce, including our named executives, and while that has since been lifted, overall for the period from 2008-2012 the average annualized merit increase was 2.5% per year for our named executives, which is consistent with the average annualized merit increase allotted to our North American workforce during that time.

  •
  Annual Cash Incentive Awards:  With business plans having been scaled to levels below earlier high-growth years, we have reduced targeted bonus payouts for each goal under our Executive Incentive Compensation Plan (EICP) since 2009 and continuing into 2013. These modified payout targets reflect our desire to more tightly control payouts for goals that are based on performance levels below those applicable to high-growth years (without removing large numbers of employees from the EICP program). Reductions in targeted award opportunities for at-plan performance have ranged from 33% to 80% of traditional payout opportunity levels. We also adjusted the performance and payout scale for this plan by implementing higher performance thresholds for some metrics. From 2009 through 2012 we also lowered maximum award opportunities.

  •
  Perquisites:  We eliminated the majority of individual perquisites/benefits, and associated tax gross-ups, available to our officers (including the named executives), and replaced them in 2010 with our Corporate Officer Discretionary Allowance (CODA) program. Furthermore, as discussed above, the CODA will be phased out starting in 2013 and fully eliminated in 2014.

  •
  Retirement Plan Contributions:  We reduced our 401(k) matching contribution by approximately 33.3%.

  •
  Severance:  We reduced the severance plan benefits for involuntary terminations of corporate officers under our Officer Separation Plan.

        We believe that the adjustments to our Program during this period were appropriate in light of, and consistent with, the current economic and market environments, our financial performance, the corporate actions taken, and recent executive compensation trends. Furthermore, the increased focus on near-term financial and operational objectives properly aligned management's incentives with the interests of our shareholders. For example, our pay mix maintains a continued focus on variable, or "at risk," compensation. On average, approximately 70% of 2012 intended annual compensation for our named executives was based on long-term equity incentives and performance-based bonuses (78.5% for our CEO). Furthermore, annual base salary for our named executives remains a relatively small portion (27.3%) of our named executives' core intended compensation (18.3% for our CEO).

        Furthermore, as seen in the graphs below, the alignment between executive pay and our performance is demonstrated by the close correlation from 2008 - 2012 between (1) the average total compensation paid (consistent with the Summary Compensation Table) to our CEO in those years and (2) our non-GAAP earnings per share from continuing operations during that period. As illustrated, compensation generally increased with strong performance and decreased when performance declined. A very similar alignment can be seen between our performance and the pay to our three named executives who have been continuously included in the Summary Compensation Table during the same five-year period.

    For purposes of these graphs, "Other" refers to the total average amounts set forth in the following columns in the Summary Compensation Table on page 57: (1) Change In Pension Value and Non-qualified Deferred Compensation Earnings and (2) All Other Compensation. Information with respect to 2008 and 2009 compensation is set forth in our 2011 and 2012 Proxy Statements, respectively.

        Please see Appendix A to this Proxy Statement for reconciliation of our non-GAAP EPS to GAAP EPS for 2008-2012.

        The graphs below supplement the Summary Compensation table that appears on page 57 and illustrates the impact that Charles River's below-target financial performance during portions of the past 3 and 5 years had on realizable compensation. The primary difference between the information used in this graph and the information in the standard Summary Compensation Table is the method used to value stock options and restricted stock awards. SEC rules require that the grant date fair value of all stock options and restricted stock awards be reported in the Summary Compensation Table for the year that they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relate to stock options and restricted stock awards that have not vested and for which the value is therefore uncertain (and which may end up having no value at all). In contrast, the graph below includes only the value of the applicable restricted stock and the "in-the-money" stock options as of the end of fiscal 2012. We believe that the calculation of realizable pay below is a closer approximation of the compensation value that has been earned by a named executive than the totals that are derived from the Summary Compensation Table.

        As the graphs above demonstrate, from fiscal 2008 through fiscal 2012, we granted Mr. Foster approximately $26.3 million in total direct compensation (TDC) opportunity, yet his realizable pay for such compensation as of the end of fiscal 2012 was only approximately $19.5 million (74% of the intended opportunity). The significant driver was long-term incentive awards, which were worth $12.4 million as compared to $17.6 million of intended opportunity. On a three-year basis, Mr. Foster was granted $15.9 million in TDC opportunity, yet as of the end of fiscal 2012 this translated to approximately $10.8 million in realizable pay (68% of the intended opportunity). As seen in these graphs, the three- and five-year CEO total realizable pay amounts were lower than the total opportunity in part due primarily due to our lagging share price. This suggests that our CEO's lower realizable pay is directionally aligned with the shareholder experience over these time periods. For purpose of these graphs, TDC is comprised of (1) actual base salary, (2) annual cash incentive awards (target for intended opportunity; actual for realizable pay), and (3) long-term equity incentive awards (at grant date fair value for intended opportunity; at "in-the-money" and current values at prevailing stock price for realizable pay). To facilitate this comparison, we have calculated these amounts without regard to vesting requirements or stock option exercises that may have actually occurred.

        In addition to the changes summarized above and the quantified alignment between executive pay and our performance, we maintain existing compensation practices that represent strong corporate governance, including the following:

  •
  a cap on annual EICP bonus opportunity, even for exceptional performance;

  •
  limited executive perquisites which have no associated tax gross-ups (other than relocation expenses);

  •
  significant stock ownership guidelines that align executives' interests with those of shareholders and which increase with the level of the executive's responsibility;

  •
  rules prohibiting executives from trading derivative securities and from hedging the economic risk of ownership of our stock;

  •
  an annual risk assessment of our pay practices;

  •
  an annual shareholder advisory vote on executive compensation;

  •
  a Compensation Committee comprised entirely of independent directors; and

  •
  independent compensation consultant(s).

        The changes to the Program made during the past few years, and into 2013, reflect our flexibility in responding to changing market conditions, our business strategy and financial performance, executive compensation standards, and the opinions and suggestions of our investors.

        Beyond the outreach efforts following the 2012 say-on-pay vote, the Company remains committed to ongoing engagement with our shareholders on various corporate governance topics that are of interest to them. We conduct these efforts through meetings and telephone calls throughout the year with our senior management, and provide shareholders with the opportunity to cast an annual say-on-pay advisory vote on executive compensation. We have determined that our shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our shareholders at the 2011 Annual Meeting. The Committee will always consider the input of our shareholders in making future compensation decisions for the named executives. At the same time, we believe it is important to maintain consistency in our compensation philosophy and approach. While the Committee and our management team understand the impact that immediate economic conditions and our operating performance may have on our stock price, it is important to us that the elements of the Program continue to incentivize management toward the proper short- and long-term operating goals, which are intended to translate ultimately into stock price appreciation for our shareholders.

Objectives of the Compensation Program

        The Committee reviews and monitors the Compensation Program and compensation policies by reference to specific objectives which are established in accordance with its charter. The Committee recognizes the importance of establishing clear objectives for our Compensation Program and the value of comparatively evaluating current and proposed compensation policies and practices in terms of their relative effectiveness in advancing those objectives. In keeping with our philosophy that the Compensation Program should appropriately align executive compensation with both the short- and long-term performance of the Company, the Committee has determined that the Compensation Program should achieve the following objectives:

  •
  attract and retain superior talent;

  •
  support the achievement of desired levels of Company performance;

  •
  align the interests of executives with the long-term interests of shareholders;

  •
  differentially and meritoriously reward individual performance; and

  •
  promote accountability.

        To achieve these broader objectives, the current design of the Compensation Program has also been crafted to accomplish the following:

  •
  effectively balance fixed and at-risk compensation through a continuum of compensation elements;

  •
  differentially reward individuals based on performance through the incorporation of both short- and long-term elements;

  •
  differentially reward individuals who contribute to the success of high-performing business units; and

  •
  promote the achievement of desired levels of Company performance through the utilization of both short-term bonus and long-term equity elements which are closely aligned with our business performance.

Compensation Elements

        Our Compensation Program for fiscal year 2012 consisted of the following core and supplemental elements:

Core Elements	Supplemental Elements

• Base Salary • Annual Cash Incentive Awards (EICP Plan) • Long-Term Equity Incentive Awards • Corporate Officer Discretionary Allowance (CODA)	• Deferred Compensation Plan • Termination and Change-of-Control Agreements • Retirement Plans

        The core elements of compensation are typically those which the Committee evaluates on an annual basis, while the supplemental elements are programs or arrangements that we have installed for strategic reasons which may potentially provide additional benefits to an executive.

        Annual base salary represents a small portion (on average approximately 28%) of our named executives' intended core compensation. Approximately 70% of 2012 intended annual compensation for our named executives was based on variable or "at-risk" compensation elements (short-and long-term incentives), reflecting the Committee's focus on ensuring that senior management is appropriately rewarded for actual performance achievements. The following table shows the 2012 total core compensation mix, based on intended (not actual) compensation.

2012 Intended Compensation Mix for Named Executive Officers

Core Compensation Element	Foster	Ackerman	Geller	Gillett	Johst	Average
Base Salary(1)	18.3%	30.4%	25.6%	30.0%	32.2%	27.3%

Annual Cash Incentive Awards	11.0%	12.8%	10.7%	12.6%	13.5%	12.1%

Long-Term Equity Incentive Awards	67.5%	53.1%	63.7%	53.6%	50.7%	57.7%

Discretionary Allowance (CODA)	3.2%	3.7%	0%	3.7%	3.5%	2.8%

(1)
For purposes of this table, base salary is determined by the base salary effective as of April 1, 2011, assuming such salary was in effect for all of 2012. The amounts reflected for Dr. Geller are converted from Euros to U.S. Dollars based on the currency exchange rate as of December 28, 2012, the last trading day of the Company's fiscal year.

  Compensation Setting Process

        As described above on page 16 of this Proxy Statement, the Compensation Committee engaged both Pearl Meyer and Partners (PM&P) and Pay Governance, LLC (Pay Governance) as independent compensation consultants to advise the Compensation Committee on matters related to 2012 executive compensation. PM&P provided preliminary analysis of and recommendations regarding executive compensation utilizing historical peer group methodology. Pay Governance generally assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our top executives, compensation program design and market practices generally, guidance on how to appropriately compensate officers, and other topics as the

Compensation Committee deemed appropriate. The Compensation Committee has authorized Pay Governance to interact with management on behalf of the Compensation Committee, as needed in connection with advising the Compensation Committee and Pay Governance is included in discussions with management. With respect to fiscal year 2012 compensation determinations, Pay Governance specifically assisted in the following:

  •
  developing and validating our new peer competitor group;

  •
  developing and validating a regression technique to assess executive pay against the new peer group market benchmarks; and

  •
  benchmarking executive compensation levels and recommending pay strategies for 2012.

        Pay Governance is directly accountable to the Compensation Committee, which has sole authority to engage, dismiss, and approve the terms of engagement of the compensation consultant. During 2012, Pay Governance did not provide any other services to the Company.

        Additionally, in early 2012 PM&P was retained to provide assistance in the creation of the tables contained within the "Potential Payments upon Termination or Change in Control" section of the Company's 2012 Proxy Statement.

        Only two of the named executives of the Company are regularly involved in assisting the Committee in setting compensation parameters. In his role as our Corporate Executive Vice President, Human Resources, General Counsel and Chief Administrative Officer, Mr. Johst assists the Committee by providing data to the outside consultants, developing or modifying compensation plans and programs based on the Committee's input, and otherwise supporting the Committee's efforts to obtain the information and data required to make well-reasoned decisions regarding the compensation elements which comprise the Program. In his capacity as Chairman, President and Chief Executive Officer of the Company, Mr. Foster regularly participates in strategic discussions with the Committee regarding the design and scope of the Program to help ensure that the compensation elements, policies and practices underlying the Program are properly aligned with the Company's short-term financial and long-term strategic objectives. Mr. Foster also provides recommendations to the Committee regarding modifications to the Program which allow it to function more effectively in the context of our evolving business organization, and assists the Committee in evaluating the individual performance of each executive officer (other than himself) to ensure that their respective levels of compensation take such performance into account. As a matter of process, Mr. Foster and Mr. Johst frequently work collaboratively to analyze internal and externally-provided compensation data and information, and provide preliminary recommendations to the Compensation Committee during the course of the Committee's determination of annual compensation levels. Other than Messrs. Foster and Johst, none of our executive officers play a significant, ongoing role in assisting the Committee to set compensation parameters.

  Total Compensation Strategy and Peer Group

        The Committee attempts to adhere to a methodology that provides total core compensation to our named executives that is targeted to an appropriate market benchmark and refers to an applicable peer group of companies which are similar to the Company (the peer group). The peer group has been primarily comprised of companies operating in the area of life sciences and drug discovery and development, with a particular focus on ensuring that the peer group takes into account the presence of companies, both in the greater Boston area and globally, who compete directly with the Company for scientific and management talent. We draw upon data for comparable companies from public disclosures for the companies in the peer group and from reputable ongoing compensation surveys of similarly sized companies in the industries listed above. Each year the Committee reviews and approves the peer group as well as a Target Total Compensation Strategy. The Committee relies on a variety of factors in making pay decisions beyond market data, such as each executive's experience, performance ratings, internal equity and strategic value of their position to the Company.

  Fiscal Year 2012

        For fiscal year 2012, in conjunction with the changes to the peer group described below, the Committee (with the assistance of Pay Governance) utilized a regression model to analyze current executive compensation. Accordingly, commencing in fiscal 2012, our target Total Compensation Strategy was revised from the prior system where each separate compensation element had been targeted to a specified percentile (or percentile range) to a methodology whereby target Total Core Direct Compensation is evaluated against the market benchmark established for each position by reference to the new peer group. This methodology change is necessitated by the regression model, since such model does not yield specific percentiles, but rather establishes a size-appropriate market benchmark for each position that factors in our Company's relative size compared to the size of peer group companies. Total direct compensation in 2012 for our named executives generally approximates the executive's associated market benchmark.

        For fiscal year 2012, the Committee substantially revised its strategy for developing a peer group. In the fall of 2011, with the assistance of PMP, the Committee's independent compensation consultant at that time, the Committee reviewed the composition of the peer group, and it became apparent that continued attrition of this group due to industry consolidation was contributing to undesired year-to-year variability in the peer group. The Committee decided that it preferred to develop a peer group methodology that would allow for more consistency within the peer group year over year. To assist with this review, the Committee engaged Pay Governance, who was charged with developing and testing a methodology that would include a significantly larger, but more stable, peer group. The objectives of the new peer group approach were to:

  •
  reduce the possibility for radical swings in market compensation levels due to minor changes in the composition of the peer group;

  •
  include larger companies with whom we frequently compete for talent;

  •
  simplify the process for setting executive compensation levels; and

  •
  provide a more consistent approach to developing and maintaining a peer group.

        Accordingly, Pay Governance identified a new, broader peer group consisting of industry comparators both larger and smaller in revenue size than Charles River and developed a method of adjusting proxy compensation data for this new peer group using common statistical, regression methods to result in a better correlation between the proxy data and Charles River's corporate revenue, such that the regressed proxy median revenue is commensurate to Charles River's revenue. This size-adjusted peer group proxy data is then blended with size-appropriate, custom compensation survey data (with proxy data generally weighted 75% and survey data weighted 25% for the named executive officer benchmarks) to derive a "market composite benchmark" for evaluating our executive compensation. The Committee has adopted this "market composite benchmark" methodology for evaluating and setting 2012 executive pay levels.

        For 2012, the proxy peer group consisted of the following 38 companies:

Abbott Laboratories
Allergan, Inc.
Amgen Inc.
Baxter International Inc.
Beckman Coulter, Inc.
Becton, Dickinson
    and Company
Bio-Rad Laboratories, Inc.
Biogen Idec, Inc.
Boston Scientific
    Corporation
Bristol-Myers Squibb
Company	Bruker Corporation
C.R. Bard, Inc.
Celgene Corporation
Covance Inc.*
Cubist Pharmaceuticals, Inc.*
Eli Lilly and Company
Endo Pharmaceuticals
    Holdings, Inc.
Forest Laboratories, Inc.*
Gilead Sciences, Inc.
Hologic Inc.	IDEXX Laboratories Inc.*
Illumina, Inc.
Johnson & Johnson
Laboratory Corporation
    of America Holdings
Life Technologies
    Corporation
Medtronic, Inc.
Merck & Co., Inc.
Nordion, Inc.
Pall Corporation*
PAREXEL International*
Corporation	PerkinElmer Inc. Pfizer Inc. Quest Diagnostics Incorporated Sigma-Aldrich Co. LLC* Thermo Fisher Scientific Inc. Vertex Pharmaceuticals* Incorporated Waters Corporation Watson Pharmaceuticals, Inc.*

        Custom compensation survey data included information from 9 peer group companies (noted with *), in addition to data from Medicis Pharmaceutical, Par Pharmaceutical and United Therapeutics.

        For 2013, the proxy peer group will remain the same except for the removal of Beckman Coulter, which was acquired by Danaher.

  Annual Base Salary

        Our compensation philosophy embraces the premise that a reasonable level of base salaries helps to promote retention and acts as an appropriate balance to other forms of variable or "at-risk" compensation. We pay base salaries within a range designed to approximate the market benchmark of executives with similar responsibilities in the peer group and surveys. Actual base salaries are determined after considering the competitive data, overall competitive position as compared to our compensation philosophy, prior base salary and other compensation, the performance of the individual and internal equity considerations. None of these considerations is given specific weights.

        In setting base salaries historically for our named executives, the Committee has taken into account that the lengthy tenure of executive officers, as well as their continued long-time superior performance, has resulted in base salaries generally gravitating towards the top of the range which approximates the targeted market benchmark. Promotions and changes in responsibilities also impact the determination of salaries. For instance, Dr. Geller received an increase in base salary in 2010 when he was promoted to Corporate Executive Vice President, and Mr. Johst received an increase in base salary in February 2010 in recognition of the additional General Counsel responsibilities Mr. Johst assumed in early 2009.

        In early 2009, the Committee and the Company decided to implement a salary freeze for a substantial percentage of our workforce, including all of the named executives. In early 2010, after taking into account (1) the collective actions implemented in 2009 and early 2010 by the Company to address short-term economic and business challenges, and (2) retention risks and the negative impact on workforce morale if salaries remained unchanged for two consecutive years, we lifted the salary freeze and implemented a base salary increase for most of our employees. Overall for the period from 2008–2012 the average annualized merit increase has been the equivalent of 2.5% per year for our named executives, which is consistent with the average merit increase allotted to our North American workforce during that time (excluding increases in recognition of promotions and changes in responsibilities).

        Based on the factors described above, on each of February 13, 2009, January 19, 2010, November 29, 2010 and February 2, 2012, the Committee set the annual base salaries of our named executives, effective as of the beginning of January 2009, January 2010, April 2011 and April 2012, respectively, as follows:

		2009 Adjustment		2010 Adjustment		2011 Adjustment		2012 Adjustment
Name	2008 Salary	% Increase	2009 Salary	% Increase	2010 Salary	% Increase	2011 Salary	% Increase	2012 Salary
James C. Foster	$948,500	0%	$948,500	2%	$967,500	3%	$996,525	3.5%	$1,031,404
Thomas F. Ackerman	$454,480	0%	$454,480	2%	$463,570	3%	$477,477	3.5%	$494,188
Jörg Geller	€255,876	0%	€255,876	21.2% *	€310,000	3%	€319,300	3.5%	€330,475
Nancy A. Gillett	$444,080	0%	$444,080	2%	$452,962	3%	$466,550	3.5%	$482,879
David P. Johst	$454,480	0%	$454,480	13%*	$513,570	3%	$528,977	3.5%	$547,491

*
Dr. Geller received a special increase in base salary in April 2010 in recognition of his promotion to Corporate Executive Vice President. Absent that, Dr. Geller's increase in base salary in 2010 would have been 10.5%. Mr. Johst received a special increase in base salary in February 2010 in recognition of the additional General Counsel responsibilities he assumed starting in early 2009. Absent that increase, Mr. Johst's increase in base salary in 2010 would have been 2% (consistent with the other named executives).

  Annual Cash Incentive Awards

        Our Compensation Program includes an annual cash bonus element which closely links a significant portion of executive pay to the achievement of short-term performance targets which are critical to meeting our stated financial objectives for the then-current fiscal year. These targets are typically tied to specific financial metrics derived from our then-current operating plan. However, where appropriate, the Committee also approves non-financial goals that are designed to focus individuals on attaining objectives which include near-term, non-financial objectives that are also critical to the attainment of long-term strategic goals and ultimately promote positive long-term financial performance of the Company. Our annual cash incentive awards are structured to appropriately reduce or eliminate the amount of such awards if performance falls short of the established performance targets, and to appropriately increase the amount of such awards if performance exceeds established targets, subject to a maximum incentive award opportunity.

        To implement our annual cash incentive awards, the Committee previously established the Executive Incentive Compensation Plan (EICP) which applies to executive officers and other key employees of the Company. We have designed the EICP to reward executives for their contributions to the success of the Company based on predetermined corporate/business unit, functional and/or individual objectives. The Committee annually establishes performance objectives and corresponding performance ranges for the named executives. These performance objectives and ranges are generally developed through our annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results to align the performance expectations of this plan with the overall business objectives of the Company. It is intended that the target award, when aggregated with the base salary, will provide a competitive level of cash compensation when each named executive achieves his or her performance objectives, as approved by the Committee. An individual's actual bonus award is determined according to each named executive's performance in relation to his or her approved objectives.

        Target award percentages for the named executives are initially established at 70% of base salary for Executive Vice Presidents and 100% of base salary for the Chief Executive Officer. The participant's total target award opportunity percentage is divided among a variety of individually weighted performance objectives which may change from year to year but historically have included non-GAAP operating income (OI), revenue, non-GAAP earnings per share (EPS), non-GAAP free cash flow (FCF), return on net operating assets (RNOA) and other key Company performance metrics. The Committee believes that these financial metrics are very good measurements for assessing how the Company is performing from a financial standpoint. In particular, EPS is generally accepted as a key driver of shareholder return. The OI and FCF metrics measure how efficiently and effectively management deploys its capital and generates capital liquidity for corporate usage in pursuing opportunities that enhance shareholder value. Minimum and maximum performance levels for each performance objective are incorporated into the plan. For the performance objectives assigned to each of the named executives, minimum performance levels for 2012 were set at 90% of the target performance objective, and maximum performance levels were set at 110% of the target performance objective. The maximum payout achievable in 2012 was 200% of target. At the end of each fiscal year, we compare the Company's (and applicable business units') final performance for the fiscal year against the Company's (or business units') targeted performance established at the beginning of such fiscal year. These measurements determine the EICP payout levels for each of the performance objectives tied to corporate (or business unit) performance. To determine a participant's actual award, each performance objective's payment level is multiplied by the relative weight of the performance objective, and the cumulative amounts are aggregated to determine the individual's total EICP award amount.

        On December 13, 2011 the Committee established the 2012 EICP performance criteria for the named executives as described in the table on the next page. The establishment of 2012 EICP performance goals for eligible employees (including our named executives) occurred in a manner which was similar to 2011, but which was somewhat different than in years prior to 2011. In recognition of the need to moderate the potential cost of the EICP program in accordance with the business challenges of the Company and on-going cost constraint initiatives, changes were made to the award opportunity structure in 2011 and in 2012 in order to address cost concerns and to avoid removing large numbers of employees from the EICP program. For fiscal 2012, adjusted target payouts for most performance goals in the EICP plan were set at 60% for at-plan performance.

        In 2012 we achieved corporate and financial results which were very close to, and in the aggregate slightly below, our original targets, with significant variance among our different operating metrics, as recognized in the variable EICP award amounts awarded to our named executives. In particular, we achieved results for EPS that exceeded expectations and performance for operating income and revenues that was slightly below our expectations; our results for free cash flow were below our target as well. We believe that the variability in the magnitude of the EICP award amounts correlates closely with the relative performance of the applicable business units (as compared to the targeted performance goals), and reflects a proper use of bonus compensation to distinguish between levels of annual performance. Year-to-year, EICP awards reflect such changes as shown in the table on page 52 of this Proxy Statement.

        The Committee has the discretion to employ its judgment in determining individual awards, and in fact approves the entire EICP award for each named executive. In addition to the quantitative factors, final individual EICP awards for the named executives, excluding the Chief Executive Officer, incorporate both (1) the Chief Executive Officer's recommendations and (2) the Committee's assessment of each named executive's overall performance and contribution. In addition, the Committee, at its sole discretion, may modify or change the EICP at any time. With respect to the 2012 fiscal year, the target amounts and objectives were not modified and the awards to the named executives were not modified upwards from the amounts they were eligible to receive under the EICP formula. The following table shows the fiscal 2012 target EICP cash bonus (at 100% award opportunity level), modified target EICP cash bonus (at adjusted award opportunity levels), performance goals, goal attainment levels, and cash bonuses actually paid (in February 2013) for each of our named executives:

Named Executive	Target % (of base salary)	Target EICP Award Amount	Adjusted Target % (of base salary)*	Adjusted Target EICP Award Amount	Actual EICP Award Amount	Performance Goal		Weighting	Target	Actual

James C. Foster	100%	$1,031,404	60%	$618,842	$608,502	1.	EPS(1)	35%	$2.70	$2.74
						2.	OI(1)	20%	$198.6 million	$197.8 million
						3.	Revenue(2)	20%	$1,155 million	$1,130 million
						4.	FCF(3)	25%	$167.0 million	$160.5 million

Thomas F. Ackerman	70%	$345,932	42%	$207,559	$204,091	1.	EPS(1)	35%	$2.70	$2.74
						2.	OI(1)	20%	$198.6 million	$197.8 million
						3.	Revenue(2)	20%	$1,155 million	$1,130 million
						4.	FCF(3)	25%	$167.0 million	$160.5 million

Jörg Geller(4)	70%	$305,812	42%	$183,487	$156,373	1.	EPS(1)	20%	$2.70	$2.74
						2.	OI(1)	30%	$104.1 million	$97.6 million
						3.	Revenue(2)	30%	$438.1 million	$423.3 million
						4.	FCF(3)	10%	$58.1 million	$56.4 million

Nancy A. Gillett	70%	$338,016	42%	$202,809	$215,299	1.	EPS(1)	20%	$2.70	$2.74
						2.	OI(1)	30%	$198.6 million	$197.8 million
						3.	Revenue(2)	10%	$1,155 million	$1,130 million
						4.	FCF(3)	10%	$167.0 million	$160.5 million
						5.	Revenue(5)	30%	$405.3 million	$408.9 million

David P. Johst	70%	$383,244	42%	$229,946	$226,104	1.	EPS(1)	35%	$2.70	$2.74
						2.	OI(1)	20%	$198.6 million	$197.8 million
						3.	Revenue(2)	20%	$1,155 million	$1,130 million
						4.	FCF(3)	25%	$167.0 million	$160.5 million

*
Adjusted target percentage for each of the named executives was 60% of their original target percentage.

(1)
For purposes of 2012 EICP performance goals, consistent with the way the Company reports its non-GAAP financial results in its earnings releases, EPS (and to the extent applicable, OI) excluded the following items (and, for EPS, their related tax effect): amortization of intangible assets and other charges related to our acquisitions; impairments and other items (including an asset impairment associated with the consolidation of certain RMS Europe operations and an inventory write-off associated with a dispute concerning large model inventory held at a vendor); charges and operating losses attributable to businesses we plan to close or divest and other related miscellaneous expenses; expenses associated with evaluating acquisitions; severance costs associated with our cost-savings actions; and our convertible debt accounting. The Committee determined that it was appropriate to exclude these items as they are outside our normal operations.

(2)
For purposes of 2012 EICP performance goals, revenue was based on the Company's net sales.

(3)
For purposes of 2012 EICP performance goals, FCF was based on net cash provided by operating activities less capital expenditures.

(4)
For Dr. Geller, each of his performance goals other than EPS was determined on the basis of the geographies and/or operating businesses over which he had responsibility (Europe, Asia and worldwide Biopharmaceutical Services and Avian Vaccine Services), rather than on a Corporate basis. The amounts reflected for Dr. Geller are converted from Euros to U.S. Dollars based on the currency exchange rate as of December 28, 2012, the last trading day of the Company's fiscal year.

(5)
A portion of Dr. Gillett's EICP performance goals was directed at the sales attributable to our global Preclinical Services (PCS) business segment, excluding Biopharmaceutical Services.

        For historical comparative purposes, targeted and actual annual cash incentive awards for our named executives for fiscal years 2009 - 2012 are shown in the table below:

Name	2010 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2010	2011 Cash Incentive Award	Actual % of Cash Incentive Award vs. Adjusted Target - 2011	Actual % of Cash Incentive Award vs. Target - 2011	2012 Cash Incentive Award	Actual % of Cash Incentive Award vs. Adjusted Target - 2012	Actual % of Cash Incentive Award vs. Target - 2012
James C. Foster	$0	0%	$827,559	138.4%	83.0%	$608,502	98.3%	59.0%
Thomas F. Ackerman	$0	0%	$274,889	137.1%	82.2%	$204,091	98.3%	59.0%
Jörg Geller*	$73,191(1)	36.0%	$297,265	170.8%	102.5%	$156,373	85.2%	51.1%
Nancy A. Gillett	$0	0%	$100,000	79.7%	30.6%	$215,299	106.2%	63.7%
David P. Johst	$0	0%	$307,501	138.4%	83.0%	$226,104	98.3%	59.0%

*
The amounts reflected for Dr. Geller are converted from Euros to U.S. Dollars based on the currency exchange rate as of the last trading day of the Company's respective fiscal year.

(1)
The bonus payment made to Dr. Geller for 2010 was exclusively tied to the performance of our RMS business.

  Long-Term Equity Incentive Awards

        Long-term equity incentive (LTI) compensation, in the form of stock options and restricted stock grants (or, for certain foreign executives, restricted stock units), allows individuals to share in any appreciation in the value of our common stock. The Committee believes that stock option and restricted stock (unit) awards align the recipient's interests with those of the shareholders. In addition, starting in fiscal 2013, we are granting performance share units to our executives as a significant portion of their annual LTI grant. We design the amounts and types of awards to reward performance and create incentives to meet long-term objectives. Because the Committee particularly values longer-term shareholder value creation, we target long-term equity incentives to provide total compensation opportunities that, if achieved, would result in approximately median pay levels for our executives. The Committee reviews and approves long-term equity incentive awards to named executives on an annual basis. In the case of stock options, awards are granted at an exercise price equal to the closing price of our common stock on the date of grant.

        Commencing in fiscal 2009 and continuing through fiscal 2011, the Committee determined that all long-term equity awards would be comprised of time-based equity grants divided equally between stock options and restricted stock (units). Additionally, in accordance with its review of current executive compensation practices, the Committee also established the target for aggregate long-term equity incentive awards at the 50th percentile. In fiscal 2012, the Committee determined that, in the interest of achieving our retention objectives, all long-term equity awards would be comprised of time-based equity grants whose value would be delivered as follows: 75% in the form of restricted stock/restricted stock units and 25% in the form of stock options. As discussed above, in fiscal 2013, the Committee revised our LTI program for executive officers to be more focused on performance-based awards, as follows: 60% in the form of performance share units, 20% in the form of restricted stock/restricted stock units, and 20% in the form of stock options.

        The Committee typically targets the first quarter of our fiscal year for granting annual stock awards to eligible recipients, absent an extraordinary event. We have made such grants in recent years and in the future it is expected that the Committee will continue to target the first quarter of the fiscal year for making annual stock awards. In all cases, the Committee seeks to structure equity grants so that they are awarded during an open-window period as designated by our Insider Trading Policy, or, if Committee approval is provided during a non-window period, then the grants are made effective on the third business day following our press release with respect to financial results for the prior quarter. This policy is intended to ensure that options are awarded at a time when the exercise price fully reflects all recently disclosed information. In the case of new hires eligible to receive equity grants, grants are generally made uniformly on the first business day of the month following the date the individual commences employment. While the Compensation Committee's Charter permits delegation of the Committee's authority to grant options in certain circumstances, all grants to executive officers are made by the Compensation Committee itself and not pursuant to delegated authority. We have never had any programs, policies or practices which are intended to time stock option grants with the release of material, non-public information in a manner which would provide advantageous option exercise prices to grant recipients.

        At the beginning of fiscal year 2012, as requested by the Compensation Committee, Company management, in consultation with the outside consultants, recommended to the Committee target values of stock options and shares of restricted stock (units), based on then-current pricing models, which were utilized by the Committee to establish preliminary target values of long-term equity awards for the named executives. In February 2012, when the awards were actually granted, the Committee approved stock options and restricted stock awards using the same valuation model that had been discussed at the beginning of the fiscal year.

        In determining award levels for annual equity awards to named executives, the Committee takes into account the values of awards made to similarly situated individuals in the peer group, our overall performance, the individual performance of the named executive in the immediately preceding year and similar factors. In doing so, each year, with the input and guidance of the outside consultants, the Committee establishes target award amounts for a rating scale which the Committee then utilizes to determine the appropriate level of equity awards to be granted. More specifically, at the beginning of each fiscal year, each named executive is given a rating between 1 and 8 corresponding to the level of contributions of the named executive to the Company's performance during the prior fiscal year (with a "4" rating being commensurate with expected, but strong, performance). Our Chief Executive Officer provides input to the Compensation Committee (for officers other than himself) in determining the appropriate rating for each officer. For 2012, the ratings for the named executives (which, when made in early 2012, were significantly influenced by 2011 individual contributions) ranged from 5-7. An absolute value of intended long-term equity awards (determined in dollars) is approved by the Committee, which is then allocated between the types of LTI awards the Company is using during that particular year, utilizing a Black-Scholes method for valuing the equity awards. These determinations are typically evaluated during the first month of the fiscal year. Once the intended value of the awards is determined, the numbers of long-term equity awards (in 2012 stock options and shares of restricted stock (units)) are generally fixed utilizing an estimated stock price (typically a whole-dollar price approximating the 60-day average price as of the beginning of February and/or the average of the 30, 60 and 90-day average prices as of the beginning of February); however, since the Committee typically approves awards with an expected future grant date, there may be some variance between the intended value of these awards as compared to the actual value on the date of grant. Accordingly, in February 2012, the Committee determined to award the named executives stock options and restricted stock having the following intended values: Mr. Foster, $3,795,000; Mr. Ackerman, $862,500; Dr. Geller, $1,087,500; Dr. Gillett, $862,500; and Mr. Johst, $862,500. In addition, in recognition of Mr. Johst's additional responsibilities as General Counsel, in February 2012 the Company awarded him a separate grant of 3,125 shares of time-based restricted stock with an intended value of $100,000.

        Beginning in 2013, award values for the named executives will be established by taking into account the market benchmark for each executive's position, the Company's performance and the executive's personal performance, and will no longer utilize the rating scale methodology used through 2012.

  CODA Program, Benefits and Perquisites

        Our employees, including the named executives, are generally eligible for certain benefits, such as medical, dental, basic life insurance and employer contributions to the Company's 401(k) plan. In addition, the Committee believes that, in certain instances, compensation can be conveyed to named executives and other members of senior management through the judicious use of other benefits and perquisites in a manner that is more cost-efficient than providing the base salary equivalent and which will simultaneously fulfill particular business purposes. Consequently, in lieu of the majority of historic and customary executive perquisites and benefits that existed prior to 2010, we established the Corporate Officer Discretionary Allowance (CODA) program, which provides specific cash allowance tiers based on an executive's level in the Company. Accordingly, in fiscal 2012, the named executives received annual cash allowances in the following amounts:

Officer Level	CODA

Chief Executive Officer	$180,000

Corporate Executive Vice President	$60,000

        The CODA program provides that the executive receives the full amount of the cash allowance each fiscal year. Each executive is permitted to use the cash amount based on his or her personal needs, although as these amounts were specifically intended to replace a number of in-kind perquisites previously provided by us, it is expected that the executive will generally utilize these amounts to substitute for the eliminated benefits. The Company is entitled to reimbursement for one-half of the CODA if the executive is terminated or leaves the Company within the first six months of the fiscal year.

        As described above, in response to the 2012 say-on-pay vote and after discussing various elements of our executive compensation program, the Committee has decided to eliminate the CODA program. In 2013, the amount provided to each of our officers has been reduced by 50%; the CODA program will be eliminated entirely in 2014.

        In addition, the Company utilizes leased aircraft for business purposes on infrequent occasions where it is determined that such use is a prudent, economical and efficient method of transportation. Mr. Foster is permitted to utilize the Company-leased aircraft for non-business purposes, including allowing family members to accompany him on business travel. Mr. Foster reimburses the Company for the full incremental costs and/or Standard Industry Fare Level (whichever is higher) of such usage. We believe this benefit increases the level of safety and security for Mr. Foster, enables him to make more efficient use of his travel time, and entails no incremental cost to us for any accompanying family members.

Supplemental Elements of the Compensation Program

        We have a number of supplemental elements in the Compensation Program which are considered by the Committee, but do not factor directly into the annual determination of executive compensation. These elements have unique features and roles in the Program which led to their initial implementation and which continue to be important to the Program generally.

  Post-Termination Benefits and Agreements

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control," the Compensation Program includes both (1) an Officer Separation Plan and (2) Change-in-Control Agreements. Company policy historically has been to provide eligibility under both the Officer Separation Plan to officers with the position of corporate vice president or above, and a Change-in-Control Agreement to officers with the position of corporate executive vice president or above. Both of these compensatory elements operate similarly: upon specified events which result in either the termination of the officer and/or a change in control of the Company, particular benefits will accrue to the officer (although payments made under the Change-in-Control Agreements will generally reduce or offset payments and benefits to which the officer may be entitled under the Officer Separation Plan). Each of the named executives is eligible to receive benefits under the Officer Separation Plan and each has a Change-in-Control Agreement.

        At its core, the Company views these compensatory elements as serving three important purposes. First, there is a critical recruitment and retention aspect. Second, these policies protect the benefits of executive officers who have provided long and meritorious service to the Company, particularly if there is an unexpected employment termination by us due to on-going changes in our employment needs. Finally, these elements avoid personal distractions and encourage employees to remain focused on our business in the event of a rumored or actual takeover. The Committee periodically conducts formal and informal market checks and believes that both the levels of payment to be made under these programs and the applicable triggers are appropriate and consistent with current general market practices.

  Deferred Compensation Plan Contributions

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Nonqualified Deferred Compensation," certain of our executives, including the named executives, receive a compensatory element in connection with our Deferred Compensation Plan. Presently, there are two different methods by which the Company may contribute. First, with respect to executives who were participants in the Company's now-discontinued Executive Supplemental Life Insurance Retirement Plan (ESLIRP), the Company credits to their accounts the present value of the annual Company accrual as it would have been calculated under the ESLIRP. This treatment applies to Messrs. Foster, Ackerman and Johst. Second, with respect to certain other employees, including Dr. Gillett, the Company provides an annual contribution to their Deferred Compensation Plan account of 10% of the sum of their base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus.

        We provide a Deferred Compensation Plan because the Company wishes to permit our executive employees to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. The Deferred Compensation Plan was implemented to motivate and ensure the retention of employees by providing them greater flexibility in structuring the timing of their compensation payments. The employer contributions to the Deferred Compensation Plan ultimately have their origins in the legacy ESLIRP program, which was a longstanding element of our executive compensation package.

  Retirement Plans

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Pension Benefits," the Company historically provided a retirement benefit for certain U.S. employees, including each of the named executives, until 2002, when the Company amended the existing U.S. defined benefit pension plan to exclude new participants. Effective April 30, 2008, we froze the U.S. pension plan, and no additional benefits will accrue to participants (and all participant's rights to benefits under the pension plan have fully vested). In addition, the Company provides Dr. Geller with an individual retirement benefit in the form of a pension commitment, which is also described in more detail in the section of this Proxy Statement entitled "Executive Compensation and Related Information—Pension Benefits". This benefit has been in existence since 1996, well before Dr. Geller was an executive officer and prior to the Company becoming an independent, public company.

Other Factors Underlying the Ongoing Implementation of the Compensation Program

  Stock Ownership Guidelines

        Our officer stock ownership guidelines operate as a related feature to the Compensation Program. The Board of Directors believes that senior management should have a meaningful economic stake in the Company in order to align the interests of management and our shareholders. Therefore, the Board has adopted stock ownership guidelines for senior management which are designed to satisfy an individual executive's need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our shareholders of management's commitment to creating corporate value.

        Under these guidelines, members of our senior management are required to maintain an ownership position, expressed as a multiple of salary, as follows:

CEO	4X base salary
Corporate Executive VP	3X base salary
Corporate Senior VP	2X base salary
Corporate VP	1X base salary

        Officers have four years from the time they attain the executive level listed above to comply with the ownership requirements. Stock options are not counted toward the holding requirement. The Committee periodically reviews stock ownership levels of members of our executive management to ensure compliance. As of the date of this proxy statement, our named executives are in compliance with the holding requirements.

  Clawback Policy

        In February 2013, our Board of Directors amended our Corporate Governance Guidelines to include a recoupment (also known as clawback) policy. This policy applies to all of our executive officers as determined under the Securities and Exchange Act of 1934, as amended. Under this Clawback Policy, in the event of a restatement of all or a significant portion of Charles River's financial statements that has been determined by the Board to be due to the gross negligence, intentional misconduct or fraud by an executive officer, the Board has the discretion to require repayment of a portion or all of any annual bonus (including the Executive Incentive Compensation Plan), vested restricted stock, restricted stock units, performance awards, or other incentive-based compensation (incentive compensation) paid to such executive officer or former executive officer and/or effect the cancellation of any unvested incentive compensation, subject to specified criteria. The action permitted to be taken by the Board under the Clawback Policy is in addition to any and all other rights of the Board and/or the Company under applicable law and contract. The Board intends to revise the Clawback Policy, as necessary, to comply with the final SEC rules regarding recoupment policies of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

  Derivatives Trading; Hedging and Insider Trading Policy

        We grant equity incentives for the reasons discussed above, including to align the interests of our employees with those of shareholders. Accordingly, our Statement of Policy Concerning Trading Policies (Insider Trading Policy) prohibits employees (and directors) from trading in our derivative securities, such as puts or calls on our common stock, since such securities may diminish the alignment we are trying to foster, as well as expose the Company to potential embarrassment. Our Insider Trading Policy also prohibits the purchase or sale of Charles River securities while in possession of material, non-public information, or otherwise using such information for their personal benefit. Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 so that they can prudently diversify their asset portfolios and exercise their stock options prior to their scheduled expiration dates.

 REPORT OF COMPENSATION COMMITTEE

        The Compensation Committee, comprised of independent directors, has reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company's management and, based on the review and discussions, recommended to Board of Directors that the CD&A be included in this Proxy Statement.

        The foregoing report has been furnished by the Compensation Committee.

THE COMPENSATION COMMITTEE Mr. William H. Waltrip (Chair) Mr. C. Richard Reese Dr. Deborah T. Kochevar

EXECUTIVE COMPENSATION AND RELATED INFORMATION

2012 Summary Compensation Table

        The following table sets forth all of the compensation awarded to, earned by or paid to our named executives (our principal executive officer, our principal financial officer and our three other highest-paid executive officers) for the years ended December 25, 2010, December 31, 2011, and December 29, 2012. We note that Dr. Jörg Geller was not a named executive in either 2010 or 2011, and thus in accordance with SEC rules, we only report his fiscal 2012 compensation amounts.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
James C. Foster	2012	1,022,013	3,224,438	1,075,001	608,502	165,265	195,954	6,291,173
Chairman, Chief Executive	2011	988,621	1,595,993	1,604,874	827,559	269,392	205,404	5,491,842
Officer, President and	2010	967,500	1,516,800	1,942,400	0	143,549	188,716	4,758,965
Director
Thomas F. Ackerman	2012	489,690	732,250	244,093	204,091	161,571	68,751	1,900,446
Corporate Executive	2011	473,732	444,360	445,955	274,889	265,073	73,548	1,977,558
Vice President and	2010	463,570	528,984	607,000	0	129,188	72,671	1,801,413
Chief Financial Officer
Jörg Geller(7)	2012	400,520	924,375	308,009	156,373	998,561	33,141	2,820,980
Corporate Executive
Vice President and
President, European &
Asian Operations
Nancy A. Gillett	2012	478,484	732,250	244,093	215,299	19,428	139,858	1,829,412
Corporate Executive	2011	462,892	288,834	290,718	100,000	32,398	125,522	1,300,363
Vice President and	2010	452,962	305,256	350,239	0	14,993	123,775	1,247,225
Chief Scientific Officer
David P. Johst	2012	542,507	845,531	244,093	226,104	126,512	194,712	2,179,460
Corporate Executive	2011	524,829	544,341	445,955	307,501	204,960	73,271	2,100,857
Vice President, Human	2010	513,570	689,765	677,412	0	86,457	73,722	2,040,926
Resources, General
Counsel and Chief
Administrative Officer

(1)
These amounts represent the aggregate grant date fair value of restricted stock awards granted in fiscal 2012, fiscal 2011 and fiscal 2010, respectively, computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see note 9 to our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-based Compensation," included in our Form 10-K for the fiscal year ended December 29, 2012.

(2)
These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal 2012, fiscal 2011 and fiscal 2010, respectively, computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see note 9 to our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-based Compensation" included in our Form 10-K for the fiscal year ended December 29, 2012.

(3)
Reflects payments under our EICP plan for the respective fiscal year, which are paid the following February.

(4)
Reflects the aggregate change in actuarial present value of the named executive officers' accumulated benefits under the Charles River Laboratories, Inc. Pension Plan for Messrs. Foster, Ackerman and Johst, and Dr. Gillett; and under the Germany Pension Plan for Dr. Geller. The positive changes in U.S. Pension Plan present values in 2012 was due to both a decrease in the discount rate from 2011 (4.3%) to 2012 (3.8%) and interest attributable to the passage of time. The positive change in the Germany Pension Plan benefit value is primarily attributable to a decrease in the discount rate from 2011 (6%) to 2012 (3.5%) (approximately $795,000 of the positive change was due to the decrease in the discount rate); Dr. Geller's benefit value also increased due to additional benefit accruals and the passage of time. Above-market or preferential earnings are not available under our Deferred Compensation Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.

(5)
For fiscal year 2012, the amounts in this column include the following: (a) 2012 employer contributions under our 401(k) Plan (Mr. Foster, $7,500; Mr. Ackerman, $7,500; Mr. Johst, $7,500; and Dr. Gillett, $7,315); (b) cash allowances amounts provided to our U.S.-based named executives pursuant to our Corporate Officer Discretionary Allowance (CODA) program (Mr. Foster, $180,000; Mr. Ackerman, $60,000; Mr. Johst, $60,000; and Dr. Gillett, $60,000); (c) for Dr. Geller only, use of a company automobile including insurance, gas, and maintenance ($30,410); and (d) miscellaneous personal benefits and perquisites, including, for Dr. Geller premiums paid by the Company on insurance policies as to which he is the beneficiary, in each case in an aggregate amount less than $10,000. The amounts in this column also include amounts credited by us to the named executives' Deferred Compensation Plan accounts, as described further in footnote (6) below. On a limited number of occasions during 2012, some of the named executives used tickets purchased by us to attend certain events; however, there was no incremental cost to us attributable to the named executives' use of these tickets.

(6)
Includes amounts credited to the named executives' Deferred Compensation Plan account balances (net of FICA taxes). Additional amounts credited with respect to fiscal year 2012 are as follows: Mr. Foster, $0; Mr. Ackerman, $0; Mr. Johst, $126,986; and Dr. Gillett, $68,797. Dr. Geller is not eligible to participate in the Deferred Compensation Plan.

(7)
Where appropriate, the amounts for Dr. Geller are converted from Euros to U.S. Dollars based on the currency exchange rate as of December 28, 2012, the last trading day of our fiscal year. As we recognize stock option and option award expenses in U.S. Dollars, there is no conversion for those amounts.

 2012 Grants of Plan-Based Awards

        The following table sets forth the information regarding grants of plan-based awards made to our named executives during 2012. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)
							All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)		Grant Date Fair Value of Stock and Option Awards ($)(5)
			Date of Board or Compensation Committee Action to Approve Grant (1)						Exercise or Base Price of Option Awards ($/Sh)

Name	Type of Award(*)	Grant Date		Threshold ($)	Target ($)	Maximum ($)

James C. Foster	EICP	12/13/11	12/13/11	30,942	618,842	1,237,684
	SO	2/24/12	2/17/11					97,550	36.25	1,075,001
	RS	2/24/12	2/17/11				88,950			3,224,438

Thomas F. Ackerman	EICP	12/13/11	12/13/11	10,378	207,559	415,118
	SO	2/24/12	2/17/11					22,150	36.25	244,093
	RS	2/24/12	2/17/11				20,200			732,250

Jörg Geller	EICP	12/13/11	12/13/11	9,174	183,487	366,975
	SO	2/24/12	2/17/11					27,950	36.25	308,009
	RSU	2/24/12	2/17/11				25,500			924,375

Nancy A. Gillett	EICP	12/13/11	12/13/11	10,140	202,809	405,619
	SO	2/24/12	2/17/11					22,150	36.25	244,093
	RS	2/24/12	2/17/11				20,200			732,250

David P. Johst	EICP	12/13/11	12/13/11	11,497	229,946	459,893
	SO	2/24/12	2/17/11					22,150	36.25	244,093
	RS	2/24/12	2/17/11				23,325			845,531

(*)
Types of Award:

        EICP—Executive Incentive Compensation Plan
        SO—Stock Option
        RS—Restricted Stock
        RSU—Restricted Stock Unit

(1)
See the section of the Proxy Statement entitled "Compensation Discussion and Analysis" for a discussion regarding our equity award grant date practices.

(2)
Reflects the threshold amount payable (5% of target for corporate goals), the target amount payable (60% of historical target for at-plan performance of Corporate and business unit goals), and maximum amount payable (200% of target for all goals) under the EICP plan for fiscal year 2012, per the adjusted 2012 payout approved by the Compensation Committee. See the description of the adjusted 2012 EICP plan under "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Awards" set forth on pages 49-52 of this Proxy Statement. Threshold amounts reflect minimum award opportunity under the EICP plan for the smallest weighted EICP goal for the respective named executive, although if minimum performance levels (90% of performance target) are not achieved, there may be no payout. Under certain discretionary circumstances, additional amounts can be paid under the EICP plan. The potential payouts are performance-driven and therefore completely variable. Actual amounts paid to the named executives under the EICP plan with respect to fiscal year 2012 are set forth in the Summary Compensation Table above.

(3)
Reflects restricted common stock granted on February 24, 2012.

(4)
Reflects stock options granted on February 24, 2012.

(5)
The grant date fair market value of options has been calculated using the Black-Scholes pricing model, based on the following assumptions: an expected volatility of 35%, a weighted average expected life of 4.53 years and a risk-free interest rate of .84%. The grant date fair value of restricted stock is determined from the market value of the stock on the date of grant.

  Description of Certain Awards Granted in 2012

        All awards of stock options and restricted stock were granted pursuant to our 2007 Incentive Plan, as amended. Options vest and become exercisable in equal installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. Restricted shares generally vest in equal installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment, with the exception of 3,125 shares of restricted stock that were granted to Mr. Johst on February 24, 2012, which vest in equal installments on or about the anniversary date in each of the two years following the date of grant, subject to continued employment. The exercise price of stock options is equal to the closing price of our common stock on the date of grant. All grants of non-equity incentive plan awards have been made pursuant to our EICP plan.

  Employment-Related Agreements and Arrangements

        As described in the Compensation Discussion and Analysis, we do not enter into employment agreements with any of our U.S.-based corporate executive officers. The named executives, however, are beneficiaries of certain separation and change-in-control agreements, as well as defined benefit and deferred compensation arrangements, as further described below in this Proxy Statement.

        As is customary for many of our European employees, Dr. Geller has an employment agreement with one of our German subsidiaries, which has been in effect since June 2006, prior to him becoming a senior officer. The employment agreement provides for Dr. Geller to receive a base salary of approximately €237,800 per year and provides for his participation in our EICP Plan and the continuation of his pre-existing pension arrangements. Dr. Geller also receives use of an automobile and home office equipment. As is customary for European-based executives, Dr. Geller's employment agreement contains non-competition provisions extending one year post-termination contingent upon payments from the Company equal to 50% of the average of his last three annual salaries (including bonus and automobile expenses). Dr. Geller's employment agreement renews annually unless otherwise is terminated with seven months advance notice. Upon termination, the employment agreement provides that Dr. Geller will receive an amount equivalent to the average of his last three annual salaries (including bonus and automobile expenses). Since Dr. Geller was initially appointed an executive officer of the Company, his compensation has been reviewed and approved by our Compensation Committee in the same manner as our other executive officers, which accounts for the difference between his contractual and actual base salary amounts.

 Outstanding Equity Awards at Fiscal 2012 Year-End

        The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our named executive officers as of December 29, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

James C. Foster	196,958	0		32.87	07/23/2013
	150,000	0		43.07	02/13/2014
	142,206	0		47.75	02/17/2015
	23,438	0		47.36	05/09/2015
	121,400	0		38.03	08/11/2013
	84,450	0		46.60	02/23/2014
	79,900	0		58.58	02/28/2015
	0	53,313	(2)	24.80	02/27/2016
	80,000	80,000	(3)	37.92	02/26/2017
	35,537	106,613	(4)	37.03	02/25/2018
	0	97,550	(5)	36.25	02/24/2019	154,775	(6)	5,708,102

Thomas F. Ackerman	26,600	0		32.87	07/23/2013
	20,200	0		43.07	02/13/2014
	32,930	0		47.75	02/17/2015
	11,719	0		47.36	05/09/2015
	26,250	0		38.03	08/11/2013
	31,650	0		46.60	02/23/2014
	26,100	0		58.58	02/28/2015
	51,112	17,038	(2)	24.80	02/27/2016
	25,000	25,000	(3)	37.92	02/26/2017
	9,875	29,625	(4)	37.03	02/25/2018
	0	22,150	(5)	36.25	02/24/2019	40,488	(7)	1,493,197

Jörg Geller	3,025	0		38.03	08/11/2013
	7,200	0		46.60	02/23/2014
	7,350	0		58.58	02/28/2015
	6,412	6,413	(2)	24.80	02/27/2016
	8,325	8,325	(3)	37.92	02/26/2017
	2,862	8,588	(4)	37.03	02/25/2018
	0	27,950	(5)	36.25	02/24/2019	37,393	(8)	1,379,054

Nancy A. Gillett	15,400	0		38.03	08/11/2013
	25,388	0		46.60	02/23/2014
	27,800	0		58.58	02/28/2015
	0	14,813	(2)	24.80	02/27/2016
	14,425	14,425	(3)	37.92	02/26/2017
	6,437	19,313	(4)	37.03	02/25/2018
	0	22,150	(5)	36.25	02/24/2019	33,826	(9)	1,247,503

David P. Johst	26,600	0		32.87	07/23/2013
	20,200	0		43.07	02/13/2014
	32,930	0		47.75	02/17/2015
	11,719	0		47.36	05/09/2015
	26,250	0		38.03	08/11/2013
	29,450	0		46.60	02/23/2014
	26,100	0		58.58	02/28/2015
	34,075	17,038	(2)	24.80	02/27/2016
	27,900	27,900	(3)	37.92	02/26/2017
	9,875	29,625	(4)	37.03	02/25/2018
	0	22,150	(5)	36.25	02/24/2019	45,763	(10)	1,687,739

(1)
Calculated based on the closing price ($36.88) of our stock on December 28, 2012, the last trading day of the fiscal year 2012.

(2)
The unexercisable stock options vest on 2/27/2013.

(3)
One half of the unexercisable stock options vest on each of the following dates: 2/26/2013 and 2/26/2014.

(4)
One third of the unexercisable stock options vest on each of the following dates: 2/25/2013, 2/25/2014 and 2/25/2015.

(5)
The stock options vest in 25% increments on each of the following dates: 2/24/2013, 2/24/2014, 2/24/2015 and 2/24/2016.

(6)
The stock awards vest as follows: 13,500 shares vest on 2/27/2013, 10,000 shares vest on 2/26/2013, 10,000 shares vest on 2/26/2014, 10,775 shares vest on 2/25/2013, 10,775 shares vest on 2/25/2014, 10,775 shares vest on 2/25/2015, 22,237 shares vest on 2/24/2013, 22,238 shares vest on 2/24/2014, 22,237 shares vest on 2/24/2015 and 22,238 shares vest on 2/24/2016.

(7)
The stock awards vest as follows: 4,313 shares vest on 2/27/2013, 3,487 shares vest on 2/26/2013, 3,488 shares vest on 2/26/2014, 3,000 shares vest on 2/25/2013, 3,000 shares vest on 2/25/2014, 3,000 shares vest on 2/25/2015, 5,050 shares vest on 2/24/2013, 5,050 shares vest on 2/24/2014, 5,050 shares vest on 2/24/2015 and 5,050 shares vest on 2/24/2016.

(8)
Consists of restricted stock units which vest as follows: 1,625 units vest on 2/27/2013, 1,162 units vest on 2/26/2013, 1,163 units vest on 2/26/2014, 863 units vest on 2/25/2013, 862 units vest on 2/25/2014, 863 units vest on 2/25/2015, 1,785 units vest on 10/3/2013, 1,785 units vest on 10/3/2014, 1,785 units vest on 10/3/2015, 6,375 units vest on 2/24/2013, 6,375 units vest on 2/24/2014, 6,375 units vest on 2/24/2015 and 6,375 units vest on 2/24/2016.

(9)
The stock awards vest as follows: 2,813 shares vest on 2/27/2013, 938 shares vest on 2/27/2013, 2,012 shares vest on 2/26/2013, 2,013 shares vest on 2/26/2014, 1,950 shares vest on 2/25/2013, 1,950 shares vest on 2/25/2014, 1,950 shares vest on 2/25/2015, 5,050 shares vest on 2/24/2013, 5,050 shares vest on 2/24/2014, 5,050 shares vest on 2/24/2015 and 5,050 shares vest on 2/24/2016.

(10)
The stock awards vest as follows: 4,313 shares vest on 2/27/2013, 3,887 shares vest on 2/26/2013, 3,888 shares vest on 2/26/2014, 4,350 shares vest on 2/25/2013, 3,000 shares vest on 2/25/2014, 3,000 shares vest on 2/25/2015, 6,612 shares vest on 2/24/2013, 6,613 shares vest on 2/24/2014, 5,050 shares vest on 2/24/2015 and 5,050 shares vest on 2/24/2016.

        We have not engaged in any option repricings or other modifications to any of our outstanding equity awards during fiscal years 2010, 2011, or 2012.

"In the Money" Options at Fiscal Year-End

        This table demonstrates the linkage between negative share price performance and option grants to the named executives. It shows the number of vested but unexercised option shares held by the named executives at December 29, 2012 that have an exercise price below the market price of our common stock on December 28, 2012, the last trading day of our fiscal year.

Name	Option Shares Exercisable at 12/29/12(1)	Option Shares "In the Money" at 12/29/12(2)

James C. Foster	913,989	196,958

Thomas F. Ackerman	261,436	77,712

Jörg Geller	35,174	6,412

Nancy A. Gillett	89,450	0

David P. Johst	245,099	60,675

(1)
Number of shares underlying unexercised but vested and exercisable options at December 29, 2012.

(2)
Number of exercisable option shares with an option exercise price less than the closing price of Company common stock ($36.88) on December 28, 2012.

 2012 Option Exercises and Stock Vested

        The following table shows information regarding stock option exercises and vesting of restricted stock awards and restricted stock units with respect to the named executives during the year ended December 29, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James C. Foster	170,692	856,261	41,300	1,493,753
Thomas F. Ackerman	23,400	23,423	13,088	473,342
Jörg Geller(3)	—	—	6,085	227,034
Nancy A. Gillett	14,812	160,180	10,150	366,767
David P. Johst	20,290	27,391	16,158	584,629

(1)
The value realized on the exercise of stock options and the immediate sale of shares acquired upon exercise is based on the difference between the exercise price and the intraday price of our common stock at the time of exercise. In other circumstances, such as when the underlying shares are held following the exercise of the stock option, the value realized is based on the difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)
The value realized on vesting of restricted stock is based on the closing price of our common stock on the trading date immediately preceding the date of vesting.

(3)
Dr. Geller's total includes 6,085 restricted stock units which vested in 2012.

2012 Pension Benefits

        One of our sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan (Pension Plan), is a qualified, non-contributory plan that covers most U.S. employees hired prior to January 1, 2002. Employees hired after December 31, 2001 are not eligible to participate in this Pension Plan. Each of the named executives, with the exception of Dr. Geller, is a participant in the pension plan and has an accrued pension benefit thereunder. The Pension Plan was frozen effective April 30, 2008. No additional benefits will accrue to participants after such date. All participants' rights to benefits under this plan have vested.

        Benefits under the Pension Plan are based on the participants' highest five consecutive years of compensation and years of service as of April 30, 2008. The amount of pension payable annually at normal retirement (age 65) is equal to the greatest of: (1) 1 1/8% of participants' highest average five consecutive years of compensation (excluding compensation earned after April 30, 2008) multiplied by years of service earned through April 30, 2008 (up to 40 years), less the maximum offset allowance determined as of April 30, 2008 in accordance with the Code Section 401(l); (2) $180 multiplied by years of service as of April 30, 2008; and (3) $1,500. In addition, certain officers and key employees are entitled to a frozen supplemental benefit ranging in amount from $51,000-$97,000. The applicable amounts for the named executives are as follows: Mr. Foster, $73,000; Mr. Ackerman, $97,000; and Mr. Johst, $79,000. Dr. Gillett is not entitled to a frozen supplemental benefit.

        Compensation under the Pension Plan generally would include amounts shown as salary and non-equity incentive plan compensation for the named executives (as shown on the Summary Compensation Table above) and would exclude any wages derived from stock options or severance pay. Early retirement benefits are provided to any retiring participant who has attained age 55 and completed five years of vesting service. The early retirement benefit is equal to the participant's normal retirement benefit reduced by 5/9% per month for the first 60 months and 5/18% for each month over 60 by which the participant's benefit commencement date precedes his or her normal retirement date. Messrs. Foster and Ackerman and Dr. Gillett are each currently eligible for early retirement.

        Participants' rights to benefits under this plan vest upon completion of five years of service.

        We provide a defined benefit plan through one of our German subsidiaries (Germany Pension Plan) through which Dr. Geller participates and is vested in his accrued pension benefit. The benefit under the Germany Pension Plan is a fixed monthly amount of 5,744 Euros as of 2004, with a 4% per year increase applicable for each year Dr. Geller remains actively employed after 2004. As of the end of fiscal 2012, taking into account the annual increase, the monthly amount of the benefit is approximately 8,503 Euros. The normal retirement age under the Germany Pension Plan is age 60, with reduced early retirement benefits available if Dr. Geller draws an early retirement pension from German Social Security.

        The table below sets forth information regarding the accumulated benefits of the named executives under our Pension Plan and the Germany Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James C. Foster	Charles River Laboratories, Inc. Pension Plan	32.6	$1,645,404	0
Thomas F. Ackerman	Charles River Laboratories, Inc. Pension Plan	20.0	$1,395.286	0
Jörg Geller	CRL Germany WIGA GmbH Pension Plan	25.0	$2,596,189	0
Nancy A. Gillett	Charles River Laboratories, Inc. Pension Plan	8.0	$160,319	0
David P. Johst	Charles River Laboratories, Inc. Pension Plan	17.0	$860,055	0

(1)
The maximum years of credited service under our Pension Plan is 40 years. Credited service disclosed for participants in the Pension Plan is shown as of April 30, 2008, when benefits were frozen. Credited service for Dr. Geller under the Germany Pension Plan reflects his service through the end of fiscal 2012.

(2)
The present value of accumulated benefits disclosed is based on the assumptions used in our financial statement disclosures. For the Pension Plan these assumptions include a discount rate of 3.80% and mortality in accordance with the RP-2000 Mortality Table for 2013 (as prescribed by Treasury regulation 1.430(h)(3)-1). The amounts reflected in this column include the frozen supplemental benefit amounts referred to in the description of the Pension Plan above. The normal form of payment under the Pension Plan is a straight-life annuity. For the Germany Pension Plan the assumptions include a discount rate of 3.5% and the Heubeck 2005G Mortality Table.

2012 Nonqualified Deferred Compensation

        We maintain the Charles River Laboratories Deferred Compensation Plan (Deferred Compensation Plan) for certain eligible employees, including our named executives with the exception of Dr. Geller. Under the Deferred Compensation Plan, participants may elect to defer bonus and salary amounts, and may select the investment returns to be applied to deferred amounts from among a menu of referenced mutual funds as well as an interest crediting rate.

        The plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974. Participants must specify the distribution date for deferred amounts at the time of deferral, in accordance with applicable IRS regulations. Generally, amounts may be paid in lump sum or installments upon retirement or termination of employment, or later if the employee terminates employment after age 55 and before age 65. Amounts may also be distributed during employment, subject to a minimum deferral requirement of three years.

        In addition to the Deferred Compensation Plan, certain of our officers and key employees also participate, or in the past participated, in our amended and restated Executive Supplemental Life Insurance Retirement Plan, or ESLIRP, which is a non-funded, non-qualified arrangement. Annual benefits under this plan equal a percentage of the average of the highest five consecutive years of compensation, offset by amounts payable under our Pension Plan and Social Security. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. The normal retirement age is 62. Eligible spouses (married one year or longer at the executive's retirement date) receive survivor benefits at a rate of 100% of the benefit paid to the executives during the first 15 years following retirement and at the rate of 50% thereafter. Executive officer participants vest as to 50% of the total benefit after five years of service with a 10% incremental increase in vesting percentage for each year thereafter. The total ESLIRP benefit will be offset by our Pension Plan and Social Security.

        In connection with the establishment of the Deferred Compensation Plan in 2006, current active employees who agreed to convert their accrued ESLIRP benefit to a comparable deferred compensation benefit discontinued their direct participation in the ESLIRP. Instead, the present values of the accrued benefits of ESLIRP participants were credited to their Deferred Compensation Plan accounts, and future ESLIRP accruals will now be converted to present values and credited to their Deferred Compensation Plan accounts annually. Messrs. Foster, Ackerman and Johst were participants in the ESLIRP.

        In addition, we provide certain active employees, including Dr. Gillett, an annual contribution into their Deferred Compensation Plan account of 10% of the employee's base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus. The credited amounts for Dr. Gillett vest in 1/4 increments annually over a four-year period.

        Separately, the Deferred Compensation Plan provides certain senior executives, including the named executives, with a pre-retirement life insurance death benefit equal to four times the sum of (1) their base annual salary plus (2) their target bonus amounts (on a net basis taking into account all other company-provided life insurance). For total life insurance amounts potentially payable to the named executive upon their termination of employment due to death, see the section of this Proxy Statement entitled "Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control."

        The following table sets forth, for each of our named executives, information regarding their participation in our Deferred Compensation Plan during 2012.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(2)
James C. Foster	0	7,310	902,905	0	10,202,539
Thomas F. Ackerman	0	4,755	360,542	0	3,641,371
Nancy A. Gillett	0	55,985	8,302	0	427,951
David P. Johst	0	2,320	189,002	0	2,583,232

(1)
For purposes of consistency, the amounts shown in this table include only those contributions, earnings, withdrawals, and distributions that occurred during calendar year 2012. Accordingly, amounts credited by us with respect to compensation earned in the last fiscal year, but which are credited in 2013, have not been included in this table. However, these amounts (Mr. Foster, $0; Mr. Ackerman, $0; Dr. Gillett, $68,797; and Mr. Johst, $126,986) have been included in the total compensation set forth in the Summary Compensation Table under the column entitled "All Other Compensation." Dr. Geller is not eligible to participate in the Deferred Compensation Plan. As further discussed in the narrative above, the amounts set forth in the column entitled "Registrant Contributions in Last FY" represent the present value of the accrued benefits, after adjustments for outstanding Medicare taxes, which were credited to the named executives' Deferred Compensation Plan account balances.

(2)
The amounts listed under the column "Registrant Contributions in Last FY" in this table and in prior years have been reported as compensation in the Summary Compensation Table for previous years.

Potential Payments upon Termination or Change in Control

        The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated on December 29, 2012, given the named executive's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. (Since our last trading day in fiscal 2012 was December 28, 2012, where applicable we have assumed a stock price of $36.88, the closing price on that date.) Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the named executive's age.

  Disability and Life Insurance

        Separate from the provisions of the Officer Separation Plan or the change in control agreements discussed below, the named executives may be entitled to disability or life insurance proceeds in the event of termination due to such events. For instance, in the event of termination of the U.S.-based named executives as a result of disability, disability insurance could provide, in line with our other employees, up to a maximum additional amount of 100% of salary for up to 26 weeks (short-term disability) and up to 60% of basic monthly earnings up to $25,000 per month (long-term disability). In the event of termination of the named executives as a result of death, additional life insurance payments could provide a maximum additional amount to the named executives' beneficiaries as follows: Mr. Foster, $8,251,229; Mr. Ackerman, $3,360,480; Dr. Gillett, $3,283,581; and Mr. Johst, $3,722,943 inclusive of amounts payable as a result of the pre-retirement death benefit pursuant to our Deferred Compensation Plan). While Dr. Geller is not subject to the same life insurance benefits as our U.S.-based named executives, he is the beneficiary of insurance policies that will pay him or his spouse a one-time aggregate payment of 56,224 Euros upon the date of his 60th birthday (regardless of whether he is employed by the Company at such time); the Company pays the premiums on these policies and such premium amounts are reflected in the Summary Compensation Table for Dr. Geller under "All Other Compensation." The total termination compensation described below does not include these amounts.

  Severance Plans

        Under our Officer Separation Plan, a corporate officer whose employment is terminated by us for reasons other than cause, voluntary resignation, disability, early or normal retirement or death and who has not been offered a comparable position (as defined under the Officer Separation Plan) with us is entitled to receive a severance payment in accordance with the following table:

Years of Completed Company Service at Separation Date

	Less than 2 years	2 years to 5 years	5 years or more

Level:	Amount of Base Salary Pay Continuations:

Executive Vice President and above	One year	One year; additional 12 months mitigated severance	Two years

Senior Vice President	Six months	One year	One year; additional 12 months mitigated

Vice President	Six months	Six months; additional six months mitigated severance	One year

        During the period in which such officer receives paid outsourcing support from us, the officer is entitled to receive the mitigated severance on a month-to-month basis (up to the maximum period set forth in the table above) to the extent the officer has not accepted an offer for full-time employment, advisory, consulting or other full-time work. Corporate officers will be entitled to be paid accrued vacation time and unused paid time off. In addition, the Officer Separation Plan provides corporate officers with certain benefits continuing for the length of the severance payments (primarily health and welfare benefits), as well as reimbursement for specified outplacement services. Furthermore, corporate officers who are participants in the EICP plan may be eligible for payouts in accordance with the terms and conditions of the EICP. Payments under the Officer Separation Plan are generally made bi-weekly (our normal payroll cycle), although if any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the officer to additional tax, interest or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service, or the officer's death. In exchange for these payments, the officer must execute a release agreement satisfactory to us that includes, among other things, agreement not to compete with us or solicit our employees for one year following the officer's separation. The Officer Separation Plan is not applicable to any corporate officer who has entered into a written employment agreement providing for severance payments. With the exception of Dr. Geller, each of the named executives is a participant in this plan. Dr. Geller's employment agreement contains provisions for severance payments. For further information regarding Dr. Geller's employment agreement, see page 60 of this Proxy Statement.

  Change in Control Agreements

        We have entered into change in control agreements with our corporate officers with the position of corporate executive vice president or above, including each of the named executives. These agreements provide such officer with severance and other benefits in the event his or her employment terminates under certain conditions during the term of the agreement and within one year following a "change in control" (as defined in the agreements). Each agreement has a term of three years, with automatic one-year extensions thereafter. Payments made to the corporate officer under the agreement will generally offset or reduce payments and benefits to which the officer may be entitled under any other severance plan or agreement with us (including the Officer Separation Plan described above).

        The agreements provide that any options to acquire our common stock awarded to the corporate officer under any stock option or other long-term incentive plan shall become fully exercisable upon both (1) the occurrence of the change in control and (2) the termination of the officer within eighteen months following such change-in-control. In addition, restrictions on any shares of our restricted stock held by the corporate officer shall lapse upon such events.

        Each corporate officer covenants in his or her agreement that, in the event of a change in control during the term of the agreement, he or she will remain in our employ after the change in control until the earliest of (1) six months after the date of the change in control, (2) termination by the corporate officer of his or her employment for "good reason" (as defined in the agreement) or by reason of death, disability or retirement, or (3) termination of the corporate officer's employment by us for any reason.

        If the employment of the corporate officer is terminated during the term of the agreement and on or before the first anniversary of a change in control (1) by us other than for "cause" (as defined in the agreement), death or disability, or (2) by the corporate officer for good reason, the corporate officer will be entitled to certain severance benefits, as follows:

  •
  a lump sum cash severance payment equal to a multiple of three (Mr. Foster only) and two (all other named executives) times the sum of (1) the corporate officer's then-annual base salary, and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs;

  •
  for those corporate officers at the Senior Vice President level and above, an additional payment to "gross-up" the corporate officer for any excise tax imposed by Section 4999 of the Code (provided that if the aggregate value of payments by us to or on behalf of the corporate officer is less than 315% of the "base amount" (as defined under §280G(b)(3) of the Code), the corporate officer will not be entitled to a "gross-up" and instead such payments shall be reduced to an amount equal to $1 less than 300% of the "base amount");

  •
  In 2013, for the limited number of our executives with whom we had change-in-control agreements we have amended these agreements to eliminate the payment by Charles River of any such "gross-up" payments; however, for purposes of this required disclosure in this section of the proxy statement, we calculate as of the end of our fiscal 2012, at which time such provisions were still in place;

  •
  additional service credit of three years (Mr. Foster) and two years (all other named executives) for pension purposes assuming a 4% increase in compensation for each year;

  •
  continuation of group medical benefits and certain other perquisites for a period of three years (Mr. Foster only) and two years (all other named executives); and

  •
  26 weeks of outplacement services (up to $50,000), and payment of legal fees incurred in connection with any termination of employment other than a termination by us for cause.

        If any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the named executive to additional tax, interest or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service, or the named executive's death.

        A "change in control" is defined in each agreement as any one of the following: (1) the closing of the sale of all or substantially all of our assets as an entirety to any person or related group of persons; (2) our merger or consolidation with or into another corporation or the merger or consolidation of another corporation with or into us or one of our subsidiaries, such that immediately after such transaction our outstanding voting securities immediately prior to such transaction represent less than a majority of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; or (3) the closing of a transaction pursuant to which beneficial ownership of more than 50% of our outstanding common stock (assuming the issuance of common stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire common stock) is transferred to a single person or entity, or a "group" (within the meaning of Rule 13d-5(b)(l) of the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions.

        Under the agreement, the term "cause" is defined as: (1) the willful and continued failure of the corporate officer to perform his or her duties with us, (2) a substantial violation of our Code of Business Conduct and Ethics (and any successor policy), (3) conviction of a felony, or (4) engaging in conduct that violates the confidentiality provisions of the agreement. "Good Reason" is generally defined to include: (1) situations such as the assignment to the corporate officer of duties inconsistent with his or her position or responsibility prior to the change in control, (2) a reduction in annual base salary (excluding across-the-board salary reductions affecting all senior executives), (3) failure to pay any portion of current compensation or deferred compensation when due after the expiration of a grace period (excluding across-the-board reductions or failures affecting all senior executives), (4) failure to maintain any compensation plan that is material to the corporate officer's total compensation, (5) failure to maintain material benefits that are substantially the same as those in effect when the change in control occurs, and (6) job relocations requiring the corporate officer to relocate more than 50 miles from the office where he or she is based.

  Severance Payments Absent a Change-in-Control

        The chart below sets forth the amounts payable to each named executive in the event of termination absent a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  Termination occurs on December 29, 2012 (last day of the fiscal year 2012).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid for by us; therefore it was not included as a part of the cash severance payment. However, in actual practice, under the EICP plan, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death or disability).

  •
  We have assumed that none of the named executives has accrued or unused vacation remaining at the time of termination.

Benefits Continuation—

  •
  In accordance with the Officer Separation Plan, the benefits continuation value for each named executive other than Dr. Geller includes continuation of medical and dental coverage for the applicable severance period.

Retirement Plan Benefits—

  •
  The values reflect the total account balance in the Deferred Compensation Plan as of December 29, 2012, and the lump sum present value of the accrued benefits under our U.S. Pension Plan and Germany Pension Plan as of December 29, 2012.

  •
  Benefits under these plans are currently vested and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code).

Other Benefits—

  •
  The Officer Separation Plan provides for professional outplacement services for all of the named executives other than Dr. Geller. The values reflect the maximum cost of professional outplacement services equal to the lesser of: (1) 15% of the executive's base salary and prior year's bonus paid or (2)(a) $75,000 (for executive vice presidents (or higher)) or (b) $50,000 (for senior vice presidents and vice presidents).

Equity—

  •
  In accordance with the 2007 Incentive Plan, as amended, the named executives are entitled to up to three months after termination to exercise any vested stock options. We have assumed that any unvested options or restricted stock after such time are forfeited.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Total

James C. Foster

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$11,847,943	$0	$11,847,943

Involuntary Termination—Not for Cause/Good Reason	$2,062,807	$31,955	$0	$11,847,943	$75,000	$14,017,705

Thomas F. Ackerman

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$5,036,657	$0	$5,036,657

Involuntary Termination—Not for Cause/Good Reason	$988,376	$31,955	$0	$5,036,657	$75,000	$6,131,989

Jörg Geller

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$584,516	$0	$0	$2,596,189	$0	$3,180,705

Involuntary Termination—Not for Cause/Good Reason	$584,516	$0	$0	$2,596,189	$0	$3,180,705

Nancy A. Gillett

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$588,270	$0	$588,270

Involuntary Termination—Not for Cause/Good Reason	$965,759	$41,830	$0	$588,270	$75,000	$1,670,859

David P. Johst

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$3,443,287	$0	$3,443,287

Involuntary Termination—Not for Cause/Good Reason	$1,094,983	$41,830	$0	$3,443,287	$75,000	$4,655,100

(1)
Equity value for death, disability and termination without Cause or for Good Reason absent a change-in-control reflects the value of any unvested, but accelerated, stock options and restricted stock (units). In these termination situations, unvested awards do not accelerate.

(2)
Reflects payment for professional outplacement services.

(3)
Amounts for Dr. Geller are converted from Euros to U.S. Dollars based on the currency exchange rate as of December 28, 2012, the last trading day of the Company's fiscal year.

Severance Payments Following a Change-in-Control

        The chart below sets forth the amounts payable to each named executive in the event of termination following a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  A change-in-control is assumed to have occurred on December 29, 2012 (last day of the fiscal year 2012). However, no change-in-control actually occurred on the aforementioned date.

  •
  Termination occurs on December 29, 2012 (last day of the fiscal year 2012).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid by us; therefore it was not included as a part of the cash severance payment. However, in actual practice, under the EICP plan, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death or disability).

  •
  For purposes of determining the amount of the lump sum cash severance payment equal to a multiple of three (Mr. Foster only) and two (all other named executives) times the sum of (1) the corporate officer's then annual base salary and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs, we have assumed that the target bonus is the modified target bonus for fiscal 2012, as discussed in more detail in the section of this Proxy Statement entitled "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Awards."

  •
  We have assumed that none of the named executives has any accrued or unused vacation remaining at the time of termination.

Benefits Continuation—

  •
  The benefits continuation value for each named executive includes 24-month continuation (36 for Mr. Foster) of medical, dental, basic life/AD&D, long-term disability and other welfare-type benefits at the time of termination. For Dr. Geller, this includes 24 months of continued life insurance.

Retirement Plan Benefits—

  •
  In addition to the triggered benefits described above, the values reflect the total account balance of the Deferred Compensation Plan as of December 29, 2012, and the lump sum present value of the accrued benefits under the Pension Plan as of December 29, 2012.

  •
  Under the Pension Plan, no additional compensation for additional years' service credit has been added since the Pension Plan was frozen in 2008.

  •
  Benefits under these plans are vested and will automatically be paid upon any termination.

Equity—

  •
  As of December 29, 2012, the change-in-control agreements provide for full acceleration of all unvested equity awards upon a change-in-control. The values reflect the in-the-money value of all unvested stock options and the value of all unvested restricted stock. However, we note that as a result of amendments to the change-in-control agreements in early 2013, accelerated vesting will now only occur if the named executive is terminated within eighteen months of the change in control.

Tax 280G Gross-Up—

  •
  The change-in-control agreements for the named executives provide that we pay the 20% excise tax under Section 4999 of the Code for the executive, but only if the payments subject to the tax is more than 315% of the executive's five-year average W-2 taxable income. If the total severance payments do not exceed this amount, then payments are reduced to $1 less than the safe harbor limit (300% of the five-year average W-2 taxable income). However, we note that as a result of amendments to the change-in-control agreements in early 2013, we have eliminated the obligation to pay such excise tax payments.

    •
    In 2013, for the limited number of our executives with whom we had change-in-control agreements we have amended these agreements to eliminate the payment by Charles River of any such "gross-up" payments; however, for purposes of this required disclosure in this section of the proxy statement, we calculate as of the end of our fiscal 2012, at which time such provisions were still in place.

  •
  Based on the totality of assumptions, in no case do the total severance payments to a named executive amount to more than 315% of the executive's five-year average W-2 taxable income.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Tax Gross-Up	Total

James C. Foster

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$6,413,574	$11,847,943	$0	$0	$18,261,517

Involuntary Termination (Severance)—Not for Cause/Good Reason	$4,950,737	$161,607	$6,413,574	$11,847,943	$50,000	$0	$23,423,860

Thomas F. Ackerman

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$1,712,947	$5,036,657	$0	$0	$6,749,604

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,278,959	$59,932	$1,712,947	$5,036,657	$50,000	$0	$8,138,494

Jörg Geller

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$1,474,107	$2,596,189	$0	$0	$4,070,296

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,109,831	$3,184	$1,474,107	$2,596,189	$50,000	$0	$5,233,311

Nancy A. Gillett

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$1,440,356	$588,270	$0	$0	$2,028,626

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,147,476	$66,484	$1,440,356	$588,270	$50,000	$0	$3,292,586

David P. Johst

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$1,907,489	$3,443,287	$0	$0	$5,350,776

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,416,908	$63,180	$1,907,489	$3,443,287	$50,000	$0	$6,880,864

(1)
Equity value following a change-in-control reflects the value of all unvested stock options, restricted stock, restricted stock unit and performance awards, assuming all options, restricted stock (unit) outstanding as of the date of the change-in-control accelerate and become fully exercisable (using our closing stock price on December 28, 2012 of $36.88).

(2)
Reflects maximum payment for professional outplacement services.

(3)
Amounts for Dr. Geller are converted from Euros to U.S. Dollars based on the currency exchange rate as of December 28, 2012, the last trading day of the Company's fiscal year.

Related Person Transaction Policy

        We maintain a written Related Person Transactions Policy (available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption) which is intended to promote the timely identification of transactions involving "related persons" (as such term is defined pursuant to SEC regulations) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. The policy covers any financial transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships. The Board has designated the Audit Committee to oversee this policy.

        If a transaction qualifies as a related person transaction, the Audit Committee then considers all relevant facts and circumstances including, without limitation: commercial reasonableness of the terms; the benefit and perceived benefit, or lack thereof, to us; opportunity costs of alternate transactions; the materiality and character of the related person's direct or indirect interest; and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is either (1) in our best interests and our shareholders or (2) is not inconsistent with our best interests and our shareholders.

        As of the date of this Proxy Statement, we are not aware of the existence of any related person transaction since the beginning of fiscal year 2012.

Compensation Committee Interlocks and Insider Participation

        During the 2012 fiscal year, the Compensation Committee consisted of Dr. Kochevar and Messrs. Reese and Waltrip. None of these individuals has served as our officer or employee or for any of our subsidiaries. We are not aware of any compensation committee interlocks.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. During fiscal 2012, the members of the Audit Committee included Messrs. Bertolini, Chubb, and Massaro.

        The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, its compliance with legal and regulatory requirements and the quality of its external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process. The Board of Directors has determined that Robert J. Bertolini, Stephen D. Chubb, and George E. Massaro are each Audit Committee financial experts. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 29, 2012, the Audit Committee took the following actions:

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended December 29, 2012, the quarterly financial statements and the annual and quarterly earnings press releases with management, which has primary responsibility for the financial statements and the earnings releases, and PricewaterhouseCoopers LLP, our independent registered public accounting firm.

  •
  Reviewed and discussed with management the requirements under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and monitored the activity surrounding the compliance initiative of our management and the audit-related activity of PricewaterhouseCoopers LLP.

  •
  Met with our management, internal auditors and PricewaterhouseCoopers LLP, separately and together, with and without management present, to discuss our financial reporting process and internal control over financial reporting in addition to other matters required to be discussed by Public Company Accounting Oversight Board AU Section 380.

  •
  Reviewed with the independent auditor all services provided during 2012 and found no independence concerns and approved all work in advance of completion consistent with prescribed policy and procedures. In addition, the Audit Committee received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by the Public Company Accounting Oversight Board. The Audit Committee further discussed with PricewaterhouseCoopers LLP their independence and acknowledged their independence.

  •
  Considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

  •
  Evaluated the annual inspection report by the Public Company Accounting Oversight Board of PricewaterhouseCoopers LLP, and discussed the report with PricewaterhouseCoopers LLP. The Audit Committee also evaluated a report on PricewaterhouseCoopers LLP's quality controls, and discussed the report with them.

  •
  Monitored compliance with the policies and procedures for the engagement of the independent registered public accounting firm. The Committee engaged the independent registered public accounting firm only for certain services including audit, audit-related and specifically approved tax and other services.

  •
  Monitored compliance with the policy and procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding our accounting, internal controls over financial reporting and auditing matters.

        Based on the Audit Committee's review of the audited financial statements, and representations made by and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 for filing with the Securities and Exchange Commission.

Mr. George E. Massaro (Chair) Mr. Robert J. Bertolini Mr. Stephen D. Chubb

        The foregoing report should not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, by any general statement incorporating by reference this Proxy Statement except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under such Acts.

 PROPOSAL FOUR
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 28, 2013 and the effectiveness of our internal control over financial reporting as of December 28, 2013. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the fiscal year ended December 29, 2012 and audited our financial statements for the fiscal year ended December 29, 2012 and the effectiveness of our internal control over financial reporting as of December 29, 2012. The Audit Committee proposes that the shareholders ratify this appointment for the fiscal year ending December 28, 2013. We expect that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

        In the event that ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not obtained at the Meeting, the Audit Committee will reconsider its appointment. Even if ratification is obtained, the Audit Committee may decide in the future it is in our interest to no longer retain PricewaterhouseCoopers LLP.

        The affirmative vote of a majority of the votes properly cast at the Meeting is required to ratify the appointment of the independent registered public accounting firm.

Statement of Fees Paid to Independent Registered Public Accounting Firm

        The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 29, 2012 and December 31, 2011, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2012	2011
Audit fees(1)	$4,348,304	$3,356,941
Audit-related fees(2)	914,481	80,200
Tax fees(3)	102,000	243,390
All other fees(4)	7,200	7,200

Total(5)	$5,371,985	$3,687,731

(1)
Audit fees consisted of work performed in the integrated audit of our annual consolidated financial statements filed on Form 10-K, audit activity directly related to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly condensed consolidated financial statements filed on Forms 10-Q, and the audits of statutory financial statements of certain foreign subsidiaries. All such services were approved in advance by the Audit Committee.

(2)
Audit-related fees consisted principally of fees for financial due diligence services for potential acquisitions and work performed in the audit of our employee benefit plans. All such services were approved in advance by the Audit Committee.

(3)
Tax fees related to tax compliance, consulting, and tax return preparation. All such services were approved in advance by the Audit Committee.

(4)
All other fees consisted of fees for an accounting research tool. All such services were approved in advance by the Audit Committee.

(5)
None of the non-audit services constitute a prohibited activity for our independent auditor under the Sarbanes-Oxley Act of 2002 or related SEC or NYSE regulations.

Policy and Procedures on Engagement and Retention of the Independent Auditor for Audit, Audit-Related and Non-Audit Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy for pre-approving all audit and permissible non-audit services provided by its independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management submits to the Audit Committee for approval a summary of services expected to be rendered during that year for all such services. Prior to engagement, the Audit Committee pre-approves a budget for each category of services. The Audit Committee requires the independent registered public accounting firm and management to report on a quarterly basis the actual fees versus the budget and by category of service. Additional service engagements that may exceed these pre-approved limits must be submitted to the Audit Committee for pre-approval. The Audit Committee of the Board of Directors has considered whether the provision of the services described above under the captions "tax fees" and "all other fees" is compatible with maintaining PricewaterhouseCoopers LLP's independence. The Audit Committee has concluded that these services do not compromise PricewaterhouseCoopers LLP's independence.

        The Audit Committee recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2013.

 PROPOSAL FIVE—SHAREHOLDER PROPOSAL

        The below resolution is sponsored by People for the Ethical Treatment of Animals, 501 Front Street, Norfolk, Virginia 23510.

Prevent Animal Welfare Problems

        RESOLVED, despite a claim that it surpasses compliance with animal welfare laws, our Company has a history of violating the law and our laboratory oversight committee has frequently approved deviations from the regulations; to ensure that the treatment of animals in our facilities meets or exceeds minimal standards, a detailed annual report should be issued to shareholders describing any approved exemptions to or violations of federal requirements and new measures enacted to prevent these in the future.

Supporting Statement

        In 2011, more than 18,000 animals were held or used in-house by our Company. This number does not include the millions of mice and rats held or used by our Company each year who are not covered by the only federal law that offers even minimal protection for animals used in experiments.

        More than 5,000 non-human primates were held or experimented on by our Company last year. Primates are highly intelligent and social animals whose complex needs can never be fully met inside a laboratory, but our federal government makes an attempt by mandating enrichment such as toys or varied food items.(1),(2) Additionally, since primates, just as humans, rely on relationships with others of their own species for their mental and emotional health, federal law mandates that they should not be caged alone. Indeed, "social interactions are considered to be one of the most important factors influencing the psychological well-being of most nonhuman primates."(3)

        Yet primates are often denied these minimal considerations at Charles River facilities. In 2011 alone, our Company approved deviations from the law an astounding 677 times. Hundreds of monkeys were denied in-cage enrichment or companionship up to months at a time,(4) which has been shown to be traumatic. The amount of time primates spend caged alone correlates with self-harm—self-biting, self-hitting, head-banging, or hair-pulling.(5) Our Company has previously been cited by the government for failing to provide special attention to a primate who had signs of hair pulling so severe that the inspector noticed marked hair loss on the animal's entire back.

        Furthermore, two primates were killed in Charles River facilities last year due to "gavage error." Gavage, or force-feeding, means forcing a tube through the nose or mouth and into the stomach so that a test substance can be pumped in. The primates were found dead in their cages and likely experienced considerable suffering. Nine animals have died this way since 2009.

        In light of these concerns and its responsibility for millions of animals in its facilities each year, our Company should provide shareholders with a detailed report describing any approved exemptions to or violations of the law and how they will be prevented in the future.

        We urge shareholders to vote FOR this proposal.

YOUR COMPANY'S RESPONSE

        At Charles River, we recognize that humane care is not only a scientific necessity, but also a moral imperative. We are responsible to both the scientific community and the public for the health and well-being of the animals in our care. We take our stewardship of the animals in our care very seriously and are committed to applying the highest standards of humane care and use to them.

        This proposal is not in your interests for the following reasons:

  1.
  Charles River already has a strong commitment to animal welfare.

  2.
  Charles River disagrees with PETA's interpretation of the facts contained in its statement in support of its proposal.

  3.
  Charles River complies with applicable federal, state and local animal welfare regulations, including all required reporting elements.

(1)
http://www.gpo.gov/fdsys/pkg/CFR-2009-title9-vol1/xml/CFR-2009-title9-vol1-chapl-subchapA.xml

(2)
http://grants.nih.gov/grants/olaw/Guide-for-the-care-and-use-of-Laboratory-animals.pdf

(3)
National Research Council. Psychological Well-being of Nonhuman Primates. Washington, DC: National Academy Press, 1998.

(4)
http://www.aphis.usda.gov/animal_welfare/efoia/index.shtml

(5)
Balcombe et al. 2011. Journal of Applied Animal Welfare Science. 14, 361-370.

  4.
  We believe that this proposal:

    •
    would do nothing to advance animal welfare;

    •
    would require an additional report of information that is substantially already publicly available through our annual reports and inspection reports; and

    •
    would harm Charles River's business through the unnecessary diversion of our employees and additional costs required to create a superfluous report.

        First, we continue to maintain a strong and long-standing commitment to animal welfare. The humane care and use of research animals is one of Charles River's core values. This is embodied through our Humane Care Initiative, which is designed to raise awareness and provide training to all Charles River employees as to: (1) the importance of the humane care and treatment of our animals, (2) how appropriate care can affect research and potentially the success of drug development, and (3) how to report concerns and questions regarding the welfare of animals. Information about our entire Humane Care Initiative is available on our website at www.criver.com in the "About Us" section.

        Second, we disagree with PETA's interpretation of the facts contained in its supporting statement. Our research facilities have full-time veterinarians, behavior specialists and other animal care staff committed to assuring animal welfare and well-being. We have a strong historical record of both compliance with applicable laws and regulations, and utilization of enrichment activities for animals that goes beyond applicable rules.

        Our facilities undergo regular, unannounced inspections by the USDA as part of its oversight program to ensure animal research facilities are in compliance with the Animal Welfare Act (AWA) regulations. Our sites have species-specific written plans for environment enhancement to promote psychological well-being, as required by the AWA. These plans and supporting documentation are regularly reviewed and updated by us to ensure that they are consistent with currently accepted professional standards, and are reviewed by the USDA during their regular inspections. These inspection reports are available to the public through the USDA's website. In addition, these same research facilities are accredited by the Association for the Assessment and Accreditation of Laboratory Animal Care International (AAALAC International), a recognized independent accreditation authority overseeing animal care and use programs. Environment enhancement plans, social housing and enrichment activities for animals are some of the many elements that AAALAC International focuses on as part of the accreditation process.

        Third, we strongly disagree with PETA's characterization of the findings it does reference. In compliance with the Animal Welfare Act, Charles River submits an annual report to the USDA's Animal Care Regional Director. Included in this report are assurances that: (1) professionally acceptable standards governing the care, treatment and use of animals prior to, during and following research, and teaching and testing, were followed by the facility; (2) alternatives to painful procedures were considered; and (3) that the facility adhered to the standards and regulations under the Act. The Act has provisions for the Institutional Animal Care and Use Committee (IACUC) to exempt individual animals from participation in some or all of the otherwise required environment enhancement plans for scientific reasons set forth in the research proposal. As specified in the Act, and in order to be fully compliant with the Act, Charles River reports all scientifically justified, IACUC-approved exemptions to any part of the environment enhancement plan to the USDA in the required annual report. The annual report and the information contained in the report are reviewed for compliance with the Act by the USDA during the regular, unannounced facility inspections. The annual reports are available to the public through the USDA's website.

        We acknowledge that PETA's proposal also addresses disclosure of new measures that Charles River has taken to improve upon its animal welfare activities. As discussed above, we make information about our entire Humane Care Initiative available on our website at www.criver.com in the "About Us" section.

        We recognize and acknowledge that we may not be in agreement with PETA on most issues regarding medical testing and research involving animals. We wish to stress that animal research is required by federal regulation and is ethically appropriate before new medicines are tested on human beings. The result is life-saving new medicines that benefit both humans and animals, and we are proud that this research is an important part of our business model.

        After careful consideration, your Board of Directors recommends a vote AGAINST this proposal.

 OTHER MATTERS

Shareholder Proposals for 2014 Proxy Statement

        Shareholders who wish to present proposals for inclusion in the proxy statement relating to our Annual Meeting of Shareholders to be held in 2014 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible, shareholder proposals must be received by our Corporate Secretary no later than November 29, 2013.

        Under our By-laws, if a shareholder wishes to present a proposal before the 2014 Annual Meeting separately from the Rule 14a-8 process, such shareholder must give written notice to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. The Corporate Secretary must receive such notice not less than 90 days nor more than 120 days prior to May 7, 2014, provided that, if the 2014 Annual Meeting is not held within 30 days before or after May 7, 2014, then such nomination or proposal must be delivered to or mailed and received by the Corporate Secretary no later than the later of the close of business on the 70th day prior to May 7, 2014 or the close of business on the 10th day following the date on which public announcement of the date of the meeting is made by us.

Obtaining Additional Information about Us

        The Notice of Meeting, this Proxy Statement, the enclosed proxy and our Annual Report to Shareholders for the year ended December 29, 2012 are being mailed to shareholders on or about March 29, 2013. Our Annual Report to Shareholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 (other than exhibits thereto), as filed with the SEC. The Form 10-K provides additional information about us. Exhibits will be provided upon written request and payment of an appropriate processing fee. A copy of our Annual Report on Form 10-K (with exhibits) for the year ended December 29, 2012 can also be found on the SEC website at www.sec.gov. In additional, shareholders may request a copy of the Annual Report on Form 10-K, without charge, by writing to David P. Johst, Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887.

Certain Matters Relating to Proxy Materials and Annual Reports

        We satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from affected shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Computershare Investor Services., P.O. Box 43078, Providence, RI 02940-3078, telephone 1-877-282-1168, website: http://www.computershare.com/investor. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your broker or bank.

Other Business

        The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By order of the Board of Directors: David P. Johst Corporate Secretary

Wilmington, Massachusetts
March 29, 2013

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

 APPENDIX A

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS(1)
(dollars in thousands, except for per share data)

	Twelve Months Ended
	December 29, 2012	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008
Net income (loss) attributable to common shareholders	$97,295	$109,566	$(336,669)	$114,441	$(524,505)
Less: Discontinued operations	4,252	5,545	8,012	(1,399)	(3,283)

Net income (loss) from continuing operations	101,547	115,111	(328,657)	113,042	(527,788)
Add back:
Amortization related to acquisitions	18,067	21,795	24,405	25,717	26,725
Severance related to cost-savings actions	2,580	5,462	16,504	16,344	—
Impairment and other items(2)	3,963	473	384,896	3,939	706,689
Adjustment of acquisition-related contingent consideration and related items	—	(721)	2,865	—	—
Operating losses for PCS China, PCS Massachusetts and PCS Arkansas	3,738	6,471	13,387	3,988	—
Costs associated with the evaluation of acquisitions	3,774	215	8,319	3,246	1,125
Acquisition agreement termination fee	—	—	30,000	—	—
Gain on settlement of life insurance policy	—	(7,710)	—	—	—
U.S. pension curtailment	—	—	—	—	(3,276)
Gain on sale of U.K. real estate	—	—	—	(839)	—
Write-off of deferred financing costs related to debt extinguishment	—	1,450	4,542	—	—
Loss on sale of auction rate securities	712	—	—	—	—
Convertible debt accounting, net(3)	14,741	13,978	12,948	11,106	8,432
Deferred tax revaluation	—	—	—	—	763
Tax benefit from disposition of Phase I clinical business	—	(11,111)	—	—	—
Massachusetts tax law change	—	—	—	—	1,897
Reduction of tax benefits—PCS Massachusetts	—	—	—	719	—
Costs and taxes associated with corporate legal entity restructuring and repatriation	—	1,637	15,689	(1,084)	(4,045)
Tax effect on amortization, severance, impairment and other charges	(16,604)	(15,710)	(59,274)	(22,228)	(15,970)

Net income, excluding specified charges (Non-GAAP)	$132,518	$131,340	$125,624	$153,950	$194,552

Weighted average shares outstanding—Basic	47,912,135	50,823,063	62,561,294	65,366,319	67,273,748
Effect of dilutive securities:
2.25% senior convertible debentures	—	—	—	—	776,387
Stock options and contingently issued restricted stock	494,185	495,179	558,229	267,650	1,009,781
Warrants	—	—	—	1,926	87,420

Weighted average shares outstanding—Diluted	48,406,320	51,318,242	63,119,523	65,635,895	69,147,336

Basic earnings (loss) per share	$2.03	$2.16	$(5.38)	$1.75	$(7.80)
Diluted earnings (loss) per share	$2.01	$2.14	$(5.38)	$1.74	$(7.80)
Basic earnings per share, excluding specified charges (Non-GAAP)	$2.77	$2.58	$2.01	$2.36	$2.89
Diluted earnings per share, excluding specified charges (Non-GAAP)	$2.74	$2.56	$1.99	$2.35	$2.81

(1)
Solely for purposes of demonstrating executive compensation trends, this Proxy Statement contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude: non-cash goodwill and other asset impairments in the 2010 and 2008; amortization of intangible assets and other charges related to our acquisitions;

A-1

  expenses associated with evaluating acquisitions (including costs related to the termination of acquisitions),charges and operating losses attributable to our businesses we plan to close or divest (or have closed or divested) and other related miscellaneous expenses; severance costs associated with our cost-saving actions; adjustments to contingent considerations related to businesses we have acquired; fees and taxes associated with corporate subsidiary restructurings and the repatriation of cash into the United States; write-offs of deferred financing costs related to the extinguishment of debt; the additional interest recorded as a result of the adoption in 2009 of an accounting standard related to our convertible debt accounting which increased interest and depreciation expense; gains from the sale of U.K. real estate; the gain on the curtailment of our U.S. defined benefit plan in 2008; a gain recognized upon the settlement of a life insurance policy of a former officer income from tax settlements related to our discontinued operations; charges in connection with a deferred tax revaluation; deferred financing costs related to our amended credit facilities; taxes associated with the disposition of our Phase I clinical business; and the positive impact of adjustments to contingent consideration payable for earlier acquisitions. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions (and in certain cases, the evaluation of such acquisitions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and the underlying costs associated with such activities do not recur on a regular basis. Non-GAAP results also allow investors to compare the Company's operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this Proxy Statement are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this Proxy Statement to the most directly comparable GAAP financial measures are set forth in this table, and can also be found on the Company's website at ir.criver.com.

(2)
Reported results in 2012 include: (i) the impairment of long-lived assets for certain RMS Europe facilities; (ii) the gain on the sale of land for an RMS facility; and (iii) an inventory write-off associated with a dispute concerning large model inventory held at a vendor which the Company believes is non-recoverable. Reported results in 2011 include: (i) asset impairments associated with certain RMS and PCS operations; (ii) gains on the disposition of RMS facilities in Michigan and Europe; (iii) costs associated with exiting a defined benefit plan in RMS Japan; and (iv) costs associated with vacating a corporate leased facility. Reported results in 2010 primarily include to goodwill and asset impairments associated with the Company's PCS business segment. Additionally, these amounts were reduced by $4.3 million to account for the portion of the asset impairment charge associated with the non-controlling interest in the company's PCS facility in China. Reported results in 2009 primarily include an asset impairment and costs associated with the Company's planned disposition of its PCS facility in Arkansas, as well as additional miscellaneous expenses. Reported results in 2008 primarily include a goodwill impairment related to the Company's PCS business segment, as well as asset impairments and other charged related to the sale of the Company's Vaccine business in Mexico and closure of the Company's facility in Hungary; the disposition of and accelerated exit from the Company's Worcester, MA facility; severance costs related to cost-saving actions and advisory fees incurred in connection with repatriation of accumulated foreign earnings.

(3)
Reported results in 2012, 2011, 2010, 2009, and 2008 include the impact of convertible debt accounting adopted at the beginning of 2009, which increased interest expense by $14.5 million, $13.8 million, $12.7 million, $11.9 million, and $11.1 million and depreciation expense by $0.2 million, $0.2 million, $0.2 million, $0.2 million, and $0.1 million, respectively; and capitalized interest by $1.0 million in 2009 and $2.8 million in 2008.

A-2

 APPENDIX B

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
2007 INCENTIVE PLAN
Originally adopted by the Board of Directors on March 22, 2007;
approved by the shareholders on May 8, 2007;
amended by the Board of Directors on February 13, 2009;
amended by the Compensation Committee of the Board of Directors on March 18, 2009;
re-approved by the shareholders on May 7, 2009
amended by the Board of Directors on March 22, 2011;
re-approved by the shareholders on May 10, 2011
amended by the Board of Directors on March 22, 2013;
re-approved by the shareholders on May     , 2013.

1.     ADMINISTRATION

        Subject to the express provisions of the Plan, the Administrator has the authority to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to implement the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant's consent, alter the terms of the Award so as to affect adversely the Participant's rights under the Award, unless the Administrator has expressly reserved the right to do so. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator shall exercise its discretion consistent with qualifying the Award for such exception.

2.     LIMITS ON AWARDS UNDER THE PLAN

        a.    NUMBER OF SHARES.    Subject to adjustments as provided in Section 5, the total number of shares of Stock subject to Awards granted under the Plan, in the aggregate, may not exceed 18,664,000 (the "Fungible Pool Limit"). Each share of Stock issued or to be issued in connection with any Full-Value Award shall be counted against the Fungible Pool Limit as 2.3 Fungible Pool Units. Stock Options, SARs and other Awards that do not deliver the full value at grant thereof of the underlying shares of Stock and that expire no more than seven (7) years from the date of grant shall be counted against the Fungible Pool Limit as one (1.0) Fungible Pool Unit. (For these purposes, the number of shares of Stock taken into account with respect to a SAR shall be the number of shares of Stock underlying the SAR at grant (i.e., not the final number of shares of Stock delivered upon exercise of the SAR)). For purposes of the preceding sentence, shares that have been forfeited or cancelled in accordance with the terms of the applicable Award shall not be considered to have been delivered under the Plan, but shares held back in satisfaction of the exercise price or tax withholding requirements from shares that would otherwise have been delivered pursuant to an Award will be considered to have been delivered under the Plan. In addition, shares of Stock that have been repurchased by the Company with proceeds obtained in connection with the exercise of outstanding Awards shall not be added into the pool of available shares. Any shares of Stock that again become available for grant pursuant to this Section 2(a) shall be added back to the pool of available shares. For purposes of clarity, in calculating the number of shares of stock remaining under the Fungible Pool Limit, the Administrator will not increase the number of available Fungible Pool Units for shares of Stock delivered under an Award (i.e. previously acquired Shares tendered by the Participant in payment of the exercise price or of withholding taxes). The Administrator shall determine the appropriate methodology for calculating the number of shares of Stock issued pursuant to the Plan.

        b.    TYPE OF SHARES.    Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

        c.    CERTAIN SHARE LIMITS.    The maximum number of shares of Stock for which Stock Options may be granted to any person annually from and after adoption of the Plan and prior to March 22, 2017, the maximum number of shares of Stock subject to SARs granted to any person annually during such period and the aggregate maximum number of shares of Stock subject to other Awards that may be delivered (or the value of which may be paid) to any person annually during such period shall each be 2,000,000. For purposes of the preceding sentence, the repricing of a Stock Option or SAR shall be treated as a new grant to the extent required under Section 162(m), PROVIDED, no such repricing shall be permitted except in accordance with Section 4.a.(10) of this Plan. Each person eligible to participate in the Plan shall be eligible to receive Awards covering up to the full number of shares of Stock then available for Awards under the Plan. No Awards may be granted under the Plan after March 22 2017, but previously granted Awards may extend beyond that date.

        d.    OTHER AWARD LIMITS.    No more than $3,000,000 may be paid to any individual with respect to any Cash Performance Award (other than an Award expressed in terms of shares of Stock or units representing Stock, which shall instead be subject to the limit set forth in Section 2.c. above). In applying the dollar limitation of the preceding sentence: (A) multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year with or within the same fiscal year of the Company shall be subject in the aggregate to one limit of such amount, and (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of such amount.

3.     ELIGIBILITY AND PARTICIPATION

        The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

4.     RULES APPLICABLE TO AWARDS

  a.
  ALL AWARDS

  (1)
  TERMS OF AWARDS. All Awards of Stock Options and SARs granted hereunder shall have a term of not to exceed seven years from the date of grant. The Administrator shall determine all other terms of all Awards subject to the limitations provided herein.

  (2)
  PERFORMANCE CRITERIA. Where rights under an Award depend in whole or in part on satisfaction of Performance Criteria, actions by the Company that have an effect, however material, on such Performance Criteria or on the likelihood that they will be satisfied will not be deemed an amendment or alteration of the Award.

  (3)
  ALTERNATIVE SETTLEMENT. The Company may at any time extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 2) or other property on such terms as the Administrator determines, PROVIDED the holder of the Award consents to such exchange, PROVIDED FURTHER, no such exchange will be made where the cash, Stock or property to be received has a fair market value greater than the Award being extinguished, or where any such exchange would violate Section 4.a.(10) of this Plan.

    (4)
    TRANSFERABILITY OF AWARDS. Awards may not be transferred other than by will or by the laws of descent and distribution and during a Participant's lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

    (5)
    VESTING, ETC. Without limiting the generality of Section 1, the Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Unless otherwise provided by Section 4.e with respect to Performance Awards or if the Administrator expressly provides otherwise:

    (A)
    immediately upon the cessation of a Participant's employment or other service relationship with the Company and its Affiliates, all Awards (other than Stock Options and SARs) held by the Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to such cessation of employment or other service relationship will be forfeited if not then vested and, where exercisability is relevant, will cease to be exercisable;

    (B)
    except as provided in (C) and (D) below, all Stock Options and SARs held by a Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to the cessation of the Participant's employment or other service relationship for reasons other than death, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 4.a.(5), and shall thereupon terminate;

    (C)
    all Stock Options and SARs held by a Participant (or by a permitted transferee under Section 4.a.(4)) immediately prior to the Participant's death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the Participant's death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 4.a.(5), and shall thereupon terminate; and

    (D)
    all Stock Options and SARs held by a Participant (or by a permitted transferee of the Participant under Section 4.a.(4)) whose cessation of employment or other service relationship is determined by the Administrator in its sole discretion to result from reasons which cast such discredit on the Participant as to justify immediate termination of the Award shall immediately terminate upon such cessation.

      Unless the Administrator expressly provides otherwise, a Participant's "employment or other service relationship with the Company and its Affiliates" will be deemed to have ceased, in the case of an employee Participant, upon termination of the Participant's employment with the Company and its Affiliates (whether or not the Participant continues in the service of the Company or its Affiliates in some capacity other than that of an employee of the Company or its Affiliates), and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its Affiliates in some other capacity).

    (6)
    TAXES. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements. In no event shall Stock be tendered or held back by the Company in excess of the minimum amount required to be withheld for Federal, state, and local taxes. As provided in Section 2(a) of this Plan, in the event shares of Stock are held back from an Award in satisfaction of tax withholding requirements, such shares will nonetheless be considered to have been delivered under the Plan.

    (7)
    DIVIDEND EQUIVALENTS, ETC. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to any Full Value Award if and in such manner as it deems appropriate.

    (8)
    RIGHTS LIMITED. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

    (9)
    SECTION 162(m). The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify. In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. In the case of a Performance Award intended to qualify as performance-based for the purposes of Section 162(m), except as otherwise permitted by the regulations at Treas. Regs. Section 1.162-27: (i) the Administrator shall pre-establish in writing one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)); (ii) payment of the Award shall be conditioned upon prior certification by the Administrator that the Performance Criteria have been satisfied; and (iii) if the Performance Criteria with respect to the Award are not satisfied, no other Award shall be provided in substitution of the Performance Award. The provisions of this Section 6.a.(9) shall be construed in a manner that is consistent with the regulations under Section 162(m).

    (10)
    OPTION AND SAR REPRICING. Options and SARs may not be repriced, or replaced or repurchased for cash, without the approval of the shareholders of the Company.

  b.
  AWARDS REQUIRING EXERCISE

  (1)
  TIME AND MANNER OF EXERCISE. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award or adequate provision therefore, as set forth in Section 4(b)(3); and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

  (2)
  EXERCISE PRICE. The Administrator shall determine the exercise price of each Stock Option and SAR; PROVIDED, that each Stock Option and SAR must have an exercise price that is not less than the fair market value of the Stock subject to the Stock Option and SAR, determined as of the date of grant. An ISO granted to an Employee described in Section 422(b)(6) of the Code must have an exercise price that is not less than 110% of such fair market value.

    (3)
    PAYMENT OF EXERCISE PRICE, IF ANY. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator (with the consent of the optionee of an ISO if permitted after the grant), (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Administrator approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of a promissory note of the person exercising the Award to the Company, payable on such terms as are specified by the Administrator, (iii) if the Stock is publicly traded, by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment; and (b) where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

    (4)
    GRANT OF STOCK OPTIONS. Each Stock Option awarded under the Plan shall be deemed to have been awarded as a non-ISO (and to have been so designated by its terms) unless the Administrator expressly provides for ISO treatment that the Stock Option is to be treated as an ISO.

  c.
  AWARDS NOT REQUIRING EXERCISE

        Awards of Restricted Stock and Unrestricted Stock may be made in return for either (1) services determined by the Administrator to have a value not less than the par value of the Awarded shares of Stock, or (2) cash or other property having a value not less than the par value of the Awarded shares of Stock plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

  d.
  AWARDS OF FULL-VALUE AWARDS

        Notwithstanding Section 4(a)(5) of this Plan, (1) Full-Value Awards to Participants other than non-employee members of the Board of Directors that are not Performance Awards shall vest (i.e., become free of forfeiture restrictions) over a period of time at least three years or more from the date of grant, and (2) Full-Value Awards that are Performance Awards shall be subject to the attainment of Performance Criteria which require at least 12 months to achieve; PROVIDED, however that Full-Value Awards that aggregate not more than 5% of the number of shares reserved for issuance under the Plan may be awarded without the vesting requirements set forth in clauses (1) and (2). For purposes of clarity, Full-Value Awards issued to non-employee members of the Board of Directors will not be included in determining whether the 5% threshold in the prior sentence has been achieved.

  e.
  PERFORMANCE AWARDS

        Performance Awards may be granted to Participants as follows:

    (1)
    Prior to the grant of any Performance Award, the Administrator shall establish for each such award (i) performance levels at which 100% of the award shall be earned and a range (which need not be the same for all awards) within which greater and lesser percentages shall be earned and (ii) a performance period (which shall not be less than 12 months) which shall be determined at time of grant.

    (2)
    With respect to the performance levels to be established pursuant to paragraph 4.e.(1), the specific measures for each grant shall be established by the Administrator at the time of such grant. In creating these measures, the Administrator may establish the specific goals based upon or relating to any Performance Criteria (as defined below).

    (3)
    Except as otherwise provided in paragraph 4.e.(5), the percentage of each Performance Award to be distributed to an employee shall be determined by the Administrator on the basis of the performance levels established for such award and on the basis of individual performance in satisfaction of the Performance Award during such period. Any Performance Award, as determined and adjusted pursuant to this paragraph and paragraphs 4.e.(5-8) is herein referred to as a "Final Award". No distribution of any Final Award (or portion thereof) shall be made if the minimum performance level applicable to the related Performance Award is not achieved during the applicable performance period or, unless otherwise determined by the Administrator, if the employment of the employee to whom the related Performance Award was granted shall terminate for any reason whatsoever (including death) within 12 months after the date the Performance Award was granted.

    (4)
    All Final Awards which have vested in accordance with the provisions of paragraphs 4.e.(5-10) shall be granted as soon as practicable following the end of the related vesting period. Final awards shall be granted in the form of Restricted Stock, Unrestricted Stock, Deferred Stock, Cash Performance Awards, or cash or any combination thereof, as the Administrator shall determine.

    (5)
    Payment of any Final Award (or portion thereof) to an individual employee shall be subject to the continued rendering of services as an employee (unless this condition is waived by the Administrator). If the Administrator shall determine that such employee has failed to satisfy such conditions precedent, all Performance Awards granted to such employee which have not become Final Awards, and all Final Awards which have not been paid pursuant to paragraph 4.e.(10) shall be immediately canceled. Upon termination of an employee's employment other than by death (whether such termination is before or after a Performance Award shall have become a Final Award), the Administrator may, but shall not in any case be required to, waive the condition precedent of continuing to render services.

    (6)
    If, upon termination of an employee's employment prior to the end of any performance period for a reason other than death, the Administrator shall determine to waive the condition precedent of continuing to render services as provided in paragraph 4.e.(5), the Performance Award granted to such employee with respect to such performance period shall be reduced pro rata based on the number of months remaining in the performance period after the month of such termination and such awards will be paid at the time they would have been paid absent an employment termination. The Final Award for such employee shall be determined by the Administrator (i) on the basis of the performance levels established for such award (including the minimum performance level) and the performance level achieved through the end of the performance period and (ii) in the discretion of the Administrator, on the basis of individual performance during the period prior to such termination. A qualifying leave of absence, determined in accordance with procedures established by the Administrator, shall not be deemed to be a termination of employment but, except as otherwise determined by the Administrator, the employee's Performance Award will be reduced pro rata based on the number of months during which such person was on such leave of absence during the performance period. A Performance Award shall not vest during a leave of absence granted an employee for local, state, provincial, or federal government service.

    (7)
    Upon termination of an employee's employment by reason of death prior to the end of any performance period, the Performance Award granted to such employee with respect to such performance period, except as otherwise provided in paragraph 4.e.(3), shall be reduced pro rata based on the number of months remaining in the performance period after the month of such employee's death. The percentage of the reduced Performance Award to be distributed to such employee shall be determined by the Administrator (i) on the basis of the performance levels established for such award (including the minimum performance level) and the performance level achieved through the end of the fiscal year during which such employee died and (ii) in the discretion of the Administrator, on the basis of individual performance during the applicable period. Such Final Awards will immediately vest and be paid as promptly as practicable.

    (8)
    If an employee is promoted during the performance period with respect to any Performance Award, such Performance Award may, in the discretion of the Administrator, be increased to reflect such employee's new responsibilities.

    (9)
    Performance Awards that have become Final Awards may be subject to a vesting schedule established by the Administrator. Except as otherwise provided in this Plan, no Final Award (or portion thereof) subject to a vesting schedule shall be paid prior to vesting and the unpaid portion of any Final Award shall be subject to the provisions of paragraph 4.e.(5). The Administrator shall have the authority to modify a vesting schedule as may be necessary or appropriate in order to implement the purposes of this Plan.

    (10)
    No holder of a Performance Award shall have any rights to dividends or interest or other rights of a stockholder with respect to a Performance Award prior to such Performance Award's becoming a Final Award.

    (11)
    To the extent that any employee, former employee, or any other person acquires a right to receive payments or distributions under this Plan with respect to a Performance Award, such right shall be no greater than the right of a general unsecured creditor of the Company. All payments and distributions to be made hereunder shall be paid from the general assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee, former employee, or any other person.

5.     EFFECT OF CERTAIN TRANSACTIONS

        a.     MERGERS, ETC. Immediately prior to a Covered Transaction (other than an Excluded Transaction in which the outstanding Awards have been assumed or substituted for as provided below), all outstanding Awards shall vest and, if relevant, become exercisable, all Performance Criteria and other conditions to any Award shall be deemed satisfied (and with respect to any Performance Awards, satisfied to the extent that Final Awards with respect thereto shall have been deemed to have been awarded in accordance with Section 4.e (subject to the discretion of the Administrator as to the satisfaction of performance levels of the Performance Award)), and all deferrals measured by reference to or payable in shares of Stock shall be accelerated. Upon consummation of a Covered Transaction, all Awards then outstanding and requiring exercise or delivery shall terminate unless assumed by an acquiring or surviving entity or its affiliate as provided below.

        In the event of a Covered Transaction, the Administrator may provide for substitute or replacement Awards from, or the assumption of Awards by, the acquiring or surviving entity or its affiliates on such terms as the Administrator determines.

  b.
  CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

  (1)
  BASIC ADJUSTMENT PROVISIONS. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 2.a. and to the maximum share limits described in Section 2.c., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

  (2)
  CERTAIN OTHER ADJUSTMENTS. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than those provided for in Section 5.a. and 5.b.(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; PROVIDED, that no such adjustment shall be made to the maximum share limits described in Section 2.c., or otherwise to an Award intended to be eligible for the performance-based exception under Section 162(m), except to the extent consistent with that exception, nor shall any change be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Code.

  (3)
  CONTINUING APPLICATION OF PLAN TERMS. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 5.b.(1) or 5.b.(2) above.

6.     LEGAL CONDITIONS ON DELIVERY OF STOCK

        The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the Company's counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

7.     AMENDMENT AND TERMINATION

        Subject to the last sentence of Section 1, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; PROVIDED, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required under the rules of the New York Stock Exchange (which includes any "material revision" as defined under the rules of the New York Stock Exchange) or in order for the Plan to continue to qualify under Section 422 of the Code and for Awards to be eligible for the performance-based exception under Section 162(m).

8.     NON-LIMITATION OF THE COMPANY'S RIGHTS

        The existence of the Plan or the grant of any Award shall not in any way affect the Company's right to award a person bonuses or other compensation in addition to Awards under the Plan.

9.     GOVERNING LAW

        The Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts without reference to principles of conflicts of laws.

10.   DEFINED TERMS.

        The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

  "ADMINISTRATOR": The Board or, if one or more has been appointed, the Committee. With respect to ministerial tasks deemed appropriate by the Board or Committee, the term "Administrator" shall also include such persons (including Employees) to whom the Board or Committee shall have delegated such tasks.

  "AFFILIATE": Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

  "AWARD": Any or a combination of the following (which shall include any Final Award with respect to the following):

    (i)
    Stock Options.

    (ii)
    SARs.

    (iii)
    Restricted Stock.

    (iv)
    Unrestricted Stock.

    (v)
    Deferred Stock.

    (vi)
    Cash Performance Awards.

    (vii)
    Other Performance Awards.

    (viii)
    Grants of cash made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant.

  "BOARD": The Board of Directors of the Company.

  "CASH PERFORMANCE AWARD": A Performance Award payable in cash. The right of the Company under Section 4.a.(3) (subject to the consent of the holder of the Award as therein provided) to extinguish an Award in exchange for cash or the exercise by the Company of such right shall not make an Award otherwise not payable in cash a Cash Performance Award.

  "CODE": The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

  "COMMITTEE": One or more committees of the Board (including any subcommittee thereof) appointed or authorized to make Awards and otherwise to administer the Plan. In the case of Awards granted to executive officers of the Company, except as otherwise permitted by the regulations at Treas. Regs. Section 1.162-27, the Committee shall be comprised solely of two or more outside directors within the meaning of Section 162(m).

  "COMPANY": Charles River Laboratories International, Inc.

  "COVERED TRANSACTION": Any of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in any individual, entity or "group" (within the meaning of section 13(d) of the Securities Exchange Act of 1934) acquiring the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) directly or indirectly of more than 50% of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company.

  "DEFERRED STOCK": A promise to deliver Stock or other securities in the future on specified terms.

  "EMPLOYEE": Any person who is employed by the Company or an Affiliate.

  "EXCLUDED TRANSACTION": A Covered Transaction in which

    (i)
    the shares of common stock of the Company or the voting securities of the Company entitled to vote generally in the election of directors are acquired directly from the Company; or

    (ii)
    the shares of common stock of the Company or the voting securities of the Company entitled to vote generally in the election of directors are acquired by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

    (iii)
    (a) the beneficial owners of the outstanding shares of common stock of the Company, and of the securities of the Company entitled to vote generally in the election of directors, immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportions immediately following such transaction more than 50% of the outstanding shares of common stock and of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) resulting from such transaction and (b) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the board of directors at the time of the execution of the initial agreement, or of the action of the Board, authorizing such transaction.

  "FULL-VALUE AWARD": an Award other than an Option or SAR, and which is settled by the issuance of shares of Stock or the value of the stated number of shares in cash.

  "FUNGIBLE POOL UNIT": the measuring unit used for purposes of the Plan, as specified in Section 2, to determine the number of Shares which may be subject to Awards hereunder, which shall consist of Shares in the proportions (ranging from 1.0 to 2.3) as set forth in Section 2(a).

  "ISO": A Stock Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

  "PARTICIPANT": An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

  "PERFORMANCE AWARD": An Award subject to Performance Criteria (including any Award that is a Final Award distributed in satisfaction of the vesting of a Performance Award that was subject to Performance Criteria).

  "PERFORMANCE CRITERIA": Specified criteria the satisfaction of which is a condition for the exercisability, vesting or full enjoyment of an Award. For purposes of Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion shall mean an objectively determinable measure of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; liabilities; costs; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; working capital requirements; stock price; stockholder return; sales, contribution or gross margin, of particular products or services; particular operating or financial ratios; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Criterion measure and targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

  "PLAN": The Charles River Laboratories International, Inc. 2007 Incentive Plan as from time to time amended and in effect.

  "PREEXISTING PLANS": Any plan of the Company or its predecessors in existence at or prior to March 22, 2007 under which equity, equity-based or performance cash awards were granted, including, without limitation, the following: (1) Charles River Laboratories International, Inc. 2000 Incentive Plan; (2) Charles River Laboratories Holdings, Inc. 1999 Management Incentive Plan; and (3) Charles River Laboratories International, Inc. 2000 Directors Stock Plan. For the purposes of this definition, "preexisting plans" shall not refer to the Company's Executive Incentive Compensation Plan (EICP).

  "RESTRICTED STOCK": An Award of Stock subject to restrictions requiring that such Stock be redelivered to the Company if specified conditions are not satisfied.

  "SECTION 162(m)": Section 162(m) of the Code.

  "SARS": Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

  "STOCK": Common Stock of the Company.

  "STOCK OPTIONS": Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

  "UNRESTRICTED STOCK": An Award of Stock not subject to any restrictions under the Plan.

11.   SECTION 409A OF THE CODE

        To the extent applicable, the Plan is intended to comply with Section 409A of the Code and the Administrator shall interpret and administer the Plan in accordance therewith. In addition, any provision in this Plan document that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Plan document that is not expressly set forth shall be deemed to be set forth herein, and such Plan shall be administered in all respects as if such provisions were expressly set forth. The Administrator shall have the authority unilaterally to accelerate or delay a payment to which the holder of any Award may be entitled to the extent necessary or desirable to comply with, or avoid adverse consequences under, Section 409A.

12.   EFFECTIVE DATE OF THE PLAN

        The Plan shall be effective as of the date of its approval by the Board, subject to its approval by the stockholders of the Company.

13.   AWARDS UNDER PREEXISTING PLANS

        Upon approval of the Plan by stockholders of the Company as contemplated under Section 12, no further awards shall be granted under the Preexisting Plans; PROVIDED, however, that any shares that have been forfeited or cancelled in accordance with the terms of the applicable award under a Preexisting Plan may be subsequently again awarded in accordance with the terms of such Preexisting Plan.

charles river

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Annual Meeting Proxy Card

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - James C. Foster	☐	☐	02 - Robert J. Bertolini	☐	☐	03 - Stephen D. Chubb	☐	☐
04 - Deborah T. Kochevar	☐	☐	05 - George E. Massaro	☐	☐	06 - George M. Milne, Jr.	☐	☐
07 - C. Richard Reese	☐	☐	08 - Richard F. Wallman	☐	☐			

B Non-Voting Items

Change of Address — Please print new address below.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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NNNNNNNNN NNNNNNN MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNNNNN C 1234567890 J N T 1 5 8 2 0 6 1 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ C123456789 MMMMMMMMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01M5FA 1 U P X + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. + Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5. Annual Meeting Proxy Card For Against Abstain 2. Say on Pay - An advisory vote to approve our executive compensation. 5. Shareholder Proposal submitted by PETA to require annual reports pertaining to exemptions or violations of federal animal welfare laws and newly enacted preventative measures. For Against Abstain 4. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 28, 2013. 01 - James C. Foster 04 - Deborah T. Kochevar 07 - C. Richard Reese 02 - Robert J. Bertolini 05 - George E. Massaro 08 - Richard F. Wallman 03 - Stephen D. Chubb 06 - George M. Milne, Jr. 1. Election of Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 3. Approval of Amendment to 2007 Incentive Plan. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. B Non-Voting Items

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 251 Ballardvale Street Wilmington, MA 01887 (781) 222-6000 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — MAY 7, 2013 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Shareholders to be held at 8:30 a.m. on Tuesday, May 7, 2013 at Wyndham Boston Andover, 123 Old River Road, Andover, MA 01810 and hereby appoints James C. Foster, Thomas F. Ackerman and David P. Johst, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2013 Annual Meeting of Shareholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy. This Proxy may be revoked by the person giving it any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence. This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR all director nominees, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Proxy — CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be Held on May 7, 2013
PROXY SUMMARY
GENERAL INFORMATION
PROPOSAL ONE ELECTION OF DIRECTORS
NOMINEES FOR DIRECTORS
2012 Director Compensation
BENEFICIAL OWNERSHIP OF SECURITIES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
PROPOSAL THREE APPROVAL OF AMENDMENT TO THE 2007 INCENTIVE PLAN
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION AND RELATED INFORMATION
2012 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2012 Year-End
"In the Money" Options at Fiscal Year-End
2012 Option Exercises and Stock Vested
2012 Pension Benefits
2012 Nonqualified Deferred Compensation
Potential Payments upon Termination or Change in Control
REPORT OF THE AUDIT COMMITTEE
PROPOSAL FOUR RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL FIVE—SHAREHOLDER PROPOSAL
OTHER MATTERS
  APPENDIX A
  APPENDIX B